Exhibit 10.1

Execution Version

REVOLVING CREDIT AGREEMENT

dated as of June 29, 2017

CRESCENT CAPITAL BDC, INC.,

as the Initial Borrower

CAPITAL ONE, NATIONAL ASSOCIATION,

as the Administrative Agent, Lead Arranger, Managing Agent and Committed Lender

and

The other Lender Groups from time to time party hereto.

4.6.	Requests for Compensation	63
4.7.	Survival	63
4.8.	Mitigation Obligations; Replacement of Lenders	63

SECTION 5.	SECURITY	64

5.1.	Liens and Security Interest	64
5.2.	The Collateral Accounts; Capital Calls	65
5.3.	Agreement to Deliver Additional Collateral Documents	66
5.4.	Subordination	66
5.5.	Collateral Adjustment Date	67

SECTION 6.	CONDITIONS PRECEDENT TO LENDING	67

6.1.	Obligations of the Lenders	67
6.2.	Conditions to all Loans	70
6.3.	Addition of Qualified Borrowers	70

SECTION 7.	REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES	72

7.1.	Organization and Good Standing	72
7.2.	Authorization and Power	72
7.3.	No Conflicts or Consents	72
7.4.	Enforceable Obligations	73
7.5.	Priority of Liens	73
7.6.	Financial Condition	73
7.7.	Full Disclosure	73
7.8.	No Default	74
7.9.	No Litigation	74
7.10.	Material Adverse Effect	74
7.11.	Taxes	74
7.12.	Principal Office; Jurisdiction of Formation	74
7.13.	ERISA	74
7.14.	Compliance with Law	75
7.15.	Environmental Matters	75
7.16.	Capital Commitments and Contributions	75
7.17.	Fiscal Year	75
7.18.	Investor Documents	75
7.19.	Margin Stock	75
7.20.	Business Development Company Status	76
7.21.	No Defenses	76
7.22.	No Withdrawals Without Approval	76
7.23.	Foreign Asset Control Laws	76
7.24.	Insider	76
7.25.	Investors	77
7.26.	Organizational Structure	77
7.27.	No Brokers	77
7.28.	Financial Condition	77
7.29.	Transaction Information	77
7.30.	Anti-Corruption Laws; Anti-Money Laundering Laws	77

SECTION 8.	AFFIRMATIVE COVENANTS OF THE CREDIT PARTIES	78

8.1.	Financial Statements, Reports and Notices	78
8.2.	Payment of Obligations	81
8.3.	Maintenance of Existence and Rights	82
8.4.	Operations and Properties	82
8.5.	Books and Records; Access	82
8.6.	Compliance with Law	82
8.7.	Insurance	82
8.8.	Authorizations and Approvals	82
8.9.	Maintenance of Liens	82
8.10.	Further Assurances	83
8.11.	Maintenance of Independence	83
8.12.	Investor Financial Information and Confirmation of Unfunded Capital Commitments	83
8.13.	Diversification Requirements	84
8.14.	Compliance with Constituent Documents	84
8.15.	Investor Default	84
8.16.	Collateral Account	84
8.17.	Compliance with Anti Terrorism Laws; Anti-Money Laundering Laws	84
8.18.	Solvency	85
8.19.	Returned Capital	85

SECTION 9.	NEGATIVE COVENANTS	85

9.1.	Credit Party Information	85
9.2.	Mergers, Etc	85
9.3.	Limitation on Liens	85
9.4.	Fiscal Year and Accounting Method	86
9.5.	Transfer of Interests; Admission of Investors	86
9.6.	Constituent Documents	86
9.7.	Transfer of Managing Entities’ Interest	87
9.8.	Negative Pledge	87
9.9.	Limitation on Withdrawals	87
9.10.	Anti-Corruption Laws; Anti-Money Laundering Laws	88
9.11.	Limitation on Indebtedness	88
9.12.	Capital Commitments	88
9.13.	Capital Calls	88
9.14.	ERISA Compliance	88
9.15.	Dissolution	89
9.16.	Environmental Matters	89
9.17.	Limitations on Distributions	89
9.18.	Limitation on Collateral Account Withdrawals	89
9.19.	Fund Structure	89
9.20.	Limitations of Use of Loan Proceeds	90
9.21.	Capital Returns	90
9.22.	Commitment Period Termination Date	90

9.23.	Transactions with Affiliates	90
9.24.	Deposits to Collateral Accounts	90
9.25.	Deemed Capital Contributions	91
9.26.	Transaction Information	91

SECTION 10.	EVENTS OF DEFAULT	91

10.1.	Events of Default	91
10.2.	Remedies Upon Event of Default	94
10.3.	Lender Offset	95
10.4.	Performance by the Administrative Agent	96
10.5.	Good Faith Duty to Cooperate	96

SECTION 11.	AGENCY PROVISIONS	96

11.1.	Appointment and Authorization of Agents	96
11.2.	Delegation of Duties	98
11.3.	Exculpatory Provisions	98
11.4.	Reliance on Communications	98
11.5.	Notice of Default	99
11.6.	Non-Reliance on Agents and Other Lenders	99
11.7.	Indemnification	100
11.8.	Agents in Their Individual Capacity	100
11.9.	Successor Agents	101
11.10.	Reliance by the Borrowers	102
11.11.	Administrative Agent May File Proofs of Claim	102

SECTION 12.	MISCELLANEOUS	103

12.1.	Amendments	103
12.2.	Sharing of Offsets	105
12.3.	Sharing of Collateral	105
12.4.	Waiver	106
12.5.	Payment of Expenses; Indemnity	106
12.6.	Notice	108
12.7.	Governing Law	110
12.8.	Choice of Forum; Consent to Service of Process and Jurisdiction; Waiver of Trial by Jury	110
12.9.	Invalid Provisions	110
12.10.	Entirety	111
12.11.	Successors and Assigns; Participations	111
12.12.	Defaulting Committed Lenders	117
12.13.	All Powers Coupled with Interest	118
12.14.	Headings	118
12.15.	Survival	118
12.16.	Full Recourse	118
12.17.	Availability of Records; Confidentiality	119
12.18.	USA Patriot Act Notice	120
12.19.	Multiple Counterparts	120
12.20.	No Bankruptcy Petition Against any Conduit Lender	121

12.21.	No Recourse Against any Conduit Lender	121
12.22.	Term of Agreement	121
12.23.	Inconsistencies with Other Documents	121
12.24.	Initial Borrower as Agent	121
12.25.	Judgment Currency	122
12.26.	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	122

SCHEDULES

SCHEDULE I:	Credit Party Information
SCHEDULE II:	Lender Commitments and Related Information
SCHEDULE III:	Credit Party Organizational Structure
SCHEDULE IV:	Schedule of Investors

EXHIBITS

EXHIBIT A:	Form of Borrowing Base Certificate
EXHIBIT B:	Form of Note
EXHIBIT C:	Form of Security Agreement
EXHIBIT D:	Form of Pledge of Collateral Account
EXHIBIT E:	Form of Request for Borrowing
EXHIBIT F:	[Reserved]
EXHIBIT G:	Form of Rollover/Conversion Notice
EXHIBIT H:	Form of Lender Assignment and Assumption
EXHIBIT I:	Form of Qualified Borrower Promissory Note
EXHIBIT J:	Form of Qualified Borrower Guaranty
EXHIBIT K:	[Reserved]
EXHIBIT L:	[Reserved]
EXHIBIT M:	Form of Responsible Officer’s Certificate
EXHIBIT N:	Form of Compliance Certificate
EXHIBIT O:	Form of Lender Joinder Agreement
EXHIBIT P:	Form of Facility Extension/Increase Request
EXHIBIT Q:	Form of Capital Return Certification
EXHIBIT R:	[Reserved]
EXHIBIT S:	Form of U.S. Tax Compliance Certificate
EXHIBIT T:	Form of Subscription Agreement

REVOLVING CREDIT AGREEMENT

THIS REVOLVING CREDIT AGREEMENT, is dated as of June 29, 2017, by and among CRESCENT CAPITAL BDC, INC., a Delaware corporation (the “Initial Borrower”, and collectively with any Qualified Borrowers, the “Borrowers”), the banks and other financial institutions from time to time party hereto as Managing Agents, Conduit Lenders and Committed Lenders (each capitalized term not defined is defined below), and CAPITAL ONE, NATIONAL ASSOCIATION (“Capital One”), as the Administrative Agent (as hereinafter defined) for the Secured Parties.

A.    The Initial Borrower has requested that the Lenders make loans to provide working capital to the Initial Borrower and to any other Borrower becoming a party hereto for purposes permitted under the Constituent Documents (as defined below) of the Credit Parties (as defined below).

B.    The Lenders are willing to make loans upon the terms and subject to the conditions set forth in this Credit Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.	DEFINITIONS

1.1.    Defined Terms. For the purposes of the Loan Documents, unless otherwise expressly defined, the following terms shall have the meanings assigned to them below:

“Account Bank” means State Street Bank and Trust Company, or any successor thereto, or any replacement Account Bank pursuant to Section 5.2(b).

“Adequately Capitalized” means compliance with the capital standards for bank holding companies as described in the Bank Holding Company Act of 1956, as amended, and regulations promulgated thereunder.

“Adjusted LIBOR” means, for any Loan, for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent to be equal to: (a) the quotient obtained by dividing: (i) LIBOR for such Loan for such Interest Period; by (ii) one (1) minus the LIBOR Reserve Requirement for such Loan for such Interest Period; plus (b) the Applicable Margin. If the calculation of Adjusted LIBOR results in an Adjusted LIBOR rate of less than zero (0) (without, for the avoidance of doubt, inclusion of the Applicable Margin), Adjusted LIBOR shall be deemed to be zero (0) (without, for the avoidance of doubt, inclusion of the Applicable Margin) for all purposes of the Loan Documents.

“Administrative Agent” means Capital One, until the appointment of a successor “Administrative Agent” pursuant to Section 11.9 and, thereafter, shall mean such successor Administrative Agent.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Party” means each of the Agents, the Lenders, any Program Support Provider and any permitted assignee or participant of any of the foregoing.

“Affiliate” of any Person means any other Person that, directly or indirectly, controls or is controlled by, or is under common control with, such Person. For the purpose of this definition, “control” and the correlative meanings of the terms “controlled by” and “under common control with” when used with respect to any specified Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting shares, partnership interests, shareholder interests, membership interests or by contract or otherwise.

“Agency Services Address” means the address for the Administrative Agent set forth in Section 12.6, or such other address as may be identified by written notice from the Administrative Agent to the Borrowers and the Lenders from time to time.

“Agent-Related Person” has the meaning provided in Section 11.3.

“Agents” means, collectively, the Administrative Agent, the Lead Arranger, the Managing Agent and any successors and assigns in such capacities.

“Agreement Currency” has the meaning provided in Section 12.25.

“Alternative Currency” means (i) Euro, (ii) Canadian Dollar, (iii) Sterling and (iv) any other non-Dollar currency requested by a Borrower and approved by the Administrative Agent and the Lenders, in their sole discretion.

“Alternative Currency Sublimit” means, at any time, an amount equal to 15% of the Available Commitment at such time.

“Annual Valuation Period” means the “annual valuation period” as defined in 29 C.F.R. §2510.3-101(d)(5) as determined for the Initial Borrower, as applicable.

“Anti-Corruption Laws” shall mean FCPA, the UK Bribery Act of 2010 and any related or similar laws, rules, regulations or guidelines, which in each case are issued, administered or enforced by any Governmental Authority having jurisdiction over any member of the Group, or to which any member of the Group is subject.

“Anti-Money Laundering Laws” shall mean all applicable financial recordkeeping and reporting requirements and the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, which in each case are issued, administered or enforced by any governmental agency having jurisdiction over any member of the Group, or to which any member of the Group is subject.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means (a) with respect to LIBOR Rate Loans, CDOR Rate Loans or CP Rate Loans, 155 basis points (1.55%) per annum and (b) with respect to Reference Rate Loans, 55 basis points (0.55%) per annum.

“Applicable Requirement” means each of the following requirements:

(a)    if such Investor (or such Investor’s Sponsor, Responsible Party or Credit Provider, if applicable) shall be a Rated Investor, and such Investor (or such Investor’s Sponsor, Responsible Party or Credit Provider, as applicable) shall have a Rating of BBB-/Baa3 or higher; and

(b)    if such Investor (or such Investor’s Sponsor, Responsible Party or Credit Provider, if applicable) is:

(i)    a Bank Holding Company, it shall have Adequately Capitalized status or better;

(ii)    an insurance company, it shall have a Best’s Financial Strength Rating of A- or higher;

(iii)    an ERISA Investor or Governmental Plan Investor, or the trustee or nominee of an ERISA Investor or a Governmental Plan Investor, such ERISA Investor or Governmental Plan Investor, as applicable, shall have a minimum Funding Ratio based on the Rating of its Sponsor or Responsible Party, as applicable, as follows:

Sponsor Rating	Minimum Funding Ratio
A-/A3 or higher	No minimum
BBB/Baa2 or higher	90%; or

(iv)    an Endowment Fund Investor, its Sponsor shall either (x) be a party to the Subscription Agreement of such Endowment Fund Investor and jointly and severally liable for such Endowment Fund Investor’s Unfunded Capital Commitment or (y) guarantee the obligations of such Endowment Fund Investor to make its Unfunded Capital Commitment pursuant to an unconditional guarantee or other Credit Link Documents in form and substance satisfactory to the Administrative Agent in its sole discretion.

The first Rating indicated in each case above is the S&P Rating and the second Rating indicated in each case above is the Moody’s Rating. In the event that the S&P and Moody’s Ratings are not equivalent, the Applicable Requirement shall be based on the lower of the two. If any such Person has only one Rating from either S&P or Moody’s, then that Rating shall apply. If the Rating of any Investor (or such Investor’s Sponsor, Responsible Party or Credit Provider, as applicable) falls below the Rating required by this definition, then such Investor shall be deemed to have failed the Applicable Requirement.

“Assignee” has the meaning provided in Section 12.11(b).

“Assignment and Assumption” means the agreement contemplated by Section 12.11(b), pursuant to which any Lender assigns all or any portion of its rights and obligations hereunder, which agreement shall be substantially in the form of Exhibit H.

“Attributable Indebtedness” means, on any date of determination, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Availability Period” means the period commencing on the Closing Date and ending on the Maturity Date.

“Available Commitment” means, at any time of determination, (i) the lesser of (a) the Maximum Commitment at such time and (b) the Borrowing Base then in effect; minus (ii) the FX Reserve Amount on such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of the Bank Recovery and Resolution Directive, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) the then applicable Commission Delegated Regulation (if any) supplementing the Bank Recovery and Resolution Directive in relation to Article 55 thereof.

“Bank Holding Company” means a “bank holding company” as defined in Section 2(a) of the Bank Holding Company Act of 1956, as amended from time to time and any successor statute or statutes, or a non-bank subsidiary of such bank holding company.

“Bank Recovery and Resolution Directive” means Directive 2014/59/EU of the European Parliament and of the Council of the European Union of 15 May 2014.

“BDC SPV” means Crescent Capital BDC Funding, LLC, a Delaware limited liability company.

“Best’s Financial Strength Rating” means a “Best’s Financial Strength Rating” by A.M. Best Company.

“Borrower” and “Borrowers” have the meanings provided in the first paragraph hereof.

“Borrower Party” has the meaning provided in Section 11.1(a).

“Borrowing” means a disbursement made by the Lenders of any of the proceeds of the Loans, and “Borrowings” means the plural thereof.

“Borrowing Base” means, at any time of determination, the sum of (a) ninety percent (90%) of the aggregate Unfunded Capital Commitments of the Included Investors, and (b) sixty percent (60%) of the aggregate Unfunded Capital Commitments of the Designated Investors, in each case as such Unfunded Capital Commitments are first reduced by all applicable Concentration Limits; provided in the event that the Unfunded Capital Commitment of any Investor is increased after the inclusion of such Investor as an Included Investor or Designated Investor, such increased Unfunded Capital Commitment shall not be included in the Borrowing Base unless and until approved by the Administrative Agent and each Lender; provided further, that (i) the foregoing shall be calculated without duplication of any such Unfunded Capital Commitments of HNW Investors to Pooled Vehicle Investors for the corresponding Unfunded Capital Commitments of such Pooled Vehicle Investors, (ii) no Unfunded Capital Commitment of an HNW Investor to a Pooled Vehicle Investor shall be included in the Borrowing Base unless and to the extent that such Pooled Vehicle Investor has a corresponding Unfunded Capital Commitment to the Initial Borrower and (iii) no Unfunded Capital Commitment of a Pooled Vehicle Investor to the Initial Borrower shall be included in the Borrowing Base unless and to the extent that such Pooled Vehicle Investor has corresponding Unfunded Capital Commitments from HNW Investors which are not subject to Exclusion Events that have not been cured in accordance with the provisions hereof. For the avoidance of doubt, the Unfunded Capital Commitments of an Excluded Investor shall be excluded from the Borrowing Base at all times.

“Borrowing Base Certificate” means the certification and spreadsheet setting forth the calculation of the Available Commitment in the form of Exhibit A.

“Business Day” means each of (a) subject to clauses (b), (c) and (d) below, any day of the year except a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Applicable Law to close; (b) in respect of Loans or payments under this Credit Agreement in Euros, any day that is both a Business Day described in clause (a) above and a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euros; (c) if such day relates to any dealings in an Alternative Currency (other than Euros) to be carried out pursuant to this Credit Agreement, any day that is both a Business Day described in clause (a) above and a day in which banks are open for foreign currency exchange business in the principal finance center of the country of such Alternative Currency; and (d) if such day relates to any interest rate settings as to a LIBOR Rate Loan, any fundings, disbursements, settlements and payments in respect of any LIBOR Rate Loan, or any other dealings to be carried out pursuant to this Credit Agreement or the other Loan Documents in respect of any such LIBOR Rate Loan (or any Reference Rate Loan as to which the interest rate is determined by reference to LIBOR), any day that is both a Business Day as determined pursuant to clause (a) above and a day for trading by and between banks in Dollar deposits in the London interbank market.

“Canadian Dollar” means lawful money of Canada.

“Capital Call” means a call upon any or all of the Investors for payment of all or any portion of the Capital Commitments pursuant to and in accordance with, as applicable, the Constituent Documents of the Initial Borrower (or, as applicable, of a Pooled Vehicle Investor) and the Subscription Agreements of the Investors. “Capital Calls” means, where the context may require, all Capital Calls, collectively.

“Capital Commitment” means the capital commitment of the Investors to the Initial Borrower (or, as applicable, to a Pooled Vehicle Investor) in the amount set forth in the applicable Constituent Documents, including, for the avoidance of doubt, “Capital Commitment”, as such term is defined in the Initial Borrower’s or any Pooled Vehicle Investor’s Constituent Documents, as applicable. “Capital Commitments” means, where the context may require, all Capital Commitments, collectively.

“Capital Contribution” means the amount of cash actually contributed by an Investor to the Initial Borrower (or, as applicable, to a Pooled Vehicle Investor) with respect to its Capital Commitment as of the time such determination is made, less amounts refunded to such Investor in accordance with the Initial Borrower’s or any Pooled Vehicle Investor’s Constituent Document. “Capital Contributions” means, where the context may require, all Capital Contributions, collectively.

“Capital Lease” means any lease of any property by any Person or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a consolidated balance sheet of such Person and its Subsidiaries.

“Capital One” has the meaning provided in the preamble hereto.

“Capital Return Certification” means the delivery of an updated Borrowing Base Certificate which includes, in the spreadsheet calculating the Available Commitment, an additional column depicting the Returned Capital distributed to each Investor, along with a certification by a Responsible Officer of the Initial Borrower in the form of Exhibit Q that such amounts have been returned to the Investors and are recallable as Capital Contributions pursuant to a Capital Call under the Initial Borrower’s (and, as applicable, any Pooled Vehicle Investor’s) Constituent Documents.

“Capital Return Notice” means the written notice delivered to an Investor by or on behalf of any Credit Party or Managing Entity for the purpose of making a return of capital pursuant to the applicable Credit Party’s Constituent Document. “Capital Return Notices” means, where the context may require, all Capital Return Notices, collectively.

“Cash Control Event” shall occur if, on any date of determination, (a) an Event of Default has occurred and is continuing; (b) a Potential Default has occurred and is continuing; or (c) a mandatory prepayment has been triggered pursuant to Section 3.5(b), irrespective of whether such prepayment has become due and payable under the grace periods afforded in Section 3.5(b).

“CDOR” means, for any period, the rate per annum equal to the Canadian Dealer Offered Rate, or a comparable or successor rate which is approved by the Administrative Agent, for the relevant period as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time). If the calculation of CDOR results in a CDOR rate of less than zero (0), CDOR shall be deemed to be zero (0) for all purposes of this Credit Agreement.

“CDOR Rate Loan” means a Loan that bears interest at a rate based on CDOR.

“Change in Law” means the occurrence, after the date of this Credit Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means (i) The Crescent Capital Group LP or any of its Affiliates (individually or in the aggregate) shall cease to directly or indirectly own more than 50% of the membership interests of the Investment Advisor or (ii) any Person shall hereafter own or acquire, directly or indirectly, more than 24.9% of the equity interests in the Initial Borrower without the consent of the Administrative Agent which consent shall be based solely upon such Person being KYC Compliant, unless such event occurred without the actual knowledge of the Initial Borrower and the Administrative Agent determines that such Person is KYC Compliant.

“Closing Date” means the date hereof; provided that all of the conditions precedent set forth in Section 6.1 shall be satisfied or waived by the Lenders in writing.

“Collateral” means all of the collateral security for the Obligations as assigned, pledged or granted pursuant to the Collateral Documents.

“Collateral Account” means the “Capital Contribution Account” of the Initial Borrower listed on Schedule I hereto.

“Collateral Account Pledges” means each Pledge of a Collateral Account, in the form of Exhibit D, made by the Initial Borrower in favor of the Administrative Agent, pursuant to which the Initial Borrower has granted to the Administrative Agent for the benefit of the Secured Parties, a first priority security interest and Lien in and to such Collateral Account of the Initial Borrower, as the same may be amended, supplemented or modified from time to time.

“Collateral Adjustment Date” means the first date on which the Initial Borrower shall have raised at least $300,000,000 in Capital Commitments and no Event of Default or Potential Default shall have occurred and be continuing.

“Collateral Documents” has the meaning provided in Section 5.1.

“Commercial Paper” means, with respect to a Conduit Lender, the promissory notes issued or to be issued by such Conduit Lender (or its related commercial paper issuer if such Conduit Lender does not itself issue commercial paper in the commercial paper market) in the commercial paper market required to fund or maintain Loans hereunder.

“Commitment” means, for each Committed Lender, the amount set forth on Schedule II or on its respective Assignment and Assumption or Lender Joinder Agreement, as the same may be increased pursuant to Section 2.15 or reduced from time to time by the Borrowers pursuant to Section 3.6 or by further assignment by such Committed Lender pursuant to Section 12.11(b).

“Committed Lender Pro Rata Share” means, with respect to each Committed Lender and any Lender Group, the percentage obtained from the fraction: (a) the numerator of which is the Commitment of such Committed Lender; and (b) the denominator of which is the aggregate Commitments of all Committed Lenders in the related Lender Group.

“Committed Lenders” means: (a) for the CONA Lender Group, Capital One and any assignees thereof that shall become party hereto as a Committed Lender pursuant to Section 12.11; and (b) for any other Lender Group, the Committed Lenders specified therefor who become parties hereto, and any assignees thereof that shall become party hereto as a Committed Lender pursuant to Section 12.11.

“Commitment Period Termination Date” means the last day of the “Commitment Period”, as that term is defined in the Constituent Documents of the Initial Borrower.

“Compliance Certificate” has the meaning provided in Section 8.1(b).

“CONA Committed Lenders” means Capital One and any assignees thereof that shall become party hereto as a Committed Lender pursuant to Section 12.11.

“CONA Lender Group” means Capital One, as Managing Agent and Committed Lender.

“Concentration Limit” means limits on the aggregate amount of Uncalled Capital Commitments of Designated Investors to be included in the Borrowing Base as determined from time to time by the Administrative Agent and the Lenders, which may include individual Concentration Limits for the Uncalled Capital Commitments of individual Designated Investors and for the Uncalled Capital Commitments of all Designated Investors in the aggregate; provided, that, (i) for purposes of calculating the Concentration Limit for any Investor, each Investor and its investing affiliates shall be treated as a single Investor, and (ii) in the case of any Pooled Vehicle Investor, the Uncalled Capital Commitment of such Pooled Vehicle Investor to the Initial Borrower may be subject to an aggregate Concentration Limit for such Pooled Vehicle Investor’s Uncalled Capital Commitments and sub-Concentration Limits for such Pooled Vehicle Investor’s Uncalled Capital Commitments based on corresponding Uncalled Capital Commitments to such Pooled Vehicle Investor from each HNW Investor.

“Conduit Assignee” means any special purpose entity that finances its activities directly or indirectly through asset-backed commercial paper and is administered, managed, sponsored or provided liquidity support by the Administrative Agent, a Managing Agent, Lender or any of their Affiliates and designated by such Person from time to time to accept an assignment from the applicable Conduit Lender of all or a portion of its Loans and other interests hereunder; provided that no Conduit Assignee shall be a natural person.

“Conduit Collateral Agent” means, with respect to any Conduit Lender, the “Collateral Agent” or “Collateral Trustee” (if any) with respect to such Conduit Lender’s commercial paper program.

“Conduit Lender” means each Person that shall become a party to this Credit Agreement as a Conduit Lender (including any Committed Lender that is a Conduit Lender) pursuant to the terms hereof; and, subject to the terms and conditions of this Credit Agreement, their respective successors and assigns (but not any Participant who is not otherwise a party to this Credit Agreement).

“Confidential Information” means, at any time, all data, reports, interpretations, forecasts and records containing or otherwise reflecting information and concerning the Credit Parties or any Investor which is not available to the general public, together with analyses, compilations, studies or other documents, which contain or otherwise reflect such information made available by or on behalf of the Credit Parties or any Managing Entity pursuant to this Credit Agreement orally or in writing to the Administrative Agent or any Lender or their respective attorneys, certified public accountants or agents, but shall not include any data or information that: (a) was or became generally available to the public at or prior to such time; or (b) was or became available to the Administrative Agent or a Lender on a non-confidential basis from the Credit Parties, any Managing Entity or any Investor or any other source at or prior to such time.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Documents” means, for any Person, its constituent or organizational documents and any governmental or other filings related thereto, including: (a) in the case of any limited partnership, exempted limited partnership, joint venture, trust or other form of business entity, the limited partnership agreement, exempted limited partnership agreement, joint venture agreement, articles of association or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state or jurisdiction of its formation; (b) in the case of any limited liability company, the articles of formation, limited liability company agreement and/or operating agreement for such Person; and (c) in the case of a corporation or an exempted company, the certificate or articles of incorporation or association, the bylaws for such Person, in each such case as it may be restated, modified, amended or supplemented from time to time, including, for the avoidance of doubt, with respect to the Initial Borrower, its private placement memorandum and each Subscription Agreement with an Investor.

“Continue”, “Continuation”, and “Continued” shall refer to the continuation pursuant to a Rollover of a LIBOR Rate Loan or a CDOR Rate Loan from one Interest Period to the next Interest Period.

“Control Agreements” means each Control Agreement among a Credit Party, the Administrative Agent and the Account Bank, as the same may be amended, supplemented or modified from time to time.

“Controlled Group” means: (a) the controlled group of corporations as defined in Section 414(b) of the Internal Revenue Code; or (b) the group of trades or businesses under common control as defined in Section 414(c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code), in each case of which the applicable Credit Party is a member.

“Conversion Date” means any LIBOR Conversion Date or Reference Rate Conversion Date, as applicable.

“Conversion Notice” has the meaning provided in Section 2.3(f).

“Convert,” “Conversion,” and “Converted” shall refer to a conversion pursuant to Section 2.3(f) or Section 4 of one Type of Loan (other than a CP Rate Loan) into another Type of Loan.

“Cost of Funds” means, with respect to a Loan in an Alternative Currency, the actual cost to a Lender of funding or maintaining such Loan in the applicable currency from whatever source it may reasonably select for the relevant Interest Period.

“Cost of Funds Rate” means a rate per annum notified by the applicable Lender to the Administrative Agent and the Borrowers as soon as practicable after the occurrence of the events specified in Section 4.2 or 4.3 with respect to such Lender, which rate expresses as a percentage rate the actual Cost of Funds to such Lender.

“Cost of Funds Rate Loan” means a Loan that bears interest at a rate based on the Cost of Funds Rate.

“CP Rate” means, for any Interest Period for any Portion of Loans funded or maintained by a Conduit Lender by issuing Commercial Paper, the per annum rate equivalent to the sum of: (a) the Applicable Margin; and (b) the weighted average cost (as determined in good faith in a commercially reasonable manner by the applicable Managing Agent and which shall include the incremental carrying costs incurred with respect to Commercial Paper maturing on dates other than those on which corresponding funds are received by such Conduit Lender, other borrowings by such Conduit Lender (other than under any Program Support Agreement) and any other costs associated with the issuance of Commercial Paper) of or related to the issuance of Commercial Paper that is allocated, in whole or in part, by such Conduit Lender or the applicable Managing Agent to fund or maintain such Portion of Loans, including all customary fees, including dealer fees and costs for converting or hedging one currency into or against another currency (including in connection with any Alternative Currency), incurred in connection therewith; provided, that if any component of such rate is a discount rate, in calculating the CP Rate for such Portion of Loans for such Interest Period, such Conduit Lender shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum.

“CP Rate Loan” means a Loan that bears interest at a rate based on the CP Rate.

“Credit Agreement” means this Revolving Credit Agreement, of which this Section 1.1 forms a part, as amended, restated, supplemented or otherwise modified from time to time.

“Credit Facility” means the credit facility provided to the Borrowers by the Lenders under the terms and conditions of this Credit Agreement and the other Loan Documents.

“Credit Link Documents” means such financial information and documents as may be requested by the Administrative Agent in its sole discretion, to reflect and connect the relevant or appropriate credit link or credit support of a Sponsor, Credit Provider or Responsible Party, as applicable, to the obligations of the applicable Investor to make Capital Contributions, which may include a written guaranty or such other instrument determined by the Administrative Agent in its sole discretion as to whether the applicable Investor satisfies the Applicable Requirement based on the Rating or other credit standard of its Sponsor, Credit Provider or Responsible Party, as applicable.

“Credit Party” means a Borrower; and “Credit Parties” means the Borrowers collectively.

“Credit Provider” means a Person providing Credit Link Documents, in form and substance acceptable to the Administrative Agent in its sole discretion, of the obligations of an Investor to make Capital Contributions.

“Debt Limitations” means the limitations set forth in Section 9.11.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default Rate” means on any day the lesser of: (a) (i) in respect of principal, the rate of interest otherwise applicable thereto hereunder plus two percent (2%), (ii) in respect of any other amount denominated in Dollars, the Reference Rate in effect on such day plus two percent (2%) and (iii) in respect of any other amount denominated in an Alternative Currency, the Cost of Funds Rate in effect on such day plus two percent (2%) and (b) the Maximum Rate.

“Defaulting Committed Lender” means, subject to Section 12.12(b) and Section 4.8, any Committed Lender that (a) has failed to (i) fund all or any portion of the Loans required to be funded by it hereunder within two (2) Business Days of the date such Loans are required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Committed Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Committed Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified any Credit Party, Managing Entity or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Committed Lender’s obligation to fund a Loan hereunder and states that such position is based on such Committed Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Credit Parties, to confirm in writing to the Administrative Agent and the Credit Parties that it will comply with its prospective funding obligations hereunder (provided that such Committed Lender shall cease to be a Defaulting Committed Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Credit Parties), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Committed Lender shall not be a Defaulting Committed Lender solely by virtue of the ownership or acquisition of any equity interest in that Committed Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Committed Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Committed Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Committed Lender. Any determination by the Administrative Agent that a Committed Lender is a Defaulting Committed Lender under clauses (a) through (e), and of the effective date of such status, above shall be conclusive and binding absent manifest error, and such Committed Lender shall be deemed to be a Defaulting Committed Lender (subject to Section 12.12(b) and Section 4.8(b)) upon delivery of written notice of such determination to the Credit Parties and each other Committed Lender.

“Designated Investor” means an HNW Investor or Pooled Vehicle Investor (a) that has been approved in writing as a Designated Investor by the Administrative Agent and each Lender, in its sole discretion, and (b) in respect of which there has been delivered to the Administrative Agent:

(i)    a true and correct copy of the Subscription Agreement executed and delivered by such Investor in the form of Exhibit T, together with the Initial Borrower’s countersignature, accepting such Subscription Agreement;

(ii)    any Constituent Documents of the applicable Credit Party executed and delivered by such Investor;

(iii)    a true and correct copy of each Side Letter executed by such Investor, which shall be acceptable to the Administrative Agent in its sole discretion;

(iv)    if such Investor’s Subscription Agreement or any Constituent Document of the applicable Credit Party executed by such Investor was signed by any Credit Party or any Affiliate of any Credit Party, as an attorney-in-fact on behalf of such Investor, the Administrative Agent shall have received evidence of such signatory’s authority documentation reasonably satisfactory to the Administrative Agent;

(v)    if requested by the Administrative Agent in its sole discretion, if such Investor is resident of or organized under the laws of any jurisdiction other than the United States of America or any other state thereof, a written submission to the jurisdiction of the United States Federal District Court and New York State courts, in each case located in New York City, Borough of Manhattan, and any appellate court from any thereof, with respect to any litigation arising out of or in connection with its Subscription Agreement or any Constituent Document of the applicable Credit Party (such submission to be in form and substance satisfactory to the Administrative Agent in its sole discretion, who may in its sole discretion require an opinion of counsel that such submission is enforceable); and

(vi)    evidence that any such HNW Investor (or, in the case of a Pooled Vehicle Investor, each HNW Investor comprising or owning interests in such Pooled Vehicle Investor) is an Eligible HNW Investor;

provided that (1) for the avoidance of doubt, an HNW Investor which is not an Investor in the Initial Borrower but is an Investor in a Pooled Vehicle Investor shall not itself be a Designated Investor; (2) any Designated Investor in respect of which an Exclusion Event has occurred shall thereupon no longer be a Designated Investor until such time as all Exclusion Events in respect of such Investor shall have been cured and such Investor shall have been restored as a Designated Investor in the sole discretion of the Lenders; and (3) each restoration under clause (2) of this proviso shall be subject to the satisfaction of such initial or ongoing conditions as may be specified by the Administrative Agent. The Designated Investors as of the Closing Date are those specified as being Designated Investors on Schedule IV, as in effect on the Closing Date, and Designated Investors approved by the Administrative Agent and the Lenders subsequent to the Closing Date will be evidenced by an updated Schedule IV provided by the Administrative Agent to the Initial Borrower. Eligible HNW Investors that satisfy the foregoing criteria therefore shall be Designated Investors.

“Distribution” has the meaning provided in Section 9.17.

“Dollar Equivalent” means, at any time: (a) with respect to any amount denominated in Dollars, such amount; and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate as of the applicable valuation date, as provided in this Credit Agreement (i.e., either the date upon which such amount is initially drawn or on the most recent Revaluation Date, as applicable) for the purchase of Dollars with such Alternative Currency.

“Dollars” and the sign “$” mean the lawful currency of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a Conduit Assignee (in the case of any assignment by a Conduit Lender) and (b) any Person that meets the applicable requirements to be an assignee under Section 12.11(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 12.11(b)(iii)).

“Eligible HNW Investor” means an HNW Investor that (a) if a natural person, is not deceased, and if a family office or family trust, the primary benefactor of which is not deceased, (b) is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended, (c) is a “qualified purchaser” as such term is defined in Section 2(a)(51) of the Investment Company Act of 1940 and the rules promulgated thereunder, and (d) generally has a liquid net worth (excluding residences, home furnishings and personal automobiles) of at least $5 million.

“Eligible Institution” means any depository institution, organized under the laws of the United States or any state, having capital and surplus in excess of $200,000,000, the deposits of which are insured by the Federal Deposit Insurance Corporation to the fullest extent permitted by Applicable Law and which is subject to supervision and examination by federal or state banking authorities; provided that such institution also must have a short-term unsecured debt rating of at least P-1 from Moody’s and at least A-1 from S&P. If such depository institution publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member state.

“Endowment Fund Investor” means an Investor that is a wholly owned, tax exempt, public charity subsidiary of a Sponsor, the assets of which Investor are not wholly disbursable for the Sponsor’s purposes on a current basis under the specific terms of all applicable gift instruments, formed for the sole purpose of accepting charitable donations on behalf of such Sponsor and investing the proceeds thereof.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health (as such relates to exposure to any Hazardous Material) or the environment.

“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health (as such relates to exposure to any Hazardous Material) or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“Environmental Liability” means any claim, demand, liability (including strict liability) obligation, accusation or cause of action, or any order, violation, loss, damage (including, without limitation, to any Person, property or natural resources and including consequential damages), injury, judgment, penalty or fine, cost of enforcement, cost of remedial action, cleanup, restoration or any other cost or expense whatsoever (including reasonable fees, costs and expenses of attorneys, consultants, contractors, experts and laboratories) and disbursements in connection with any Environmental Claims, violation or alleged violation of any Environmental Law, the imposition of any Environmental Lien or the failure to comply in all material respects with any Environmental Requirement.

“Environmental Lien” means a Lien in favor of any Governmental Authority: (a) under any Environmental Law; or (b) for any liability or damages arising from, or costs incurred by, any Governmental Authority in response to the Release or threatened Release of any Hazardous Material.

“Environmental Requirement” means any Environmental Law, agreement, or restriction, as the same now exists or may be changed, amended, or come into effect in the future, which pertains to human health, safety, or the environment, including, but not limited to ground, air, water, or noise pollution, or underground or aboveground tanks.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended or modified from time to time.

“ERISA Investor” means an Investor that is: (a) an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) subject to Part 4 of Subtitle B of Title I of ERISA; (b) any “plan” defined in and subject to Section 4975 of the Internal Revenue Code; or (c) any entity or account whose assets include or are deemed to include the Plan Assets of one or more such employee benefit plans or plans pursuant to the Plan Asset Regulations or any other relevant legal authority.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “€” mean the single currency unit of the participating member states of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.

“Event of Default” has the meaning provided in Section 10.1.

“Excluded Investor” means any Investor that is not an Included Investor or a Designated Investor, including any Investor that is subject to an Exclusion Event that has not been cured in accordance with the provisions hereof.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 4.8(b)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 4.1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.1(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Exclusion Event” means, with respect to any Included Investor or a Designated Investor (or, if applicable, (x) the Sponsor, Responsible Party, or Credit Provider of such Included Investor or Designated Investor or (y) in the case of a Designated Investor that is a Pooled Vehicle Investor, any HNW Investor comprising or owning interests in such Pooled Vehicle Investor) any of the following events shall occur (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)    if actually known to a Responsible Officer of Initial Borrower (or if the Initial Borrower is informed by the Administrative Agent of the same), such Person shall: (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, liquidator or other similar official of itself or of all or a substantial part of its assets; (ii) file a voluntary petition as debtor in bankruptcy or admit in writing that it is unable to pay its debts as they become due; (iii) make a general assignment for the benefit of creditors; (iv) file a petition or answer seeking reorganization or an arrangement with creditors or take advantage of any Debtor Relief Laws; (v) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization, or insolvency proceeding; or (vi) take personal, partnership, limited liability company, corporate or trust action, as applicable, for the purpose of effecting any of the foregoing;

(b)    if actually known to a Responsible Officer of Initial Borrower (or if the Initial Borrower is informed by the Administrative Agent of the same), (A) an involuntary case or other proceeding shall be commenced against such Person, seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or (B) an order, order for relief, judgment, or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking such Investor’s reorganization or appointing a receiver, custodian, trustee, intervenor, or liquidator of such Person or of all or substantially all of its assets and such order, judgment, or decree shall continue unstayed and in effect for a period of sixty (60) days, or an order for relief shall be entered in respect of such Person in a proceeding under the United States Bankruptcy Code and such order, judgment, or decree shall continue unstayed and in effect for a period of sixty (60) days;

(c)    if actually known to a Responsible Officer of Initial Borrower (or if the Initial Borrower is informed by the Administrative Agent of the same), any final judgment or decree which in the aggregate exceeds fifteen percent (15%) of the net worth of such Investor (measured as of the date of its initial designation as an Included Investor or Designated Investor (or in the case of an HNW Investor comprising or owning interests in a Pooled Vehicle Investor, such Pooled Vehicle Investor’s initial designation as a Designated Investor), as applicable) shall be rendered against such Investor, and (i) any such judgment or decree shall not be discharged, paid, bonded or vacated within sixty (60) days or (ii) enforcement proceedings shall be commenced by any creditor on any such judgment or decree and shall not be stayed;

(d)    such Investor shall (i) repudiate, challenge, or declare unenforceable its obligation to make contributions pursuant to its Capital Commitment or a Capital Call or such obligation shall be or become unenforceable, (ii) otherwise disaffirm any material provision of its Subscription Agreement, the Constituent Documents of the Initial Borrower or a Pooled Vehicle Investor, as applicable, or any Credit Link Document, or (iii) give any written notice of its intent (x) to withdraw from the Initial Borrower or a Pooled Vehicle Investor or (y) not to fund future contributions pursuant to a Capital Call or comply with the material provisions of its Subscription Agreement, the Constituent Documents of the Initial Borrower or a Pooled Vehicle Investor, as applicable, or any Credit Link Document;

(e)    such Investor shall fail to make a contribution of capital when initially due pursuant to a Capital Call (unless such failure is deemed immaterial by the Administrative Agent), without regard to any applicable notice or cure period under the applicable Constituent Document, and such delinquency is not cured by the earlier of (i) the date such Investor is in default under Section 5 of its Subscription Agreement (or any corresponding or similar provision in a Subscription Agreement executed by an HNW Investor in connection with the subscription for an equity interest in a Pooled Vehicle Investor) and (ii) the date ten (10) Business Days after the initial due date specified in the applicable Capital Call;

(f)    such Investor shall be declared a “Defaulting Subscriber” (or a similar term) under any Constituent Document of the Initial Borrower or a Pooled Vehicle Investor;

(g)    any material representation, warranty, certification or statement made by such Person under its Subscription Agreement (or related Side Letter), the applicable Constituent Document or Credit Link Document or in any certificate, financial statement or other document delivered pursuant to this Credit Agreement executed by such Person shall prove to be untrue, inaccurate or misleading in any material respect, and such Investor shall fail to cure the adverse effect of the failure of such representation or warranty within thirty (30) days after written notice thereof is delivered by the Administrative Agent to the Initial Borrower and to such Investor;

(h)    such Investor encumbers its interest in the Initial Borrower or in a Pooled Vehicle Investor;

(i)    a material default shall occur in the performance by it of any of the material covenants or agreements contained in its Subscription Agreement (or related Side Letter), the applicable Constituent Document or Credit Link Document (except as otherwise specifically addressed in this definition) and such default is not cured within ten (10) Business Days;

(j)    in the case of any Included Investor, it shall fail to maintain the Applicable Requirement for such Included Investor required in the definition of “Applicable Requirement” in Section 1.1;

(k)    in the case of any Unrated Included Investor or any Designated Investor (or an HNW Investor comprising or owning interests in a Pooled Vehicle Investor), the occurrence of any circumstance or event which: (y) would reasonably be expected to have a material and adverse impact on the financial condition of such Investor; or (z) would reasonably be expected to materially impair the ability of such Investor to fulfill its obligations under its Subscription Agreement, any Constituent Document of the Initial Borrower or a Pooled Vehicle Investor or any Credit Link Document;

(l)    in the case of an Unrated Included Investor, it shall fail to maintain a net worth (determined in accordance with GAAP), measured as of the end of the time period covered in and based upon such Investor’s most recent financial report, of at least seventy-five percent (75%) of the net worth of such Investor, measured as of the date of its initial designation as an Included Investor;

(m)    such Investor shall withdraw, retire or resign from the Initial Borrower or a Pooled Vehicle Investor, or its equity interest in the Initial Borrower or a Pooled Vehicle Investor is redeemed, forfeited or otherwise repurchased by the Initial Borrower or such Pooled Vehicle Investor, provided that, if less than all of such equity interest is redeemed, forfeited or otherwise repurchased by the Initial Borrower or such Pooled Vehicle Investor, as applicable, only the redeemed, forfeited or otherwise repurchased portion, as applicable, shall be excluded from the Borrowing Base;

(n)    such Investor shall Transfer its equity interest in the Initial Borrower or a Pooled Vehicle Investor and be released from its obligation under the applicable Constituent Document to make contributions pursuant to a Capital Call with respect to such transferred interest, provided that, if such Investor shall Transfer less than all of its equity interest in the Initial Borrower or such Pooled Vehicle Investor, as applicable, only the Transferred portion shall be excluded from the Borrowing Base;

(o)    the Initial Borrower fails to deliver to the Administrative Agent, upon the request of the Administrative Agent in accordance with Section 8.12(b), a certificate for such Investor setting forth the remaining amount of its Uncalled Capital Commitment which it is obligated to fund;

(p)    any Credit Party (or a Managing Entity on its behalf) suspends, cancels, reduces, excuses, terminates or abates the Capital Commitment or any amounts due with respect to a Capital Call for such Investor; provided, however, that to the extent such suspension, cancellation, reduction, excuse, termination or abatement relates solely to a portion of such Investor’s Uncalled Capital Commitment, only such suspended, cancelled, reduced, excused, terminated or abated portion shall be excluded from the Borrowing Base;

(q)    the Uncalled Capital Commitment of such Investor (or in the case of an HNW Investor comprising or owning interests in a Pooled Vehicle Investor, the Uncalled Capital Commitment of such Pooled Vehicle Investor) ceases to be Collateral subject to a first priority perfected Lien in favor of the Administrative Agent, other than by reason of any action or inaction by the Administrative Agent or any Lender;

(r)    in connection with any Borrowing made in connection with an Investment, such Investor has the contractual right to be excused from funding a Capital Call with respect to the Investment being acquired or otherwise funded with the proceeds of the related Borrowing and such Investor has exercised such right or any Credit Party has a good faith belief that such Investor will exercise such right; provided that only the portion of such Investor’s Uncalled Capital Commitment which would otherwise be contributed to fund such Investment shall be excluded from the Borrowing Base;

(s)    such Investor becomes a Sanctioned Person, or, to any Credit Party’s knowledge, such Investor’s funds to be used in connection with funding Capital Calls are derived from illegal activities;

(t)    if such Investor is an Endowment Fund Investor, a material breach or written repudiation by its Sponsor of its keepwell agreement with such Investor;

(u)    if such Investor is an ERISA Investor, any failure by its Sponsor to pay any contractual or statutory obligations or make any other payment required by ERISA or the Internal Revenue Code with respect to such ERISA Investor;

(v)    in the case of an Included Investor or such Investor’s Credit Provider, as applicable, which does not have publicly available financial information, the Administrative Agent is unable (after giving the Initial Borrower ten (10) Business Days written notice thereof) to obtain annual updated financial information for such Investor or such Investor’s Credit Provider, as applicable, within one-hundred twenty (120) days following the end of the applicable fiscal year of such Investor;

(w)    in the case of an HNW Investor which is not an Investor in the Initial Borrower but is an Investor in a Pooled Vehicle Investor, an Exclusion Event shall occur with respect to such Pooled Vehicle Investor; or

(x)    in the case of a Pooled Vehicle Investor, Investors having Capital Commitments aggregating fifteen percent (15%) or greater of the total Capital Commitments to such Pooled Vehicle Investor shall (x) default in their obligation to fund any Capital Calls (on a cumulative basis) when due and such failure shall not be cured within two (2) Business Days (without regard to any cure or notice periods contained in the applicable Constituent Agreement) and/or (y) repudiate, challenge, or declare unenforceable its Capital Commitment or its obligation to make Capital Contributions to the capital of such Pooled Vehicle Investor pursuant to a Capital Call.

“Extension Request” means a written request by the Borrowers substantially in the form of Exhibit P to extend the initial or extended Stated Maturity Date for an additional period of no greater than 364 days.

“Facility Increase” has the meaning provided in Section 2.15(a).

“Facility Increase Fee” means the fee payable with respect to any Facility Increase in accordance with Section 2.15, as set forth in the Fee Letter.

“Facility Increase Request” means the notice in the form of Exhibit P pursuant to which the Borrowers request an increase of the Commitments in accordance with Section 2.15.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any intergovernmental agreement entered into with the United States in connection with the implementation of such Sections of the Internal Revenue Code.

“FCPA” shall mean The United States Foreign Corrupt Practices Act of 1977 (Pub. L. No. 95-213, §§101-104), as amended.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that if such rate is not so published for any day which is a Business Day, the average of the quotation for such day on such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” means that certain Fee Letter or Fee Letters, dated the date hereof, between the Initial Borrower and the Administrative Agent as each may be amended, supplemented or otherwise modified from time to time.

“Filings” means (a) UCC financing statements, UCC financing statement amendments and UCC financing statement terminations, and (b) the substantial equivalent as reasonably determined to be necessary by the Administrative Agent in any other jurisdiction in which any Credit Party may be formed.

“First-Tier Foreign Subsidiary” means each Foreign Subsidiary with respect to which any one or more of the Borrowers and its domestic Subsidiaries (other than a domestic Subsidiary described in clause (b) of the definition of Foreign Subsidiary) directly owns or controls more than 50% of such Foreign Subsidiary’s issued and outstanding equity interests.

“Foreign Lender” means (a) if the applicable Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the applicable Borrower is not a U.S. Person, a Lender that is resident of or organized under the laws of a jurisdiction other than that in which the applicable Borrower is resident for tax purposes.

“Foreign Subsidiary” means (a) any Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code and (b) to the extent not described in clause (a), any Subsidiary substantially all of the assets of which consist of equity interests in one or more Subsidiaries described in clause (a).

“Funding Ratio” means: (a) for a Governmental Plan Investor or other plan not covered by clause (b) below, the total net fair market value of the assets of the plan over the actuarial present value of the plan’s total benefit liabilities, as reported in such plan’s most recent audited financial statements; and (b) for an ERISA Investor that is subject to Form 5500 – series reporting requirements, the funding target attainment percentage reported on Schedule SB to the Form 5500 or the funded percentage for monitoring the plan’s status reported on Schedule MB to the Form 5500, as applicable, as reported on the most recently filed Form 5500 by such ERISA Investor with the United States Department of Labor.

“FX Reserve Amount” means, at any date of determination, an amount equal to the sum of the Dollar Equivalent of the aggregate Principal Obligations denominated in Alternative Currencies multiplied by the FX Reserve Percentage.

“FX Reserve Percentage” means, as of any date of determination, 5.0%.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Government Official” shall mean (a) any officer or employee of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, any public international organization or any political party or (b) any candidate for public office.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Plan Investor” means an Investor that is a governmental plan as defined in Section 3(32) of ERISA.

“Group” shall mean the Credit Parties and their respective Subsidiaries and Managing Entities.

“Guaranty Obligations” means, with respect to the Borrowers and their Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Material” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, or (e) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedge Agreement” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“HNW Investor” means each Investor that is an individual investor (including a natural person, family office or family trust) or an entity owned or controlled or established by an individual investor (including a natural person, family office or family trust).

“Included Investor” means an Investor (a) that meets the Applicable Requirement (or whose Credit Provider, Sponsor or Responsible Party, as applicable, meets the Applicable Requirement) and at the request of the Initial Borrower has been approved in writing as an Included Investor by the Administrative Agent and each Lender, in its sole discretion, and (b) in respect of which there has been delivered to the Administrative Agent:

(i)    a true and correct copy of the Subscription Agreement executed and delivered by such Investor in the form of Exhibit T, together with the applicable Credit Party’s countersignature, accepting such Subscription Agreement;

(ii)    any Constituent Documents of the applicable Credit Party executed and delivered by such Investor;

(iii)    [reserved];

(iv)    a true and correct copy of each Side Letter executed by such Investor, which shall be acceptable to the Administrative Agent in its sole discretion;

(v)    if applicable, the Credit Link Documents of such Investor’s Sponsor, Credit Provider or Responsible Party, as applicable;

(vi)    if such Investor’s Subscription Agreement or any Constituent Document of the applicable Credit Party executed by such Investor was signed by any Credit Party or any Affiliate of any Credit Party, as an attorney-in-fact on behalf of such Investor, the Administrative Agent shall have received evidence of such signatory’s authority documentation reasonably satisfactory to the Administrative Agent;

(vii)    [reserved];

(viii)    if requested by the Administrative Agent in its sole discretion, if such Investor is resident of or organized under the laws of any jurisdiction other than the United States of America or any other state thereof, a written submission to the jurisdiction of the United States Federal District Court and New York State courts, in each case located in New York City, Borough of Manhattan, and any appellate court from any thereof, with respect to any litigation arising out of or in connection with its Subscription Agreement or any Constituent Document of the applicable Credit Party (such submission to be in form and substance satisfactory to the Administrative Agent in its sole discretion, who may in its sole discretion require an opinion of counsel that such submission is enforceable); and

(ix)     if requested by the Administrative Agent in its sole discretion, if such Investor is a Governmental Authority or an instrumentality of or majority owned by a Governmental Authority or otherwise entitled to any sovereign or other immunity in respect of itself, its property or any such litigation in any jurisdiction, court or venue, a written waiver (in form and substance satisfactory to the Administrative Agent in its sole discretion) of any such claim of immunity arising out of or in connection with its Subscription Agreement or any Constituent Document of the applicable Credit Party;

provided that (1) any Included Investor in respect of which, to the knowledge of any Credit Party, an Exclusion Event has occurred shall thereupon no longer be an Included Investor until such time as all Exclusion Events in respect of such Investor shall have been cured and such Investor shall have been restored as an Included Investor in the sole discretion of the Administrative Agent; and (2) each restoration under clause (1) of this proviso shall be subject to the satisfaction of such initial or ongoing conditions as may be specified by the Administrative Agent. The Included Investors as of the Closing Date are those specified as being Included Investors on Schedule IV, as in effect on the Closing Date, and Included Investors approved by the Administrative Agent or Lenders, as applicable, subsequent to the Closing Date will be evidenced by an updated Schedule IV provided by the Administrative Agent to the Initial Borrower. For the avoidance of doubt, unless otherwise agreed by the Lenders in their sole discretion, no HNW Investor or Pooled Vehicle Investor shall be an Included Investor.

“Indebtedness” means, with respect to any Person at any date and without duplication, the sum of the following:

(a)    all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;

(b)    all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all obligations under non-competition, earn-out or similar agreements), except trade payables arising in the ordinary course of business not more than 120 days past due, or that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person;

(c)    the Attributable Indebtedness of such Person with respect to such Person’s obligations in respect of Capital Leases and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);

(d)    all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(e)    all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements except trade payables arising in the ordinary course of business), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)    all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, and banker’s acceptances issued for the account of any such Person;

(g)    all obligations of any such Person to repurchase any securities which repurchase obligation is related to the issuance thereof;

(h)    all net obligations of such Person under any Hedge Agreements; and

(i)    all Guaranty Obligations of any such Person with respect to any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning provided in Section 12.5(b).

“Initial Borrower” has the meaning provided in the first paragraph hereof.

“Interest Option” means LIBOR or the Reference Rate.

“Interest Payment Date” means: (a) the tenth Business Day of each calendar month; (b) the date of any prepayment of any Loan made hereunder, as to the amount prepaid; and (c) the Maturity Date.

“Interest Period” means,

(a)    with respect to any Portion of Loans that are CP Rate Loans, a period: (A) initially commencing on (and including) the date of the initial purchase or funding of such Portion of Loans and ending on (and including) the last day of the current calendar month; and (B) thereafter, each period commencing on (and including) the first day after the last day of the immediately preceding Interest Period for such Portion of Loans and ending on (and including) the last day of the current calendar month; provided that any Interest Period in respect of which interest is computed by reference to the CP Rate may be terminated at the election of the applicable Managing Agent, in which case the Portion of Loans allocated to such terminated Interest Period shall be allocated to a new Interest Period commencing on (and including) the date of such termination and ending on (but excluding) the next following Interest Payment Date, and shall accrue interest at the LIBOR Rate or the CDOR Rate, as applicable;

(b)    with respect to any Portion of Loans that are not CP Rate Loans, initially the period commencing on (and including) the date of the initial funding of such Loan and ending on (but excluding) the next following Interest Payment Date and (b) thereafter, each period commencing on (and including) an Interest Payment Date and ending on (but excluding) the next following Interest Payment Date; provided that:

(i)

any Interest Period with respect to any Loan which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; provided, however, if interest in respect of such Interest Period is computed by reference to LIBOR or CDOR, and such Interest Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Interest Period shall end on the next preceding Business Day;

(ii)

if interest in respect of such Interest Period is computed by reference to LIBOR or CDOR, and such Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, then such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)

in the case of any Interest Period for any Loans which commences before the Maturity Date and would otherwise end on a date occurring after the Maturity Date, such Interest Period shall end on such Maturity Date.

“Internal Revenue Code” means the U.S. Internal Revenue Code of 1986, as amended or modified from time to time.

“Investment” means an investment as described and set forth in the private placement memorandum of the Initial Borrower.

“Investment Advisor” means CBDC Advisors, LLC.

“Investment Exclusion Event” means the exclusion or excuse of any Investor from participating in a particular Investment pursuant to the applicable Constituent Document or its Side Letter, where the Investor is entitled to such exclusion or excuse under the applicable Constituent Document or its Side Letter as a matter of right (i.e. not a Borrower or any Managing Entity’s discretion).

“Investor” means (i) any Person that is admitted to the Initial Borrower as a limited partner, general partner or stockholder in accordance with the applicable Constituent Documents and (ii) any Person (which shall be an HNW Investor) that is admitted to a Pooled Vehicle Investor as a limited partner, general partner or stockholder in accordance with the applicable Constituent Documents.

“ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

“Judgment Currency” has the meaning provided in Section 12.25.

“KYC Compliant” means any Person who has satisfied all reasonable requests for information from the Lenders pursuant to “know-your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies and who would not result in any Lender being non-compliant with any such rules and regulations and related policies were such Person to enter into a banking relationship with such Lender.

“Lead Arranger” means Capital One.

“Lender” means each Conduit Lender and each Committed Lender, as the context may require. “Lenders” means, where the context requires, all Lenders, collectively.

“Lender Group” means each of: (a) the CONA Lender Group and (b) any other Lender Group from time to time party hereto as designated by the Managing Agent of such group, subject to the approval of the Administrative Agent (and to the extent contemplated in the definition of “Eligible Assignee”, the Borrowers), such approval not to be unreasonably withheld. Each Lender Group shall consist of a Managing Agent and a Committed Lender (or Committed Lenders), and, to the extent agreed by such Managing Agent and the Borrowers, a Lender Group may include a Conduit Lender (or Conduit Lenders).

“Lender Group Percentage” means, for any Lender Group, the percentage equivalent (carried out to five decimal places) of a fraction: (a) the numerator of which is the aggregate Commitments of Lenders in such Lender Group and the denominator of which is the aggregate Commitments of all Lenders in all Lender Groups; or (b) in the event the Commitments of all Committed Lenders have been terminated, the percentage determined pursuant to clause (a) in effect immediately prior to such termination, giving effect to any subsequent assignments.

“Lender Joinder Agreement” means an agreement substantially in the form of Exhibit O, pursuant to which a new Lender joins the Credit Facility as contemplated by Section 2.15(c).

“Lender Party” has the meaning provided in Section 11.1(a).

“Lending Office” means, as to any Lender, the office or offices of such Lender (or an Affiliate of such Lender) described as such in such Lender’s Administrative Questionnaire delivered to the Administrative Agent, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

“LIBOR” means,

(a)    for any interest rate calculation with respect to any LIBOR Rate Loan, the rate of interest per annum (expressed to the fifth decimal place) determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Period. If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page), then such rate shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Period for a period equal to the applicable Interest Period and if such deposit rates cannot be determined, then the such rate shall be otherwise independently determined by the Administrative Agent from an alternate, substantially independent source available to Administrative Agent or shall be calculated by Administrative Agent by substantially similar methodology as that theretofore used to determine such offered rate; and

(b)    for any interest rate calculation with respect to a Reference Rate Loan, the rate of interest per annum (expressed to the fifth decimal place) determined on the basis of the rate for deposits in Dollars in minimum amounts of at least $5,000,000 for a period equal to one month (commencing on the date of determination of such interest rate) which appears on the Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two Business Days prior to such date of determination. If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page) then “LIBOR” for such Reference Rate Loan shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars for a period equal to one month would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two Business Days prior to such date of determination and if such deposit rates cannot be determined, then the such rate shall be otherwise independently determined by the Administrative Agent from an alternate, substantially independent source available to Administrative Agent or shall be calculated by Administrative Agent by substantially similar methodology as that theretofore used to determine such offered rate.

Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error. If the calculation of LIBOR results in a LIBOR rate of less than zero (0), LIBOR shall be deemed to be zero (0) for all purposes of this Credit Agreement.

“LIBOR Conversion Date” has the meaning provided in Section 2.3(f).

“LIBOR Rate Loan” means a Loan (other than a Reference Rate Loan) that bears interest at a rate based on LIBOR.

“LIBOR Reserve Requirement” means, at any time, the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Rate Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America). Without limiting the effect of the foregoing, the LIBOR Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to: (a) any category of liabilities which includes deposits by reference to which Adjusted LIBOR is to be determined; or (b) any category of extensions of credit or other assets which include LIBOR Rate Loans or Reference Rate Loans bearing interest based off LIBOR. LIBOR shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Requirement. Each determination by the Administrative Agent of the LIBOR Reserve Requirement shall, in the absence of manifest error, be conclusive and binding.

“Lien” means any lien, mortgage, security interest, assignment by way of security, charge, tax lien, pledge, encumbrance, or conditional sale or title retention arrangement, or any other interest in property designed to secure the repayment of indebtedness, whether arising by agreement or under common law, any statute, law, contract, or otherwise.

“Loan Documents” means this Credit Agreement, the Notes (including any renewals, extensions, re-issuances and refundings thereof), each of the Collateral Documents, each Assignment and Assumption, each Lender Joinder Agreement, all Credit Link Documents, each Qualified Borrower Guaranty, the Fee Letter and such other agreements and documents, and any amendments or supplements thereto or modifications thereof, executed or delivered pursuant to the terms of this Credit Agreement or any of the other Loan Documents and any additional documents delivered in connection with any such amendment, supplement or modification.

“Loans” means the groups of LIBOR Rate Loans, CDOR Rate Loans, Reference Rate Loans, Cost of Funds Rate Loans and CP Rate Loans (and loans accruing interested based on the Cost of Funds Rate) made by the Lenders to the Borrowers pursuant to the terms and conditions of this Credit Agreement (and certain other related amounts specified in Section 2.9 shall be treated as Loans pursuant to Section 2.9).

“Management Agreement” means that certain Investment Advisory Agreement, dated as of June 2, 2015, between the Initial Borrower and the Investment Advisor.

“Managing Agent” means, with respect to any Lender Group, the Person acting as Managing Agent therefor and designated as such on the signature pages hereto or in the Assignment and Acceptance Agreement pursuant to which such Lender Group becomes a party hereto, and its successors and assigns.

“Managing Entity” means (a) with respect to the Initial Borrower, its board of directors, and (b) with respect to each Borrower joining the Credit Facility after the Closing Date, the entity named as such Borrower’s general partner, board of directors, managing member or other similar managing fiduciary, as applicable, and any successor thereto permitted under this Credit Agreement, as set forth in its joinder documentation.

“Margin Stock” has the meaning assigned thereto in Regulation U.

“Material Adverse Effect” means a material adverse effect on: (a) the assets, operations, properties, liabilities (actual or contingent), financial condition, or business of any Borrower or of the Borrowers taken as a whole; (b) the ability of any Borrower to perform its obligations under this Credit Agreement or any of the other Loan Documents taken as a whole, whether due to the inability of a Credit Party to fulfill its material obligations under its respective Constituent Documents or otherwise; (c) the validity or enforceability of this Credit Agreement, any of the other Loan Documents, or the rights and remedies of the Secured Parties hereunder or thereunder taken as a whole; or (d) the ability of the Investors (or applicable Sponsors, Responsible Parties or Credit Providers) to perform their obligations under the Constituent Documents of the Initial Borrower, the Subscription Agreements, the Side Letters, or the Credit Link Documents, as applicable, taken as a whole.

“Material Amendment” has the meaning provided in Section 9.6.

“Maturity Date” means the earliest of: (a) the Stated Maturity Date; (b) the date upon which the Administrative Agent declares the Obligations due and payable after the occurrence of an Event of Default; (c) 60 days prior to the date on which the Initial Borrower’s ability to call Capital Commitments for the purpose of repaying the Obligations is terminated and (d) the date upon which the Borrowers terminate the Commitments pursuant to Section 3.6 or otherwise.

“Maximum Commitment” means $75,000,000, as such amount may be (a) reduced by the Borrowers pursuant to Section 3.6 or (b) increased from time to time by the Borrowers pursuant to Section 2.15.

“Maximum Rate” means, on any day, the highest rate of interest (if any) permitted by Applicable Law on such day.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Non-Capital Commitment Collateral” has the meaning provided in the Security Agreement.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 12.1 and (b) has been approved by the Required Lenders.

“Non-Defaulting Committed Lender” means, at any time, each Committed Lender that is not a Defaulting Committed Lender at such time.

“Non-Recourse Indebtedness” means, with respect to any Person, Indebtedness that is without recourse to such Person (other than subject to such customary carve-out matters for which such Person acts as a guarantor in connection with such Indebtedness, such as fraud, misappropriation, breach of representation and warranty and misapplication, unless, until and for so long as a claim for payment or performance has been made thereunder (which has not been satisfied) at which time the obligations with respect to any such customary carve-out shall not be considered Non-Recourse Indebtedness, to the extent that such claim is a liability of such Person for GAAP purposes).

“Notes” means the promissory notes provided for in Section 3.1, and all promissory notes delivered in substitution or exchange therefor, as such notes may be amended, restated, reissued, extended or modified, and the Qualified Borrower Promissory Notes; and “Note” means any one of the Notes.

“Obligations” means all present and future indebtedness, obligations, and liabilities of the Credit Parties to the Lenders and other Secured Parties, and all renewals and extensions thereof or any part thereof, arising pursuant to this Credit Agreement (including, without limitation, the indemnity provisions hereof) or represented by the Notes and each Qualified Borrower Guaranty, and all interest accruing thereon, and attorneys’ fees incurred in the enforcement or collection thereof, regardless of whether such indebtedness, obligations, and liabilities are direct, indirect, fixed, contingent, joint, several, or joint and several; together with all indebtedness, obligations and liabilities of the Credit Parties to the Lenders and other Secured Parties evidenced or arising pursuant to any of the other Loan Documents, and all renewals and extensions thereof, or any part thereof.

“OFAC” means the United States Department of the Treasury’s Office of Foreign Assets Control.

“OFAC Regulations” means the regulations promulgated by OFAC, as amended from time to time.

“Operating Company” means an “operating company” within the meaning of 29 C.F.R. §2510.3-101(c) of the Plan Asset Regulations.

“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

“Other Claims” has the meaning provided in Section 5.4.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.8(b)).

“Participant” has the meaning provided in Section 12.11(d).

“Participant Register” has the meaning specified in Section 12.11(e).

“Patriot Act” has the meaning provided in Section 12.18.

“Pending Capital Call” means any Capital Call that has been made upon the Investors and that has not yet been funded by the applicable Investor.

“Permitted Indebtedness” means:

(a)    Non-Recourse Indebtedness;

(b)    Indebtedness (including guarantees) consisting of all or any part of any deferred purchase price of (i) any Investment or any other property or (ii) goods and services or progress payments in connection with such goods and services, in either case, whether or not evidenced by a promissory note or similar instrument;

(c)    Indebtedness arising under a bank guarantee, bond or indemnity in respect of any Investment incurred in the ordinary course of business;

(d)    Indebtedness incurred in relation to any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument (together, a “Bond”) issued by a bank or financial institution provided that in each such case: (i) each such Bond is issued in the ordinary course of business of the relevant party; and (ii) each such Bond is issued in relation to an Investment;

(e)    any guarantee by a Borrower permitted under the applicable Constituent Document, including any guarantee of obligations relating to the purchase of Investments incurred by a holding company or special purpose vehicle formed for the purpose of holding or purchasing Investments, in each such case provided that: (i) each such guarantee is issued in the ordinary course of business of the applicable Borrower and (ii) each such guarantee is issued in relation to an Investment; and

(f)    Indebtedness pursuant to Hedge Agreements entered into in the ordinary course of business and not for speculative purposes.

“Permitted Lien” has the meaning specified in Section 9.3.

“Person” means an individual, sole proprietorship, joint venture, association, trust, estate, business trust, corporation, limited liability company, limited liability partnership, limited partnership, nonprofit corporation, partnership, sovereign government or agency, instrumentality, or political subdivision thereof, or any similar entity or organization.

“Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), including any single-employer plan or multiemployer plan (as such terms are defined in Section 4001(a)(15) and in Section 4001(a)(3) of ERISA, respectively), that is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code.

“Plan Asset Regulations” means 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA.

“Plan Assets” means “plan assets” under the Plan Asset Regulations.

“Pooled Vehicle Investor” means an Investor that is an investment vehicle consisting of multiple HNW Investors.

“Portion of Loan” and “Portion of Loans” are defined in Section 2.3(h).

“Potential Default” means any condition, act or event which, with the giving of notice or lapse of time or both, would become an Event of Default.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Principal Obligations” means the sum of the aggregate outstanding principal amount of the Loans.

“Pro Rata Share” means, with respect to each Committed Lender, the percentage obtained from the fraction: (a) (i) the numerator of which is the Commitment of such Committed Lender; and (ii) the denominator of which is the aggregate Commitments of all Committed Lenders; or (b) in the event the Commitments of all Committed Lenders have been terminated, the percentage determined pursuant to clause (a) in effect immediately prior to such termination, giving effect to any subsequent assignments.

“Proceedings” has the meaning provided in Section 7.9.

“Program Support Agreement” means and includes, with respect to any Conduit Lender, any agreement entered into by such Conduit Lender for the issuance of one or more letters of credit for the account of such Conduit Lender (or any related commercial paper issuer that finances such Conduit Lender), the issuance of one or more surety bonds for which such Conduit Lender (or such related issuer) is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, the sale by such Conduit Lender (or such related issuer) to any Program Support Provider of its interests hereunder (or portions thereof or participations therein) or the making of loans or other extensions of credit to such Conduit Lender (or such related issuer) or the entry into a hedge agreement with such Conduit Lender (or such related issuer) in connection with such Conduit Lender’s (or such related issuer’s) commercial paper program, together with any letter of credit, surety bond or other instrument issued thereunder.

“Program Support Provider” means any counterparty to a Program Support Agreement. Each Program Support Provider shall be a Committed Lender or a Managing Agent hereunder or an Affiliate thereof, unless the Administrative Agent and the Borrowers shall have otherwise consented in writing (such consent not to be unreasonably withheld).

“Proposed Amendment” has the meaning provided in Section 9.6.

“Qualified Borrower” has the meaning provided in Section 6.3.

“Qualified Borrower Guaranty” and “Qualified Borrower Guaranties” have the meanings provided in Section 6.3.

“Qualified Borrower Promissory Note” has the meaning provided in Section 6.3.

“Rate Type” means the LIBOR Rate, the CDOR Rate, the Cost of Funds Rate, the Reference Rate or the CP Rate.

“Rated Investor” means any Investor that has a Rating (or that has a Credit Provider, Sponsor or Responsible Party that has a Rating). In the event the Investor, its Credit Provider, Sponsor or Responsible Party has more than one Rating, then the lowest of such Ratings shall be the applicable Rating.

“Rating” means, for any Person, its senior unsecured debt rating (or equivalent thereof), such as, but not limited to, a corporate credit rating, issuer rating/insurance financial strength rating (for an insurance company), general obligation rating or credit enhancement program (for a governmental entity), or revenue bond rating (for an educational institution) from S&P or Moody’s; provided that if such Person has such a rating from each of S&P and Moody’s and such ratings are different (taking into account the different rating systems of S&P and Moody’s), its Rating for purposes hereof shall be the lower of such ratings.

“Recipient” means (a) the Administrative Agent and (b) any Lender.

“Reference Rate” means the greatest of: (i) the Prime Rate plus the Applicable Margin, (ii) the Federal Funds Rate plus fifty basis points (0.50%) plus the Applicable Margin, and (iii) except during any period of time during which LIBOR is unavailable pursuant to Section 4.2 or 4.3, one-month Adjusted LIBOR plus one hundred basis points (1.00%). Each change in the Reference Rate shall become effective without prior notice to any Credit Party automatically as of the opening of business on the day of such change in the Reference Rate.

“Reference Rate Conversion Date” has the meaning provided in Section 2.3(f).

“Reference Rate Loan” means a Loan denominated in Dollars made hereunder with respect to which the interest rate is calculated by reference to the Reference Rate.

“Register” has the meaning provided in Section 12.11(c).

“Regulation D,” “Regulation T,” “Regulation U,” and “Regulation X” means Regulation D, T, U, or X, as the case may be, of the Board of Governors of the Federal Reserve System, from time to time in effect, and shall include any successor or other regulation relating to reserve requirements or margin requirements, as the case may be, applicable to member banks of the Federal Reserve System.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration of Hazardous Materials into the environment, or into or out of any real property Investment, including the movement of any Hazardous Material through or in the air, soil, surface water or groundwater of any real property Investment.

“Removal Effective Date” has the meaning provided in Section 11.9(a)(ii).

“Request for Borrowing” has the meaning provided in Section 2.3(a).

“Required Lenders” means, at any time, (a) (i) at any time there are two or fewer Lender Groups, each Committed Lender, and (ii) at any time there are three or more Lender Groups, the Committed Lenders holding an aggregate Pro Rata Share of greater than fifty point one percent (50.1%) and (b) the bank acting as Administrative Agent. The Commitments of any Defaulting Committed Lender shall be disregarded from both the numerator and the denominator in determining Required Lenders at any time.

“Required Payment Time” means, (i) promptly on demand, and in any event within two (2) Business Days, to the extent such funds are available in the Collateral Accounts or any other account maintained by the Borrowers; and (ii) otherwise, to the extent that it is necessary for the Credit Parties to issue a Capital Call to fund such required payment, within fifteen (15) Business Days after the Administrative Agent’s demand (but, in any event, the Credit Parties shall make such payment promptly after related Capital Contributions are received).

“Resignation Effective Date” has the meaning provided in Section 11.9(a).

“Responsible Officer” means: (a) in the case of a corporation, its chief executive officer, president or any vice president, chief financial officer or chief compliance officer, or any director or the equivalent thereof (other than a secretary or assistant secretary), and, in any case where two Responsible Officers are acting on behalf of such corporation, the second such Responsible Officer may be a secretary or assistant secretary or the equivalent thereof; (b) in the case of a limited partnership or an exempted limited partnership, an officer or director of its general partner or an officer or director of an entity that has authority to act on behalf of such general partner, acting on behalf of the general partner in its capacity as general partner of such limited partnership; and (c) in the case of a limited liability company, an officer of such limited liability company or, if there is no officer, a manager, director or managing member, or the individual acting on behalf of such manager or managing member, in its capacity as manager or managing member of such limited liability company, or in each case such other authorized officer or signatory who has the power to bind such corporation, limited partnership, limited liability company or any other Person who has provided documentation evidencing such authority. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Responsible Party” means, for any Governmental Plan Investor: (a) if the state under which the Governmental Plan Investor operates is obligated to fund the Governmental Plan Investor and is liable to fund any shortfalls, the state; and (b) otherwise, the Governmental Plan Investor itself.

“Returned Capital” means, for any Investor, at any time, any amounts distributed to such Investor that are subject to recall as a Capital Contribution pursuant to the applicable Constituent Document of the Initial Borrower or, as applicable, of a Pooled Vehicle Investor. Any amount of Returned Capital distributed to an Investor shall appear on the quarterly account statement (or other similar statement) delivered to such Investor.

“Revaluation Date” means each of the following: (a) each date of a Borrowing; (b) the date of any Exclusion Event; (c) the first Business Day of each calendar month; and (d) solely with respect to a significant fluctuation in Alternative Currency, each other date on which the Administrative Agent shall reasonably determine necessary by notice thereof to the Initial Borrower.

“RIC” means a Person qualifying for treatment as a “regulated investment company” under Subchapter M of the Internal Revenue Code.

“Rollover” means the renewal of all or any part of any LIBOR Rate Loan or CDOR Rate Loan upon the expiration of the Interest Period with respect thereto, pursuant to Section 2.3.

“Rollover Notice” has the meaning provided in Section 2.3(e).

“Rule 17g-5” shall mean Rule 17g-5 under the Securities Exchange Act of 1934 as such may be amended from time to time, and subject to such clarification and interpretation as has been provided by the U.S. Securities and Exchange Commission in the adopting release (Amendments to Rules for Nationally Recognized Statistical Rating Organizations, Exchange Act Release No. 34-61050, 74 Fed. Reg. 63,832, 63,865 (Dec. 4, 2009)) and subject to such clarification and interpretation as may be provided by the U.S. Securities and Exchange Commission or its staff from time to time.

“S&P” means Standard & Poor’s Financial Services, LLC, a subsidiary of the McGraw-Hill Companies, Inc. and any successor thereto.

“Sanctioned Person” means, each as amended, supplemented or substituted from time to time, a country, nation, territory, entity (or equivalent) or individual which is subject to Sanctions.

“Sanctions” means general trade, economic or financial restrictions, sanctions or embargoes imposed, administered or enforced from time to time by the government of the United States of America and administered by OFAC, the United Nations Security Council, the European Union or a member state of the European Union, each as amended, supplemented or substituted from time to time.

“Secured Parties” means the Agents, the Lenders, the Program Support Providers, the Conduit Collateral Agents and each Indemnitee.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Security Agreement” means the Security Agreement, substantially in the form of Exhibit C, made by the Initial Borrower in favor of the Administrative Agent, pursuant to which the Initial Borrower has granted to the Administrative Agent for the benefit of the Secured Parties, a first priority (subject to Permitted Liens) Lien and security interest in, and pledge of, their interests in the Collateral described therein, as the same may be amended, supplemented or modified from time to time.

“Side Letter” means any side letter executed by an Investor with any Credit Party or the Investment Advisor with respect to such Investor’s rights and/or obligations under its Subscription Agreement or other Constituent Documents of the Initial Borrower or of a Pooled Vehicle Investor.

“Solvent” means, with respect to any Credit Party, as of any date of determination, that as of such date:

(a)    the fair value of the assets of such Credit Party and, if applicable, the aggregate Uncalled Capital Commitments, are greater than the total amount of liabilities, including contingent liabilities, of such Credit Party;

(b)    the fair value of the assets of such Credit Party and, if applicable, the aggregate Uncalled Capital Commitments, are not less than the amount that will be required to pay the probable liability of the Credit Parties on their debts as they become absolute and matured;

(c)    such Credit Party does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts or liabilities become absolute and matured; and

(d)    such Credit Party is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which its assets and, if applicable, the aggregate Uncalled Capital Commitments, would constitute unreasonably small capital.

For the purposes of this definition, the amount of contingent liabilities (such as litigation, guarantees, and pension plan liabilities) at any time shall be computed as the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can be reasonably expected to become an actual or matured liability and are determined as contingent liabilities in accordance with applicable federal and state laws governing determinations of insolvency.

“Sponsor” means, (a) for any ERISA Investor, a sponsor as that term is understood under ERISA, specifically, the entity that established the plan and is responsible for the maintenance of the plan and, in the case of a plan that has a sponsor and participating employers, the entity that has the ability to amend or terminate the plan, and, in the case of an ERISA Investor that is an individual retirement account or individual retirement annuity, the owner of such account or annuity for whose benefit the account or annuity has been established, and (b) for any Endowment Fund Investor, the state chartered, “not-for-profit” university or college that has established such fund for its exclusive use and benefit. As used herein, the term “not-for-profit” means an entity formed not for pecuniary profit or financial gain and for which no part of its assets, income or profit is distributable to, or inures to the benefit of, its members, directors or officers.

“Spot Rate” means, with respect to any Alternative Currency at any date of determination thereof, the rate quoted by the Administrative Agent as its spot rate for the purchase of such Alternative Currency with Dollars through its principal foreign exchange trading office for such Alternative Currency at the time and date of determination.

“SPV Loan and Security Agreement” means that certain Loan and Security Agreement, dated as of March 28, 2016, by and among BDC SPV, as borrower, Initial Borrower, as collateral manager, seller and equityholder, Wells Fargo Bank, National Association, as administrative agent and collateral agent, and each of the lenders party thereto from time to time, as the same may be amended, supplemented or otherwise modified from time to time.

“SPV Loan Sale Agreement” means that certain Loan Sale Agreement, dated as of March 28, 2016, by and among BDC SPV, as purchaser, and Initial Borrower, as seller, as the same may be amended, supplemented or otherwise modified from time to time.

“Stated Maturity Date” means June 29, 2018, subject to any extension of such date pursuant to Section 2.14.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subordination Event” shall occur if, on any date of determination, (a) an Event of Default has occurred and is continuing; (b) a Potential Default has occurred and is continuing, but solely with respect to any Event of Default that would result under Section 10.1(a); or (c) a mandatory prepayment has been triggered pursuant to Section 3.5(b), irrespective of whether such prepayment has become due and payable under the grace periods afforded in Section 3.5(b).

“Subscription Agreement” means (i) a Subscription Agreement in the form of Exhibit T and any related supplement thereto executed by an Investor in connection with the subscription for an equity interest in the Initial Borrower, as applicable, as amended, restated, supplemented or otherwise modified from time to time and (ii) a subscription agreement executed by an HNW Investor in connection with the subscription for an equity interest in a Pooled Vehicle Investor, as applicable, as amended, restated, supplemented or otherwise modified from time to time; “Subscription Agreements” means, where the context may require, all Subscription Agreements, collectively.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Borrower.

“Subsidiary Assets” has the meaning provided in Section 8.11.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means the lesser of (i) $5,000,000 (or Dollar Equivalent thereof), and (ii) 10% of the aggregate Uncalled Capital Commitments at such time (or Dollar Equivalent thereof).

“Transaction Information” has the meaning provided in Section 12.17.

“Transfer” means to assign, convey, exchange, pledge, sell, set-off, transfer or otherwise dispose.

“Type of Loan” means a Reference Rate Loan, a LIBOR Rate Loan, a CDOR Rate Loan, a Cost of Funds Rate Loan or a CP Rate Loan.

“UCC” means the Uniform Commercial Code as adopted in the State of New York and any other state from time to time, which governs creation or perfection (and the effect thereof) of security interests in any Collateral.

“Uncalled Capital Commitment” means, with respect to any Investor at any time, such Investor’s uncalled Capital Commitment, including, for the avoidance of doubt, its “Remaining Capital Commitment” (or similar term) as determined pursuant to the applicable Constituent Document of the Initial Borrower or, as applicable, a Pooled Vehicle Investor.

“Unfunded Capital Commitment” means, with respect to any Investor at any time, such Investor’s Uncalled Capital Commitment minus any portion of such Investor’s Uncalled Capital Commitment that is subject to a Pending Capital Call.

“Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (2007 Revision), effective July, 2007 International Chamber of Commerce Publication No. 600.

“Unrated Included Investor” means an Investor that is designated as an Included Investor pursuant to clause (a)(ii) of the first sentence of the definition of “Included Investor”.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 4.1(f).

“Withholding Agent” means any Credit Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2.    Construction. With reference to this Credit Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)    all terms defined in this Credit Agreement shall have the above-defined meanings when used in the Notes or any other Loan Documents or any certificate, report or other document made or delivered pursuant to this Credit Agreement, unless otherwise defined in such other document;

(b)    the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined;

(c)    whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(d)    the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(e)    the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(f)    any reference herein to any Person shall be construed to include such Person’s successors and assigns;

(g)    the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Credit Agreement in its entirety and not to any particular provision hereof;

(h)    all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Credit Agreement;

(i)    the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights;

(j)    a Potential Default is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived;

(k)    the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form;

(l)    in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”; and

(m)    section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Loan Document.

1.3.    Accounting Terms. All accounting terms not specifically or completely defined herein or in any other Loan Document shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 8.1(a), except as otherwise specifically prescribed herein.

1.4.    UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

1.5.    References to Agreement and Laws. Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

1.6.    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to times of day in New York, New York.

1.7.    Exchange Rates; Currency Equivalents. The Administrative Agent shall determine the Spot Rates as of each applicable date required to be used for calculating Dollar Equivalent amounts of Principal Obligations denominated in Alternative Currencies. In the case of a Spot Rate required to be calculated as of a Revaluation Date, such Spot Rate shall become effective as of such Revaluation Date and shall be the Spot Rate employed in determining such Dollar Equivalent amount until the next Revaluation Date to occur. Except for purposes of financial statements delivered by a Credit Party hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as reasonably determined by the Administrative Agent based on the Spot Rate as of the last Revaluation Date.

Section 2.	REVOLVING CREDIT LOANS

2.1.    The Commitment.

(a)    Committed Amount. Subject to the terms and conditions herein set forth, each Committed Lender agrees, during the Availability Period to extend to the Borrowers a revolving line of credit in Dollars or any Alternative Currency.

(b)    Limitation on Borrowings and Re-borrowings. Except as provided in Section 2.1(c) below, no Committed Lender shall be required to advance any Borrowing, Rollover or Conversion hereunder if:

(i)    after giving effect to such Borrowing, Rollover or Conversion: (A) the Dollar Equivalent of the Principal Obligations would exceed the Available Commitment; (B) the Dollar Equivalent of the Principal Obligations owed to any Lender Group would exceed the Commitment of such Lender Group; or (C) the Dollar Equivalent of the Principal Obligations denominated in any Alternative Currency would exceed the Alternative Currency Sublimit; or

(ii)    the conditions precedent for such Borrowing in Section 6.2 have not been satisfied.

(c)    Exceptions to Limitations. Rollovers and Conversions shall be permitted notwithstanding Section 2.1(b)(i) and Section 2.1(b)(ii) above, in each case, unless the Administrative Agent has otherwise accelerated the Obligations or exercised other rights that terminate the Commitments under Section 10.2.

2.2.    Revolving Credit Commitment. Subject to the terms and conditions herein set forth, each Committed Lender severally agrees, on any Business Day during the Availability Period, to make Loans to the Borrowers at any time and from time to time in an aggregate principal amount up to such Committed Lender’s Commitment at any such time. Subject to the limitations and conditions set forth in Sections 2.1(b) and 6 and the other terms and conditions hereof, the Borrowers may borrow, repay without penalty or premium, and re-borrow hereunder, during the Availability Period. No Committed Lender shall be obligated to fund any Loan if the interest rate applicable thereto under Section 2.6(a) would exceed the Maximum Rate in effect with respect to such Loan.

2.3.    Manner of Borrowing.

(a)    Request for Borrowing. The Borrowers shall give the Administrative Agent notice at the Agency Services Address of the date of each requested Borrowing hereunder,

which notice may be by telephone, if confirmed in writing by facsimile, electronic mail, or other written communication (a “Request for Borrowing”), in the form of Exhibit E, and which notice shall be irrevocable and effective upon receipt by the Administrative Agent. Each Request for Borrowing: (i) shall be furnished to the Administrative Agent no later than 11:00 a.m. (x) at least one (1) Business Day prior to the requested date of Borrowing in the case of a Reference Rate Loan, (y) at least three (3) Business Days prior to the requested date of Borrowing in the case of a LIBOR Rate Loan or a CP Rate Loan in Dollars and (z) at least four (4) Business Days prior to the requested date of Borrowing in the case of a CDOR Rate Loan, a LIBOR Rate Loan or a CP Rate Loan denominated in an Alternative Currency; and (ii) must specify: (A) the amount of such Borrowing; (B) the Interest Option (with respect to Loans that are not CP Rate Loans) if such Loan is to be funded in Dollars; (C) the Interest Period therefor, if applicable; (D) the currency; and (E) the date of such Borrowing, which shall be a Business Day. Any Request for Borrowing received by the Administrative Agent after 11:00 a.m. shall be deemed to have been given by the Borrowers on the next succeeding Business Day. Each Request for Borrowing submitted by the Borrowers shall be deemed to be a representation and warranty that the conditions specified in Sections 6.1 and 6.2 and, to the extent applicable, Section 6.3, have been satisfied on and as of the date of the applicable Borrowing. No Request for Borrowing shall be valid hereunder for any purpose unless it shall have been accompanied or preceded by the information and other documents required to be delivered in accordance with this Section. For the avoidance of doubt, with respect to any Request for Borrowing submitted to a Lender Group with a Conduit Lender (including any Request for Borrowing of a Reference Rate Loan), the Managing Agent of such Conduit Lender’s Lender Group may elect to have a Conduit Lender or a Committed Lender fund such Loan in its sole discretion and (x) if such Loan is funded by a Conduit Lender, such Loan shall be funded as a CP Rate Loan through the issuance of Commercial Paper (and not pursuant to a Program Support Agreement) and (y) if such Loan is funded by a Commitment Lender, the Borrowers shall be entitled to select the Interest Option applicable to such Loan.

(b)    Further Information. Each Request for Borrowing shall be accompanied or preceded by: (i) a duly executed Borrowing Base Certificate dated the date of such Request for Borrowing; and (ii) such documents as are required to satisfy any applicable conditions precedent as provided in Section 6.2.

(c)    Request for Borrowing Irrevocable. Each Request for Borrowing completed and signed by the Borrowers in accordance with Section 2.3(a) shall be irrevocable and binding on the Borrowers, and the Borrowers shall indemnify each Lender against any cost, loss or expense incurred by such Lender (including, in the case of any Conduit Lender, through a Program Support Agreement), either directly or indirectly, as a result of any failure by the Borrowers to complete such requested Borrowing (other than due to a failure of such Lender to make a Loan in contravention of its obligations hereunder), including any cost, loss or expense incurred by the Administrative Agent or any Lender, either directly or indirectly by reason of the liquidation or reemployment of funds acquired by such Lender (or the applicable Program Support Provider(s)) in order to fund such requested Borrowing except to the extent such cost, loss or expense is due to the gross negligence, bad faith or willful misconduct of such Person. A certificate of such Lender setting forth the amount of any such cost, loss or expense, and the basis for the determination thereof and the calculation thereof, shall be delivered to the Borrowers and shall, in the absence of a manifest error, be conclusive and binding.

(d)    Notification of Conduit Lender. The Administrative Agent will promptly notify each Managing Agent of the Administrative Agent’s receipt of any Request for Borrowing. Each Conduit Lender shall instruct its Managing Agent to accept or reject such Request for Borrowing by notice given to the Managing Agent and the Borrowers by telephone, facsimile or electronic mail by no later than the close of its business on the Business Day following its receipt of any such Request for Borrowing. In the event that such Conduit Lender (or its Managing Agent or administrator on its behalf) shall reject such Request for Borrowing for any reason, the Committed Lenders of the same Lender Group as such Conduit Lender shall be obligated to fund the requested Loan in accordance with Section 2.5. If at any time a Lender is acting as both a Conduit Lender and a Committed Lender of a Lender Group, and the Lender, in its capacity as a Conduit Lender, rejects a request for a Loan, the Managing Agent of such Conduit Lender shall notify the Administrative Agent that such Lender will be funding the requested Loan in its capacity as a Committed Lender in accordance with Section 2.3(e) (but the failure of a Managing Agent to so notify the Administrative Agent shall not excuse such Conduit Lender, in its capacity as a Committed Lender, from its obligation to fund the requested Loan in accordance with Section 2.5).

(e)    Committed Lender’s Commitment. At no time will any Conduit Lender (unless it is a Committed Lender) have any obligation to fund a Loan. If a Conduit Lender has failed for whatever reason to fund its portion of a Borrowing in full, all Loans shall be made by the Committed Lenders of the same Lender Group on the requested date of Borrowing in accordance with Section 2.5. At any time when a Conduit Lender has rejected a request for a Loan (it being understood that if a Conduit Lender does not fund any Loan in relation to which all of the conditions precedent set forth in Section 6.2 have been satisfied on the date set forth in the applicable Request for Borrowing, such Conduit Lender shall be deemed to have rejected the request for Loan), the Managing Agent of such Conduit Lender shall so notify the Committed Lenders of the same Lender Group as such Conduit Lender and such Committed Lenders shall make such Loan, on a pro rata basis, in accordance with their respective Committed Lender Pro Rata Share. The obligation of each Committed Lender to remit its Committed Lender Pro Rata Share of any such Loan requested of its Lender Group shall be several from that of each other Committed Lender, and the failure of any Committed Lender to so make such amount available to the Administrative Agent or a Borrower, as applicable, shall not relieve any other Committed Lender of its obligation hereunder.

(f)    [Reserved].

(g)    Defaulting Committed Lender. If, by 2:00 p.m. on any funding date, one or more Committed Lenders in a Lender Group (each, a “Defaulting Committed Lender”, and each Committed Lender other than any Defaulting Committed Lender being referred to as a “Non-Defaulting Committed Lender”) fails to make its share of any Loan available to the Administrative Agent pursuant to Section 2.5 (the aggregate amount not so made available to Administrative Agent being herein called in either case the “Loan Deficit”), then such Committed Lender’s Managing Agent shall, by no later than 2:30 p.m. on the applicable funding date instruct each Non-Defaulting Committed Lender in such Lender Group to pay, by no later than 3:00 p.m. on such date, in immediately available funds, to the account designated by the Administrative Agent, an amount equal to the lesser of: (i) such Non-Defaulting Committed Lender’s proportionate share (based upon the relative Commitments of the Non-Defaulting

Committed Lenders) of the Loan Deficit with respect to such Lender Group; and (ii) its unused Commitment. A Defaulting Committed Lender shall forthwith, upon demand, pay to its related Managing Agent for the ratable benefit of the Non-Defaulting Committed Lenders all amounts paid by each Non-Defaulting Committed Lender on behalf of such Defaulting Committed Lender, together with interest thereon, for each day from the date a payment was made by a Non-Defaulting Committed Lender until the date such Non-Defaulting Committed Lender has been paid such amounts in full, at a rate per annum equal to the Default Rate.

(h)    Determination of Interest and Interest Periods. For purposes of determining the Interest Period applicable to each Loan and to calculate Interest with respect thereto, each applicable Managing Agent shall allocate the Loans of the Lenders in its Lender Group to tranches (each a “Portion of Loan”). Any Portion of Loan funded by a Conduit Lender may from time to time be funded through the issuance of Commercial Paper or pursuant to a Program Support Agreement, provided that each Conduit Lender confirms that, to the extent permitted by its commercial paper program documentation, it intends to fund all Loans hereunder through the issuance of its Commercial Paper prior to the termination date specified in its related Program Support Agreement, an Event of Default or certain other circumstances occurring in the financial or Commercial Paper markets in general or with respect to the Loan Documents, or the Initial Borrower in particular, which, in the sole discretion of the Administrative Agent, such Conduit Lender or its Managing Agent, make funding the Loans through the issuance of Commercial Paper reasonably inadvisable. Any Portion of Loan funded by a Conduit Lender through the issuance of Commercial Paper (and not pursuant to a Program Support Agreement) shall accrue Interest at the applicable CP Rate. Any Portion of Loan funded by the Committed Lenders or a Program Support Provider shall accrue interest at a rate per annum equal to: (i) with respect to LIBOR Rate Loans, the Adjusted LIBOR Rate for the applicable Interest Period, (ii) with respect to CDOR Rate Loans, the CDOR for the Applicable Interest Period, and (iii) with respect to Reference Rate Loans, the Reference Rate in effect from day to day. At any time, each Portion of Loan shall have only one Interest Period and one Rate Type. The aggregate Portions of Loans of each Lender Group at all times shall be equal to the Loans of such Lender Group, and at any time when the Loans are not divided into two or more portions, the term “Portion of Loans” shall mean 100% of the Loans of such Lender Group.

(i)    Committed Lender Funding Shall be Proportional. Each Committed Lender shall make each requested Loan in accordance with its Pro Rata Share thereof.

(j)    Rollovers. No later than 11:00 a.m. at least (x) three (3) Business Days prior to the termination of each Interest Period related to a LIBOR Rate Loan in Dollars or (y) at least four (4) Business Days prior to the termination of each Interest Period related to a CDOR Rate Loan or a LIBOR Rate Loan denominated in an Alternative Currency, the Borrowers shall give the Administrative Agent written notice at the Agency Services Address (which notice may be via fax or electronic mail) in the form of Exhibit G (the “Rollover Notice”) whether it desires to renew such LIBOR Rate Loan or CDOR Rate Loan. The Rollover Notice shall also specify the length of the Interest Period selected by the Borrowers with respect to such Rollover. Each Rollover Notice shall be irrevocable and effective upon notification thereof to the Administrative Agent. If the Borrowers fail to timely give the Administrative Agent the Rollover Notice with respect to any LIBOR Rate Loan or CDOR Rate Loan, the Borrowers shall be deemed to have elected a one-month Interest Period with respect to such Loan.

(k)    Conversions. The Borrowers shall have the right, with respect to: (i) any Reference Rate Loan, on any Business Day (a “LIBOR Conversion Date”), to convert such Reference Rate Loan to a LIBOR Rate Loan in Dollars; and (ii) any LIBOR Rate Loan in Dollars, on any Business Day (a “Reference Rate Conversion Date”) to convert such LIBOR Rate Loan to a Reference Rate Loan, provided that the Borrowers shall, on such LIBOR Conversion Date or Reference Rate Conversion Date, make the payments required by Section 4.5, if any, in either case, by giving the Administrative Agent written notice at the Agency Services Address in the form of Exhibit G (a “Conversion Notice”) of such selection no later than 11:00 a.m. at least either (x) three (3) Business Days prior to such LIBOR Conversion Date or (y) one (1) Business Day prior to such Reference Rate Conversion Date, as applicable. Each Conversion Notice shall be irrevocable and effective upon notification thereof to the Administrative Agent. A request of the Borrowers for a Conversion of a Reference Rate Loan to a LIBOR Rate Loan is subject to the condition that no Event of Default or Potential Default exists at the time of such request or after giving effect to such Conversion.

(l)    Tranches. Notwithstanding anything to the contrary contained herein, no more than ten (10) LIBOR Rate Loans and CDOR Rate Loans may be outstanding hereunder at any one time during the Availability Period.

(m)    Administrative Agent Notification of the Lenders. The Administrative Agent shall promptly notify each Managing Agent of the receipt of a Request for Borrowing, a Conversion Notice or a Rollover Notice, the amount of the Borrowing and the amount and currency of such Lender Group’s Lender Group Percentage of the applicable Loans, the date the Borrowing is to be made, the Interest Option selected, the Interest Period selected, if applicable, and the applicable rate of interest.

2.4.    Minimum Loan Amounts. Each LIBOR Rate Loan and CDOR Rate Loan shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000 and each Reference Rate Loan shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that a Reference Rate Loan or a CP Rate Loan may be in an aggregate amount that is equal to the entire unused balance of the Available Commitment. Any Loans denominated in an Alternative Currency shall satisfy the foregoing minimum thresholds on a Dollar Equivalent basis.

2.5.    Funding.

(a)    Funding of Borrowings. Subject to the fulfillment of all applicable conditions set forth herein, each Committed Lender shall make the proceeds of its Pro Rata Share (or each Conduit Lender shall make the proceeds of its related Committed Lender’s Pro Rata Share) of each Borrowing available (i) at any time that there is more than one Lender Group, to the Administrative Agent by no later than 12:00 p.m. on the date specified in the Request for Borrowing as the borrowing date, in immediately available funds, and the Administrative Agent shall deposit such proceeds in immediately available funds in the applicable Borrower’s account maintained with the Administrative Agent not later than 2:00 p.m. on the borrowing date or, if requested by the Borrowers in the Request for Borrowing, shall wire-transfer such funds as requested on or before such time, and (ii) at any time that there is one Lender Group, by wire transfer of such proceeds in immediately available funds to the applicable Borrower’s account specified in the Request for Borrowing not later than 2:00 p.m. on the borrowing date. If a Lender Group fails to make its Lender Group Percentage of any requested Borrowing available to the Administrative Agent on the applicable borrowing date pursuant to clause (i) above, then the Administrative Agent may recover the applicable amount on demand: (a) from such Lender Group’s Committed Lender, together with interest at the Federal Funds Rate for the period commencing on the date the amount was made available to the Borrowers by the Administrative Agent and ending on (but excluding) the date the Administrative Agent recovers the amount from such Committed Lender; or (b) if such Committed Lender fails to pay its amount upon the Administrative Agent’s demand, then from the Borrowers by the Required Payment Time, together with interest at a rate per annum equal to the rate applicable to the requested Borrowing for the period commencing on the borrowing date and ending on (but excluding) the date the Administrative Agent recovers the amount from the Borrowers.

(b)    Obligations of Lender Several. The liabilities and obligations of each Committed Lender hereunder shall be several and not joint, and neither the Administrative Agent nor any Committed Lender shall be responsible for the performance by any other Committed Lender of its obligations hereunder. The failure of any Committed Lender to advance the proceeds of its Pro Rata Share of any Borrowing required to be advanced hereunder shall not relieve any other Committed Lender of its obligation to advance the proceeds of its Pro Rata Share of any Borrowing required to be advanced hereunder. Each Committed Lender hereunder shall be liable to the Borrowers only for the amount of its respective Commitment.

2.6.    Interest.

(a)    Interest Rate. Each Loan funded by the Lenders shall accrue interest at a rate per annum equal to: (i) with respect to LIBOR Rate Loans, Adjusted LIBOR for the applicable Interest Period; (ii) with respect to Reference Rate Loans, the Reference Rate in effect from day to day; (iii) with respect to CDOR Rate Loans, CDOR for the applicable Interest Period; (iv) with respect to CP Rate Loans, the CP Rate for the applicable Interest Period; and (v) with respect to Cost of Funds Rate Loans, the Cost of Funds Rate in effect from day to day. At any time, each Loan shall have only one Interest Period and one Interest Option. Notwithstanding anything to the contrary contained herein, in no event shall the interest rate hereunder exceed the Maximum Rate.

(b)    Change in Rate; Past Due Amounts; Calculations of Interest. Each change in the rate of interest for any Borrowing consisting of Reference Rate Loans shall become effective, without prior notice to the Credit Parties, automatically as of the opening of business of the Administrative Agent on the date of said change. Interest on the unpaid principal balance of (i) each LIBOR Rate Loan, Cost of Funds Rate Loan, Reference Rate Loan bearing interest based off LIBOR, CDOR Rate Loan and CP Rate Loan shall be calculated on the basis of the actual days elapsed in a year consisting of 360 days and (ii) each Reference Rate Loan (other than when the Reference Rate is calculated based off LIBOR) shall be calculated on the basis of the actual days elapsed in a year consisting of 365 or 366 days, as the case may be.

(c)    Default Rate. If an Event of Default has occurred and is continuing, then (in lieu of the interest rate provided in Section 2.6(a) above) all Obligations shall bear interest, after as well as before judgment, at the Default Rate.

2.7.    Determination of Rate. The Administrative Agent shall determine each interest rate applicable to the LIBOR Rate Loans, CDOR Rate Loans, Reference Rate Loans and Cost of Funds Rate Loans hereunder. The Managing Agent of each Conduit Lender shall determine each interest rate applicable to the CP Rate Loans and inform the Administrative Agent thereof prior to each applicable Interest Payment Date. The Administrative Agent shall give notice to the Borrowers and to the Lenders of each rate of interest so determined, and its determination thereof shall be conclusive and binding in the absence of manifest error. The Managing Agent of each Conduit Lender shall bill the Borrowers directly for payment of interest with respect to all CP Rate Loans, with notice of such billing and receipt of payments to the Administrative Agent. The Administrative Agent will bill the Borrowers on behalf of all Lenders with respect to interest on LIBOR Rate Loans, CDOR Rate Loans and Reference Rate Loans.

2.8.    [Reserved]

2.9.    Qualified Borrowers. In consideration of the Committed Lenders’ agreement to advance funds to a Qualified Borrower that has joined the Credit Facility in accordance with Section 6.3 and to accept the Qualified Borrower Guaranties in support thereof, the Borrowers hereby authorize, empower, and direct the Administrative Agent, for the benefit of the Secured Parties, within the limits of the Available Commitment, to disburse directly to the Lenders, with notice to the Borrowers, in immediately available funds, an amount equal to the amount due and owing under any Qualified Borrower Promissory Note or any Qualified Borrower Guaranty, together with all interest, costs and expenses and fees due to the Lenders pursuant thereto, as a Borrowing hereunder, in the event the Administrative Agent shall have not received payment of such Obligations when due. The Administrative Agent will notify the Borrowers of any disbursement made to the Lenders pursuant to the terms hereof; provided that the failure to give such notice shall not affect the validity of the disbursement, and the Administrative Agent shall provide the Lenders with notice thereof. Any such disbursement made by the Administrative Agent to the Lenders shall be deemed to be a Reference Rate Loan pursuant to Section 2.3 in the amount so paid, and the Borrowers shall be deemed to have given to the Administrative Agent in accordance with the terms and conditions of Section 2.3, a Request for Borrowing with respect thereto; and such disbursements shall be made without regard to the minimum and multiple amounts specified in Section 2.4. The Administrative Agent may conclusively rely on the Lenders as to the amount of any such Obligations due to the Lenders, absent manifest error.

2.10.    Use of Proceeds and Borrower Guaranties. The proceeds of the Loans shall be used solely for purposes expressly permitted under the Constituent Documents of each Credit Party. Neither the Lenders nor the Administrative Agent shall have any liability, obligation, or responsibility whatsoever with respect to the Borrowers’ use of the proceeds of the Loans, and neither the Lenders nor the Administrative Agent shall be obligated to determine whether or not the Borrowers’ use of the proceeds of the Loans are for purposes permitted under the Constituent Documents of any Credit Party. Nothing, including, without limitation, any Borrowing, any Rollover or acceptance of any Qualified Borrower Guaranty or other document or instrument, shall be construed as a representation or warranty, express or implied, to any party by the Lenders or the Administrative Agent as to whether any investment by the Borrowers is permitted by the terms of the Constituent Documents of any Credit Party.

2.11.    Fees. The Borrowers shall pay to the Administrative Agent fees in consideration of the arrangement and administration of the Commitments, which fees shall be payable in amounts and on the dates agreed to between the Borrowers and the Administrative Agent in the Fee Letter. The Borrowers will pay to the Lenders such other fees as are payable in the amount and on the date agreed to between the Borrowers and the Lenders in the Fee Letter.

2.12.    Unused Commitment Fee. In addition to the payments provided for in Section 3, the Borrowers shall pay or cause to be paid to the Administrative Agent, for the account of each Lender Group, an unused commitment fee at the rate of 20 basis points (0.20%) per annum on the Commitment of the Committed Lenders in such Lender Group which was unused, calculated on the basis of actual days elapsed in a year consisting of 360 days and payable in arrears on the first Business Day of each calendar quarter for the preceding calendar quarter; provided that, notwithstanding anything to the contrary contained herein or in any other Loan Document, no unused commitment fee shall accrue or be due or owing for a period of sixty (60) days following the Closing Date. For purposes of this Section 2.12, the fee shall be calculated on a daily basis. The Credit Parties and the Lenders acknowledge and agree that the unused commitment fees payable hereunder are bona fide unused commitment fees and are intended as reasonable compensation to the Lenders for committing to make funds available to the Borrowers as described herein and for no other purposes. No Lender Group shall be entitled to receive any unused commitment fee for any period during which the Committed Lender in such Lender Group is a Defaulting Committed Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to such Lender Group) (provided that, for any Lender Group with two or more Committed Lenders, such Lender Group shall not be entitled to receive any unused commitment fee corresponding to the Commitment of any Committed Lender in such Lending Group that is a Defaulting Committed Lender, but shall remain entitled to receive any unused commitment fee corresponding to the Commitment of any Committed Lender in such Lending Group that is not a Defaulting Committed Lender).

2.13.    [Reserved].

2.14.    Extension of Maturity Date. The Borrowers shall have an option to extend the Stated Maturity Date then in effect for one (1) additional term not longer than 364 days, subject to satisfaction of the following conditions precedent:

(a)    each of the extending Lenders and the Administrative Agent consent to the extension in their sole discretion;

(b)    as of the effective date of such extension, the representations and warranties set forth herein and in the other Loan Documents are true and correct in all material respects with the same force and effect as if made on and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date); provided that if a representation or warranty is qualified as to materiality, with respect to such representation or warranty, the foregoing materiality qualifier shall be disregarded for the purposes of this condition;

(c)    the Borrowers shall have paid an extension fee to the Administrative Agent, for the benefit of the extending Lender Groups consenting to such extension, payable to each such Lender ratably, in an amount equal to 0.15% times the principal amount of the aggregate Commitments of all Lenders subject to extension;

(d)    no Potential Default or Event of Default shall have occurred and be continuing on the date on which notice is given in accordance with clause (f) below or on the initial Stated Maturity Date;

(e)    the Borrowers shall have delivered to the Administrative Agent resolutions adopted by the Borrowers approving or consenting to such increase, certified by a Responsible Officer of the Borrowers that such resolutions are true and correct copies thereof and are in full force and effect, and such legal opinions as the Administrative Agent may reasonably request; and

(f)    the Borrowers shall have delivered an Extension Request with respect to the Stated Maturity Date to the Administrative Agent not less than sixty (60) days prior to the Stated Maturity Date then in effect (which shall be promptly forwarded by the Administrative Agent to each Lender).

2.15.    Increase in the Maximum Commitment.

(a)    Request for Increase. Provided there exists no Event of Default or Potential Default, and subject to compliance with the terms of this Section 2.15, with the consent of the Administrative Agent, such consent to be given in its sole and absolute discretion, the Borrowers may increase the Maximum Commitment to an amount not exceeding $150,000,000. Such increase may be done in one or more requested increases, in minimum increments of $25,000,000 or such lesser amount to be determined by the Administrative Agent (each such increase, shall be referred to herein as a “Facility Increase”).

(b)    Effective Date. The Administrative Agent shall determine the effective date of any Facility Increase (the “Increase Effective Date”) which shall be no less than ten (10) Business Days after receipt of a Facility Increase Request and shall notify the Borrowers and the Committed Lenders of the Increase Effective Date and the date on which Committed Lenders shall be required to respond to such request, which shall be no less than five (5) Business Days after receive of a Facility Increase Request. Each Committed Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its pro rata share of such requested increase. Any Committed Lender not responding within such time period shall be deemed to have declined to increase its Commitment. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent, the Borrowers may also invite additional Eligible Assignees to become Committed Lenders pursuant to a Lender Joinder Agreement.

(c)    Conditions to Effectiveness of Increase. The following are conditions precedent to such increase:

(i)    The Borrowers shall deliver to the Administrative Agent a Facility Increase Request, resolutions adopted by the Borrowers approving or consenting to such increase, certified by a Responsible Officer of the Borrowers that such resolutions are true and correct copies thereof and are in full force and effect, and such legal opinions as the Administrative Agent may reasonably request;

(ii)    On or prior to the proposed date of such Facility Increase, the Borrowers shall have paid to the Administrative Agent the Facility Increase Fee for the account of each new or increasing Committed Lender;

(iii)    If applicable, the Borrowers shall execute new or replacement Notes payable to the applicable Lenders reflecting the Facility Increase; and

(iv)    On the Increase Effective Date, (x) an existing Lender Group or Lender Groups shall increase their Commitments to support any Facility Increase, in its sole discretion, and/or (y) an additional Lender Group or Lender Groups shall have joined the Credit Facility as an additional Lender Group pursuant to a Lender Joinder Agreement and, after giving effect thereto, the aggregate increased and new Commitments, respectively, of such increasing and additional Lender Groups, shall be at least equal to the amount of such Facility Increase.

For the avoidance of doubt, any Facility Increase will be on the same terms as contained herein with respect to the Credit Facility. No Lender will be required to commit, nor shall any Lender have any preemptive right, to provide any portion of any Facility Increase.

(d)    Reallocation Following Facility Increase. On any Increase Effective Date with respect to any Facility Increase (whether pursuant to a new Lender joining the Credit Facility or an existing Lender Group increasing its Commitment), the Administrative Agent will reallocate the outstanding Loans (including any Loans made by any new or increasing Lender Group pursuant to this Section 2.15) such that, after giving effect thereto, the ratio of each Lender Group’s (including each new or increasing Lender Group’s) share of outstanding Loans to its share of Commitments is the same as that of each other Lender Group. For the avoidance of doubt, such reallocation may require the reallocation of Loans from an existing Lender Group to a new or increasing Lender Group. In connection with any such reallocation of the outstanding Loans, (i) the Administrative Agent will give advance notice sufficient to comply with the applicable timing period in Section 2.3 to each Managing Agent for each Committed Lender which is required to fund any amount or receive any partial repayment in connection therewith and (ii) the applicable Lender or Lenders will fund such amounts up to their respective shares of the Loans being reallocated and the Administrative Agent shall remit to any applicable Lenders its applicable portion of such funded amount if necessary to give effect to the reallocation of such Loans. In connection with such repayment made with respect to such reallocation (to the extent such repayment is required), the Borrowers shall pay (i) all interest due on the amount repaid to the date of repayment on the immediately following Interest Payment Date and (ii) any amounts due pursuant to Section 4.5 as a result of such reallocation occurring on any date other than an Interest Payment Date.

Section 3.	PAYMENT OF OBLIGATIONS

3.1.    Revolving Credit Notes. The Managing Agents on behalf of their respective Lender Groups may request that the Loans be evidenced by a promissory note. In such event, each Borrower shall execute and deliver a Note or Notes in the form of Exhibit B (with blanks appropriately completed in conformity herewith), in favor of the requesting Managing Agent on behalf of its Lender Group (or to each Committed Lender in such Lender Group if requested by such Managing Agent). Each Borrower agrees, from time to time, upon the request of any Managing Agent, to reissue a new Note, in accordance with the terms and in the form heretofore provided, to such Managing Agent on behalf of its Lender Group (or to each Committed Lender in such Lender Group if requested by such Managing Agent), in renewal of and substitution for the Note previously issued by such Borrower to such Managing Agent on behalf of its Lender Group (or to each Committed Lender in such Lender Group if requested by such Managing Agent), subject to the return of any previously issued Note to such Borrower marked “replaced”.

3.2.    Payment of Obligations. The Principal Obligations outstanding on the Maturity Date, together with all accrued but unpaid interest thereon and any other outstanding Obligations, shall be due and payable on the Maturity Date.

3.3.    Payment of Interest.

(a)    Interest. Interest on each Borrowing and any portion thereof shall commence to accrue in accordance with the terms of this Credit Agreement and the other Loan Documents as of the date of the disbursement or wire transfer of such Borrowing by the Administrative Agent, consistent with the provisions of Section 2.6, notwithstanding whether the Borrowers received the benefit of such Borrowing as of such date and even if such Borrowing is held in escrow pursuant to the terms of any escrow arrangement or agreement. When a Borrowing is disbursed by wire transfer pursuant to instructions received from the Borrowers in accordance with the related Request for Borrowing, then such Borrowing shall be considered made at the time of the transmission of the wire, rather than the time of receipt thereof by the receiving bank. With regard to the repayment of the Loans, interest shall continue to accrue on any amount repaid until such time as the repayment has been received in federal or other immediately available funds by the Administrative Agent in the Administrative Agent’s account described in Section 3.4, or any other account of the Administrative Agent which the Administrative Agent designates in writing to the Borrowers.

(b)    Interest Payment Dates. Accrued and unpaid interest on the Obligations shall be due and payable in arrears (i) on each Interest Payment Date, (ii) on each other date of any reduction of the outstanding principal amount of the Loans hereunder, and (iii) upon the occurrence and during the continuance of an Event of Default, at any time upon demand by the Administrative Agent. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

3.4.    Payments on the Obligations.

(a)    Credit Party Payments. All payments of principal of, and interest on, the Obligations under this Credit Agreement by any Credit Party to or for the account of the Lenders, or any of them, shall be made without condition or deduction or counterclaim, set-off, defense or recoupment by the Borrowers for receipt by the applicable Lender (or, if there is more than one Lender Group, to the Administrative Agent) before 1:00 p.m. in federal or other immediately available funds at such account of the Administrative Agent or the applicable Lender that the Administrative Agent or such Lender, as applicable, designates in writing to the Borrowers. Funds received after 1:00 p.m. shall be treated for all purposes as having been received by the Administrative Agent on the first Business Day next following receipt of such funds. All payments shall be made in the currency of the related Borrowing.

(b)    Lender Payments. Except as provided in Section 12.12, each Lender shall be entitled to receive its ratable share of each payment received by the Administrative Agent hereunder for the account of the Lenders on the Obligations. Each payment received by the Administrative Agent hereunder for the account of a Lender shall be promptly distributed by the Administrative Agent to such Managing Agent for such Lender. The Administrative Agent, each Managing Agent and each Lender hereby agree that payments to the Administrative Agent by the Borrowers of principal of, and interest on, the Obligations by the Borrowers to or for the account of the Lenders in accordance with the terms of the Credit Agreement, the Notes and the other Loan Documents shall constitute satisfaction of the Borrowers’ obligations with respect to any such payments, and the Administrative Agent shall indemnify, and each Managing Agent and each Lender shall hold harmless, the Borrowers from any claims asserted by any Managing Agent or Lender in connection with the Administrative Agent’s duty to distribute and apportion such payments to the Lenders in accordance with this Section 3.4.

(c)    Application of Payments. So long as no Event of Default has occurred and is continuing, all payments made on the Obligations shall be applied as directed by the Borrowers. At all times when an Event of Default has occurred and is continuing, all payments made on the Obligations shall be credited, to the extent of the amount thereof, in the following manner: (i) first, against all costs, expenses and other fees (including attorneys’ fees) arising under the terms hereof; (ii) second, against the amount of interest accrued and unpaid on the Obligations as of the date of such payment; (iii) third, against all principal due and owing on the Obligations as of the date of such payment; and (iv) fourth, to all other amounts constituting any portion of the Obligations.

3.5.    Prepayments.

(a)    Voluntary Prepayments. The Borrowers may, upon written notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty on any Business Day; provided that: (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three (3) Business Days prior to any date of prepayment of any Portion of Loans that are LIBOR Rate Loans or CP Rate Loans denominated in Dollars, (B) four (4) Business Days prior to any date of prepayment of any Portion of Loans that are CDOR Rate Loans, LIBOR Rate Loans or CP Rate Loans denominated in an Alternative Currency, (C) one (1) Business Day prior to any date of prepayment of any

Portion of Loans that are Reference Rate Loans and (D) two (2) Business Days prior to any date of prepayment of any Portion of Loans that are CP Rate Loans other than on the maturity date of the related Commercial Paper (or other financing source) funding such Portion of Loans; and (ii) any prepayment of Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof (or the Dollar Equivalent thereof) or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date (which shall be a Business Day) and amount of such prepayment. The Administrative Agent will promptly notify each Managing Agent of its receipt of each such notice, and of the amount of its Lender Group’s Lender Group Percentage of such prepayment. If such written notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 4. Each such prepayment shall be applied to the Obligations held by each Lender Group in accordance with its respective Lender Group Percentage.

(b)    Mandatory Prepayment.

(i)    Excess Loans Outstanding. If on any day (x) the Dollar Equivalent of the Principal Obligations exceeds the Available Commitment (including, without limitation, as a result of an Exclusion Event or of any Concentration Limit being exceeded) or (y) the Dollar Equivalent of the Principal Obligations denominated in Alternative Currencies exceeds an amount equal to 105% of the Alternative Currency Sublimit, then in each case the Borrowers shall pay without further demand such excess to the Administrative Agent, for the benefit of the Lenders, in immediately available funds, by the Required Payment Time. Each Credit Party hereby agrees that the Administrative Agent may withdraw from any Collateral Account any Capital Contributions deposited therein and apply the same to the Principal Obligations until such time as the payment obligations of this Section 3.5(b)(i) have been satisfied in full.

(ii)    Excess Obligations under Constituent Documents. If, on any day the Dollar Equivalent of the Principal Obligations combined with all other Indebtedness of the Borrowers exceeds the maximum amount permitted to be incurred under the Constituent Documents of the Credit Parties, then the Borrowers shall pay the lesser of (x) such excess and (y) the Principal Obligations then outstanding to the Administrative Agent, for the benefit of the Lenders, in immediately available funds by the Required Payment Time. Each Credit Party hereby agrees that the Administrative Agent may withdraw from any Collateral Account any Capital Contributions deposited therein and apply the same to the Principal Obligations until such time as the payment obligations of this Section 3.5(b)(ii) have been satisfied in full.

(iii)    Public Offering. On or prior to the date of consummation of any public offering of equity interests of the Initial Borrower, the Initial Borrower will repay the Obligations in full.

3.6.    Reduction or Early Termination of Commitments. So long as no Request for Borrowing is outstanding, the Borrowers may terminate the Commitments, or reduce the Maximum Commitment, by giving prior irrevocable written notice to the Administrative Agent of such termination or reduction five (5) Business Days prior to the effective date of such termination or reduction (which date shall be specified by the Borrowers in such notice and shall be a Business Day): (a) (i) in the case of complete termination of the Commitments, upon prepayment of all of the outstanding Obligations, including, without limitation, all interest accrued thereon, in accordance with the terms of Section 3.3; or (ii) in the case of a reduction of the Maximum Commitment, upon prepayment of the amount by which the Principal Obligations exceed the reduced Available Commitment resulting from such reduction, including, without limitation, payment of all interest accrued thereon, in accordance with the terms of Section 3.3. Notwithstanding the foregoing: (x) any reduction of the Maximum Commitment shall be in an amount equal to $5,000,000 or multiples thereof; and (y) in no event shall a reduction by the Borrowers reduce the Maximum Commitment to $25,000,000 or less (except for a termination of all the Commitments). Promptly after receipt of any notice of reduction or termination, the Administrative Agent shall notify each Managing Agent of the same. Any reduction of the Maximum Commitment shall reduce the Commitments of the Committed Lenders according to their Pro Rata Share. Any notice of termination may state that such notice is conditioned upon the effectiveness of other credit facilities or capital raising, in which case such notice may be revoked by the Borrower if such condition is not satisfied.

3.7.    Lending Office. Each Lender may: (a) designate its principal office or a branch, subsidiary or Affiliate of such Lender as its Lending Office (and the office to whose accounts payments are to be credited) for any Loan and (b) change its Lending Office from time to time by notice to the Administrative Agent and the Borrowers. In such event, the Lender shall continue to hold the Note, if any, evidencing the Loans for the benefit and account of such branch, subsidiary or Affiliate. Each Lender shall be entitled to fund all or any portion of its Commitment in any manner it deems appropriate, consistent with the provisions of Section 2.5.

3.8.    Joint and Several Liability. Each Borrower acknowledges, agrees, represents and warrants the following:

(a)    Inducement. The Lenders have been induced to make the Loans to the Borrowers in part based upon the assurances by each Borrower that each Borrower desires that all Obligations under the Loan Documents be honored and enforced as separate obligations of each Borrower, should the Administrative Agent and the Lenders desire to do so.

(b)    Combined Liability. Notwithstanding the foregoing, the Borrowers shall be jointly and severally liable to the Lenders for all representations, warranties, covenants, obligations and indemnities, including, without limitation, the Loans and the other Obligations, and the Administrative Agent and the Lenders may at their option enforce the entire amount of the Loans and the other Obligations against any one or more of the Borrowers.

(c)    Separate Exercise of Remedies. The Administrative Agent (on behalf of the Secured Parties) may exercise remedies against each Credit Party and its property separately, whether or not the Administrative Agent exercises remedies against any other Credit Party or its property. The Administrative Agent may enforce one or more Credit Party’s obligations without enforcing any other Credit Party’s obligations and vice versa. Any failure or inability of the Administrative Agent to enforce one or more Credit Party’s obligations shall not in any way limit the Administrative Agent’s right to enforce the obligations of the other Credit Parties. If the Administrative Agent forecloses or exercises similar remedies under any one or more Collateral Documents, then such foreclosure or similar remedy shall be deemed to reduce the balance of the Loans only to the extent of the cash proceeds actually realized by the Lenders from such foreclosure or similar remedy or, if applicable, the Administrative Agent’s credit bid at such sale, regardless of the effect of such foreclosure or similar remedy on the Loans secured by such Collateral Documents under the applicable state law.

Section 4.	CHANGE IN CIRCUMSTANCES

4.1.    Taxes.

(a)    [Reserved].

(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then (i) the applicable Withholding Agent shall be entitled to make such deduction or withholding, (ii) the applicable Withholding Agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and (iii) if such Tax is an Indemnified Tax, then the sum payable by the applicable Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)    Payment of Other Taxes by the Credit Parties. Without limiting the provisions of Section 4.1(b) above, the Borrowers shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)    Tax Indemnification. (i) The Borrowers shall, and each does hereby, jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.1) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. (ii) Each Lender shall, and does hereby, severally indemnify the Administrative Agent within ten (10) days after demand therefor, for (x) any Indemnified Taxes attributable to such Lender (but only to the extent that any Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any Borrower to do so), (y) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.11 relating to the maintenance of a Participant Register and (z) any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Credit Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(e)    Evidence of Payments. As soon as practicable after any payment of Taxes by a Borrower to a Governmental Authority pursuant to this Section 4.1, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)    Status of Lenders and Administrative Agent.

(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 4.1(f)(ii)(A), (f)(ii)(B) and (g) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person,

(A)	any Lender that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)

any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested in the recipient) on or prior to the date on which such Foreign Lender becomes a Lender (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(i)

in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)	executed originals of IRS Form W-8ECI;

(iii)

in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit S-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E; or

(iv)

if a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, withholding certificates, a U.S. Tax Compliance Certificate substantially in the form of Exhibit S-2 or Exhibit S-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit S-4 on behalf of each such direct and indirect partner; and

(C)

any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made.

Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 4.1(f) or Section 4.1(g) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

The Administrative Agent shall deliver to Borrower, on or before the date on which it becomes the Administrative Agent hereunder, the appropriate documentation as described in Section 4.1(f)(ii). The Administrative Agent shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide the certification described in the preceding sentence.

(g)    FATCA. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 4.1(g), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement, and any fiscal or regulatory legislation adopted pursuant to any intergovernmental agreement entered into with the United States in connection with the implementation of FATCA.

(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion, exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.1 (including by the payment of additional amounts pursuant to this Section 4.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 4.1(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 4.1(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 4.1(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 4.1(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)    Survival. Each party’s obligations under this Section 4.1 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Managing Agent or a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

4.2.    Illegality. If any Lender reasonably determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans or other Obligations denominated in Dollars or any Alternative Currency, or materially restricts the authority of such Lender to purchase or sell, or to take deposits of Dollars or any Alternative Currency or to determine or charge interest rates based upon LIBOR or CDOR for Dollars or any Alternative Currency, then, on notice thereof by such Lender (or its Managing Agent) to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue Loans or the Obligations in such currency or, in the event such currency is Dollars, to convert Loans accruing interest calculated by reference to the Reference Rate to be Loans calculated by LIBOR or to convert Loans accruing interest calculated by reference to LIBOR to be Loans calculated by reference to the Reference Rate (where the Reference Rate is also calculated based off LIBOR in accordance with the definition thereof), shall be suspended until such Lender (or its Managing Agent) notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist; provided that, (x) if the forgoing notice relates to Portions of Loans that are outstanding as LIBOR Rate Loans or CDOR Rate Loans, such Portions of Loans shall be Converted to Reference Rate Loans if denominated in Dollars or Portions of Loans bearing interest at the Cost of Funds Rate if denominated in an Alternative Currency on the last day of the then-current Interest Period, and (y) upon receipt of such notice, the Borrowers may revoke any outstanding Requests for Borrowing of LIBOR Rate Loans or CDOR Rate Loans in

the applicable currency. Upon the prepayment of any such Portion of Loans, the Borrowers shall also pay accrued interest on the amount so prepaid. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

4.3.    Inability to Determine Rates. If the Administrative Agent determines, for any proposed Interest Period, that: (a) deposits in Dollars or the applicable Alternative Currency are not being offered to banks in the applicable offshore market for the applicable amount and Interest Period of any LIBOR Rate Loan or CDOR Rate Loan; (b) adequate and reasonable means do not exist for determining LIBOR or CDOR for Dollars or for any Alternative Currency; (c) LIBOR does not adequately or fairly reflect the cost to the Lenders of funding or maintaining any LIBOR Rate Loan; or (d) CDOR does not adequately or fairly reflect the cost to the Lenders of funding or maintaining any CDOR Rate Loan, then: (i) the Administrative Agent shall forthwith notify the Managing Agents and the Borrowers; and (ii) while such circumstances exist, none of the Lenders shall allocate any Portions of Loans made during such period, or reallocate any Portions of Loans allocated to any then-existing Interest Period ending during such period, to an Interest Period with respect to which interest is calculated by reference to LIBOR or CDOR, as applicable, in the applicable currency. If, with respect to any outstanding Interest Period, a Managing Agent or a Lender notifies the Administrative Agent that it is unable to obtain matching deposits in the primary interbank market for an applicable currency to fund its purchase or maintenance of such Loans or that LIBOR or CDOR applicable to such Loans will not adequately reflect the cost to the Lender of funding or maintaining such Loans for such Interest Period, then: (A) the Administrative Agent shall forthwith so notify the Borrowers and the Lenders; and (B) upon such notice and thereafter while such circumstances exist, the applicable Lender shall not make any LIBOR Rate Loans or CDOR Rate Loans in such currency during such period or reallocate or rollover or Convert any Loans allocated to any Interest Period ending during such period, to an Interest Period with respect to which interest is calculated by reference to LIBOR or CDOR, as applicable, denominated in such currency; provided that, (x) if the forgoing notice relates to Portions of Loans that are outstanding as LIBOR Rate Loans or CDOR Rate Loans, such Portions of Loans shall be Converted to Reference Rate Loans if denominated in Dollars or Portions of Loans bearing interest at the Cost of Funds Rate if denominated in an Alternative Currency on the last day of the then-current Interest Period, and (y) upon receipt of such notice, the Borrowers may revoke any outstanding Requests for Borrowing of LIBOR Rate Loans or CDOR Rate Loans in the applicable currency.

4.4.    Increased Cost and Capital Adequacy.

(a)    Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Affected Party (except any reserve requirement reflected in Adjusted LIBOR);

(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of

Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on any Affected Party or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Credit Agreement or Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Affected Party or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Affected Party or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Affected Party or other Recipient, the Borrowers shall promptly pay to any such Affected Party or other Recipient, as the case may be, such additional amount or amounts as will compensate such Affected Party, as the case may be, for such additional costs incurred or reduction suffered.

(b)    Capital Requirements. If any Affected Party determines that any Change in Law affecting such Affected Party or any Lending Office of such Affected Party or such Affected Party’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Affected Party’s capital or on the capital of such Affected Party’s holding company, if any, as a consequence of this Credit Agreement, the Commitment of the Affected Party or the Loans made by, such Affected Party, to a level below that which such Affected Party or such Affected Party’s holding company could have achieved but for such Change in Law (taking into consideration such Affected Party’s policies and the policies of such Affected Party’s holding company with respect to capital adequacy), then from time to time upon written request of such Affected Party the Borrowers shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)    Certificates for Reimbursement. A certificate of a Managing Agent on behalf of an Affected Party setting forth the amount or amounts necessary to compensate such Lender as specified in Section 4.4(a) or Section 4.4(b) and delivered to the Borrowers, shall be conclusive absent manifest error. The Borrowers shall pay such Affected Party the amount shown as due on any such certificate by the Required Payment Time.

(d)    Delay in Requests. Failure or delay on the part of any Affected Party to demand compensation pursuant to this Section 4 shall not constitute a waiver of such Affected Party’s right to demand such compensation; provided that the Borrowers shall not be required to compensate an Affected Party pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Affected Party notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions, and of such Affected Party’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

4.5.    Funding Losses. Upon demand of any Lender (or its Managing Agent) (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly pay the Administrative Agent for the account of such Lender, such amount or amounts as shall compensate such Lender for, and hold such Lender harmless from, any loss, cost or expense incurred by such Lender in obtaining, liquidating or employing deposits or other funds from third parties as a result of (a) any failure or refusal of the Borrowers (for any reasons whatsoever other than a default by the Administrative Agent or any Lender) to accept a Loan after the Borrowers shall have requested such Loan under the Credit Agreement, (b) any prepayment or other payment of a LIBOR Rate Loan or CDOR Rate Loan on a day other than the last day of the Interest Period applicable to such Loan, (c) any other prepayment of a Loan that is otherwise not made in compliance with the provisions of the Credit Agreement or (d) the failure of the Borrowers to make a prepayment of a Loan after giving notice under the Credit Agreement, that such prepayment will be made (other than pursuant to any revocable notice permitted under the Credit Agreement).

4.6.    Requests for Compensation. If requested by the Borrowers in connection with any demand for payment pursuant to this Section 4, a Managing Agent on behalf of a Lender shall provide to the Borrowers, with a copy to the Administrative Agent, a certificate setting forth in reasonable detail the basis for such demand, the amount required to be paid by the Borrowers to such Lender and the computations made by such Lender to determine such amount, such certificate to be conclusive and binding in the absence of manifest error. Any such amount payable by the Borrowers shall not be duplicative of any amounts (a) previously paid under this Section 4, or (b) included in the calculation of Adjusted LIBOR.

4.7.    Survival. Without prejudice to the survival of any other agreement of the Borrowers hereunder, all of the Borrowers’ obligations under this Section 4 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the Commitments or the termination of this Credit Agreement or any provision hereof. Each Managing Agent on behalf of a Lender shall notify the Borrowers of any event occurring after the termination of this Credit Agreement entitling such Lender to compensation under this Section 4 as promptly as practicable.

4.8.    Mitigation Obligations; Replacement of Lenders.

(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 4.4, or requires any Borrower to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1, then such Lender shall, at the request of the Borrowers, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.4 or Section 4.1, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    Replacement of Lenders. If any Lender requests compensation under Section 4.4, or if any Borrower is required to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1, and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 4.8(a) which designation cures the underlying issue giving rise to such request or requirement, or if any Lender is a Defaulting Committed Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.11), all of its interests, rights (other than its existing rights to payments pursuant to Section 4.4 or Section 4.1) and obligations under this Credit Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)    the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 12.11;

(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under this Section 4) from the assignee or the Borrower;

(iii)    in the case of any such assignment resulting from a claim for compensation under Section 4.4 or payments required to be made pursuant to Section 4.1, such assignment will result in a reduction in such compensation or payments thereafter (including as a result of the assignee not making a claim therefor);

(iv)    such assignment does not conflict with Applicable Law; and

(v)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

Section 5.	SECURITY

5.1.    Liens and Security Interest.

(a)    Capital Commitments and Capital Calls. To secure performance by the Borrowers of the payment and the performance of the Obligations, the Initial Borrower shall grant to the Administrative Agent, for the benefit of each of the Secured Parties, a first priority and exclusive (in each case, subject to Permitted Liens), perfected security interest and Lien in and on the Collateral pursuant to the Security Agreement, the related financing statements and the other related documents.

(b)    Reliance. The Credit Parties agree that the Administrative Agent and each Lender has entered into this Credit Agreement, extended credit hereunder at the time of such Loan and will make such Loan in reasonable reliance on the obligations of the Investors to fund their respective Capital Commitments as shown in their Subscription Agreements delivered in connection herewith and accordingly, it is the intent of the parties that payment of such Capital Commitments may be enforced by the Administrative Agent, on behalf of the Lenders and other Secured Parties, pursuant to the terms of the Loan Documents, directly against the Investors without further action by any Credit Party and notwithstanding any compromise of any such Capital Commitment by the Initial Borrower or any Managing Entity after the Closing Date as provided in 6 Del. C. §17-502(b)(1).

The security agreements, financing statements, assignments, collateral assignments and any other documents and instruments from time to time executed and delivered pursuant to this Credit Agreement to grant, perfect and continue a security interest in the Collateral, including without limitation the Security Agreement, the Collateral Account Pledges, and the Control Agreements, and any documents or instruments amending or supplementing the same, shall be collectively referred to herein as the “Collateral Documents.”

5.2.    The Collateral Accounts; Capital Calls.

(a)    The Collateral Accounts. In order to secure further the payment and the performance of the Obligations and to effect and facilitate the right of the Secured Parties, the Initial Borrower shall require that each of its Investors wire transfer to the Initial Borrower’s Collateral Account all monies or sums paid or to be paid by the Investors pursuant to Capital Calls. In addition, (i) each Borrower will require all securities owned by such Borrower to be held in a Collateral Account, provided that no Borrower shall be required to hold in a Collateral Account (x) more than 65% of the voting stock of any First-Tier Foreign Subsidiary and (y) any of the stock of any Foreign Subsidiary that is not a First-Tier Foreign Subsidiary, and (ii) the Initial Borrower shall promptly deposit into a Collateral Account any payments and monies that it receives directly from Investors as Capital Contributions or as distributions from Investments, in each case within two (2) Business Days of receipt thereof.

(b)    Use of the Collateral Accounts. The Credit Parties may withdraw funds from the Collateral Accounts only in compliance with Section 9.18. Upon the occurrence of a Cash Control Event, the Administrative Agent is authorized to take exclusive control of the Collateral Accounts and any other deposit account of the Initial Borrowers constituting Collateral and subject to an account control agreement among the applicable Credit Party, the Administrative Agent and the applicable depositary bank (each an “Other Controlled Account”). If the applicable Account Bank with respect to any Collateral Account (or applicable depositary bank with respect to an Other Controlled Account) ceases to be an Eligible Institution, the applicable Borrower shall have forty-five (45) days following notice from the Administrative Agent to move any such Collateral Account or Other Controlled Account to a replacement Account Bank or depositary bank (as applicable) that is an Eligible Institution. If an Account Bank terminates a Control Agreement with respect to a Collateral Account, the applicable

Borrower shall open a new Collateral Account that is subject to a new Control Agreement with a replacement Account Bank within forty-five (45) days of such termination. If a depositary bank terminates a control agreement with respect to an Other Controlled Account, the applicable Borrower shall open a new deposit account that is subject to a new control agreement with a replacement depositary bank within forty-five (45) days of such termination. Notwithstanding the foregoing, the foregoing provisions relating to Other Controlled Agreements shall terminate and be of no further effect on and after the Collateral Adjustment Date.

(c)    No Duty. Notwithstanding anything to the contrary herein contained, it is expressly understood and agreed that neither the Administrative Agent nor any other Secured Party undertakes any duties, responsibilities, or liabilities with respect to the Capital Calls issued by the Initial Borrower. None of them shall be required to refer to the Constituent Documents of any Credit Party, or a Subscription Agreement or any Side Letter, or take any other action with respect to any other matter that might arise in connection with the Constituent Documents of any Credit Party, a Subscription Agreement, a Side Letter or any Capital Call. None of them shall have any duty to determine or inquire into any happening or occurrence or any performance or failure of performance of any Credit Party or any of the Investors. None of them shall have any duty to inquire into the use, purpose, or reasons for the making of any Capital Call by any Credit Party or the Investment or use of the proceeds thereof.

(d)    Capital Calls and Disbursements from Collateral Accounts. The Credit Parties will issue Capital Calls at such times as are necessary in order to ensure the timely payment of the Obligations hereunder. Each Credit Party hereby irrevocably authorizes and directs the Secured Parties, acting through the Administrative Agent, to charge from time to time the Collateral Accounts, and any other accounts of any Credit Party maintained at any Secured Party, for amounts not paid when due (after the passage of any applicable grace period) to the Secured Parties or any of them hereunder and under the other Loan Documents; provided that promptly after any disbursement of funds from any such account to the Secured Parties, as contemplated in this Section 5.2(d), the Administrative Agent shall deliver a written notice of such disbursement to the Borrowers.

(e)    No Representations. Neither the Administrative Agent nor any Secured Party shall be deemed to make at any time any representation or warranty as to the validity of any Capital Call nor shall the Administrative Agent or the Secured Parties be accountable for any Borrower Party’s use of the proceeds of any Capital Contribution.

5.3.    Agreement to Deliver Additional Collateral Documents. The Credit Parties shall deliver such security agreements, financing statements, assignments, and other collateral documents (all of which shall be deemed part of the Collateral Documents), in form and substance reasonably satisfactory to the Administrative Agent, as the Administrative Agent acting on behalf of the Secured Parties may request from time to time for the purpose of granting to, or maintaining or perfecting in favor of the Secured Parties, first priority security interests in the Collateral.

5.4.    Subordination. During the continuance of a Subordination Event, no Credit Party shall make any payments or advances of any kind, directly or indirectly, on any debts and liabilities to any other Credit Party, Investor or the Investment Advisor whether now existing or hereafter arising and whether direct, indirect, several, joint and several, or otherwise, and howsoever evidenced or created (collectively, the “Other Claims”) unless and until all outstanding Obligations have been repaid in full. All Other Claims, together with all Liens on assets securing the payment of all or any portion of the Other Claims shall at all times during the continuance of a Subordination Event be subordinated to and inferior in right and in payment to the Obligations and all Liens on assets securing all or any portion of the Obligations, and each Credit Party agrees to take such actions as are necessary to provide for such subordination between it and any other Credit Party, inter se, including but not limited to including provisions for such subordination in the documents evidencing the Other Claims. The Investment Advisor acknowledges and agrees that at any time a Subordination Event has occurred and is continuing, the payment of any and all management or other fees due and owing to it from any Credit Party (other than any “Base Management Fee” as defined in the Management Agreement as in effect on the date hereof) shall be subordinated to and inferior in right and payment to the Obligations in all respects.

5.5.    Collateral Adjustment Date. As set forth in the Security Agreement, the Non-Capital Commitment Collateral will be released upon the occurrence of the Collateral Adjustment Date. The Collateral Adjustment Date occurred prior to the date hereof and as such the Obligations are not secured by any Non-Capital Commitment Collateral.

Section 6.    CONDITIONS PRECEDENT TO LENDING.

6.1.    Obligations of the Lenders. The obligation of the Lenders to advance the initial Borrowing hereunder shall not become effective until the date on which (i) the Administrative Agent shall have received each of the following documents and (ii) each of the other conditions listed below is satisfied, the satisfaction of such conditions to be reasonably satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance:

(a)    Credit Agreement. This Credit Agreement, duly executed and delivered by each party hereto;

(b)    Note. A Note duly executed and delivered by each Borrower (if required) in accordance with Section 3.1;

(c)    Security Agreements. Each Security Agreement, each duly executed and delivered by the parties thereto in favor of the Administrative Agent for the benefit of the Secured Parties;

(d)    Collateral Account Pledges. Each Collateral Account Pledge each duly executed and delivered by the parties thereto in favor of the Administrative Agent for the benefit of the Secured Parties;

(e)    Control Agreements. Each Control Agreement, each duly executed and delivered by the parties thereto;

(f)    Filings.

(i)    Reasonably satisfactory reports of searches of Filings (or the equivalent in any applicable foreign jurisdiction, as applicable) in the jurisdiction of formation of the Credit Parties, or where a filing has been or would need to be made in order to perfect the Administrative Agent’s first priority security interest on behalf of the Secured Parties in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens (other than Permitted Liens) exist, or, if necessary, copies of proper financing statements, if any, filed on or before the date hereof necessary to terminate all security interests and other rights of any Person in any Collateral previously granted; and

(ii)    Filings (or the equivalent in any applicable foreign jurisdiction, as applicable) reasonably satisfactory to the Administrative Agent with respect to the Collateral together with written evidence reasonably satisfactory to the Administrative Agent that the same have been filed, submitted for filing in the appropriate public filing office(s), or are in form suitable for filing, to perfect the Secured Parties’ first priority security interest in the Collateral;

(g)    Responsible Officer Certificates. A certificate from a Responsible Officer of each Credit Party, in the form of Exhibit M;

(h)    The Credit Parties’ Constituent Documents. True and complete copies of the Constituent Documents of each Credit Party, together with certificates of existence and/or registration and good standing (or other similar instruments) of such Credit Party, in each case certified by a Responsible Officer of such Credit Party to be correct and complete copies thereof and in effect on the date hereof, in each case reasonably satisfactory to the Administrative Agent;

(i)    [Reserved];

(j)    [Reserved];

(k)    [Reserved];

(l)    Management Agreement. A copy of the Management Agreement, duly executed by the parties thereto;

(m)    Authority Documents. Certified resolutions of each Credit Party authorizing the entry into the transactions contemplated herein and in the other Loan Documents, in each case certified by a Responsible Officer of such Person as correct and complete copies thereof and in effect on the date hereof;

(n)    Incumbency Certificate. From each Credit Party, a signed certificate of a Responsible Officer, who shall certify the names of the Persons authorized, on the date hereof, to sign each of the Loan Documents and the other documents or certificates to be delivered pursuant to the Loan Documents on behalf of such Credit Party, together with the true signatures of each such Person; the Administrative Agent may conclusively rely on such certificate until it shall receive a further certificate canceling or amending the prior certificate and submitting the authority and signatures of the Persons named in such further certificate;

(o)    Opinions. A favorable written opinion of counsel to the Credit Parties in form and substance reasonably satisfactory to the Administrative Agent and its counsel, dated as of the Closing Date;

(p)    Investor Documents. With respect to Investors: (i) a copy of each Investor’s duly executed Subscription Agreement, Side Letter (if applicable), Credit Link Document, if applicable; and (ii) if such Investor is an Endowment Fund Investor, a copy of any keepwell agreement in place between such Investor and its Sponsor;

(q)    Fees; Costs and Expenses. Payment of all fees and other amounts due and payable on or prior to the date hereof, including pursuant to the Fee Letter, and, to the extent invoiced, reimbursement or payment of all reasonable expenses required to be reimbursed or paid by the Borrowers hereunder, including the reasonable fees and disbursements invoiced through the date hereof of the Administrative Agent’s special counsel, Riemer & Braunstein LLP, which may be deducted from the proceeds of such initial Borrowing;

(r)    ERISA Status. With respect to each Borrower, either (i) a favorable written opinion of counsel to such Borrower, addressed to the Secured Parties, reasonably acceptable to the Administrative Agent and its counsel, regarding the status of such Borrower as an Operating Company (or a copy of such opinion addressed to the Investors, reasonably acceptable to the Administrative Agent and its counsel, together with a reliance letter with respect thereto, addressed to the Secured Parties); or (ii) a certificate, addressed to the Secured Parties, signed by a Responsible Officer of such Borrower that the underlying assets of such Borrower do not constitute Plan Assets because less than 25% of the total value of each class of equity interests in such Credit Party is held by “benefit plan investors” within the meaning of Section 3(42) of ERISA, or by virtue of the “publicly-offered security” exception in the Plan Asset Regulations;

(s)    [Reserved];

(t)    “Know Your Customer” Information and Documents. Such information and documentation as is requested by the Lenders so that each of the Credit Parties has become KYC Compliant;

(u)    Payoff of Existing Facility. A payoff letter from Natixis, New York Branch, as the agent for the lenders under the Borrower’s existing Revolving Credit Agreement satisfactory in form and substance to the Administrative Agent evidencing that the existing Revolving Credit Agreement has been or concurrently with the Closing Date is being terminated, all obligations thereunder are being paid in full, and all Liens securing obligations under such existing Revolving Credit Agreement have been or concurrently with the Closing Date are being released; and

(v)    Additional Information. Such other information and documents as may be required by the Administrative Agent and its counsel.

6.2.    Conditions to all Loans. The obligation of the Lenders to advance each Borrowing (including without limitation the initial Borrowing) hereunder is subject to the conditions precedent that:

(a)    Representations and Warranties. The representations and warranties of the Credit Parties set forth herein and in the other Loan Documents are true and correct in all material respects on and as of the date of the advance of such Borrowing, with the same force and effect as if made on and as of such date, except with respect to representations and warranties made as of a specific date, which shall be true and correct on and as of such date;

(b)    No Default. No event shall have occurred and be continuing, or would result from the Borrowing, which constitutes an Event of Default or a Potential Default;

(c)    Request for Borrowing. The Administrative Agent shall have received a Request for Borrowing, together with a Borrowing Base Certificate;

(d)    No Investor Excuses. Other than as disclosed to the Administrative Agent in writing, the Credit Parties have no knowledge or reason to believe any Investor would be entitled to exercise any withdrawal, excuse or exemption right under the applicable Constituent Documents, its Subscription Agreement or any Side Letter with respect to any Investment being acquired in whole or in part with any proceeds of the related Loan (provided, that if the Credit Parties have disclosed a potential excuse or exemption right to the Administrative Agent in writing, the excused, withdrawn or exempted portion of the applicable Investor’s Unfunded Capital Commitment shall be excluded from the calculation of the Borrowing Base, but the Borrowers shall not be prohibited from such credit extension upon satisfaction of the other conditions therefor);

(e)    [Reserved];

(f)    Available Commitment. After giving effect to the proposed Borrowing the Principal Obligations will not exceed the Available Commitment as of such date; and

(g)    Commitment Period. The “Commitment Period” (as that term is defined in the Constituent Documents of the Initial Borrower) shall not have been terminated or expired.

6.3.    Addition of Qualified Borrowers. The obligation of the Lenders to advance a Borrowing to a proposed Qualified Borrower hereunder is subject to the conditions that the Borrowers shall have given the Administrative Agent at least fifteen (15) Business Days prior written notice and each of the following:

(a)    Approval of Qualified Borrower. In order for an entity to be approved as a Qualified Borrower (i) the Borrowers must obtain the written consent of each Managing Agent, not to be unreasonably withheld; (ii) such entity shall be one in which a Borrower or another Credit Party owns a direct or indirect ownership interest, or through which a Borrower or another Credit Party may acquire an Investment, the indebtedness of which entity can be guaranteed by the Initial Borrower under its Constituent Documents (a “Qualified Borrower”); and (iii) the provisions of this Section 6.3 shall be satisfied;

(b)    Guaranty of Qualified Borrower Obligations. The Initial Borrower shall provide to the Administrative Agent and each of the Managing Agents on behalf of the Lenders an unconditional guaranty of payment in the form of Exhibit J (the “Qualified Borrower Guaranty”, and such guaranties, collectively, the “Borrower Guaranties”), which shall be enforceable against the Initial Borrower for the payment of a Qualified Borrower’s debt or obligation to the Lenders;

(c)    Qualified Borrower Promissory Note. Such Qualified Borrower shall execute and deliver a promissory note, in the form of Exhibit I (a “Qualified Borrower Promissory Note”), payable to the Administrative Agent, for the benefit of the Secured Parties;

(d)    Authorizations of Qualified Borrower. The Administrative Agent shall have received from the Qualified Borrower appropriate evidence of the authorization of the Qualified Borrower approving the execution, delivery and performance of the Qualified Borrower Promissory Note, duly adopted by the Qualified Borrower, as required by Applicable Law or agreement, and accompanied by a certificate of an authorized Person of such Qualified Borrower stating that such authorizations are true and correct, have not been altered or repealed and are in full force and effect;

(e)    Incumbency Certificate. The Administrative Agent shall have received from the Qualified Borrower a signed certificate of a Responsible Officer of the Qualified Borrower which shall certify the names of the Persons authorized to sign the Qualified Borrower Promissory Note and the other documents or certificates to be delivered pursuant to the terms hereof by such Qualified Borrower, together with the true signatures of each such Person. The Administrative Agent may conclusively rely on such certificate until it shall receive a further certificate canceling or amending the prior certificate and submitting the authority and signatures of the Persons named in such further certificate;

(f)    Opinion of Counsel to Qualified Borrowers. The Administrative Agent shall have received a favorable written opinion of counsel for the Qualified Borrower, in form and substance reasonably satisfactory to the Administrative Agent;

(g)    Opinion of Counsel to the Borrower. The Administrative Agent shall have received a favorable written opinion of counsel for the Borrowers with respect to the Qualified Borrower Guaranty, in form and substance satisfactory to the Administrative Agent;

(h)    “Know Your Customer” Information and Documents. The Lenders shall have received all items required to make such Qualified Borrower KYC Compliant;

(i)    Fees, Costs and Expenses. Payment of all fees and other invoiced amounts due and payable by any Credit Party on or prior to the date of such Qualified Borrower becomes a Borrower hereunder and, to the extent invoiced, reimbursement or payment of all expenses required to be reimbursed or paid by any Credit Party hereunder, which may be deducted from the proceeds of any related Borrowing;

(j)    Due Diligence Review. The Administrative Agent shall have completed to its satisfaction its due diligence review of such Qualified Borrower and its respective management, controlling owners, systems and operations;

(k)    ERISA Status. With respect to the initial advance to such Qualified Borrower only, either (i) a favorable written opinion of counsel to such Qualified Borrower, addressed to the Secured Parties, reasonably acceptable to the Administrative Agent and its counsel, regarding the status of such Qualified Borrower as an Operating Company (or a copy of such opinion addressed to the Investors, reasonably acceptable to the Administrative Agent and its counsel, together with a reliance letter with respect thereto, addressed to the Secured Parties); or (ii) a certificate, addressed to the Secured Parties, signed by a Responsible Officer of such Qualified Borrower that the underlying assets of such Qualified Borrower do not constitute Plan Assets because less than 25% of the total value of each class of equity interests in such Qualified Borrower is held by “benefit plan investors” within the meaning of Section 3(42) of ERISA, or by virtue of the “publicly-offered security” exception in the Plan Asset Regulations; and

(l)    Other Information. The Administrative Agent shall have received such other information and documents in respect of such Qualified Borrower as may be required by the Administrative Agent and its counsel.

Upon the satisfaction of the requirements of this Section 6.3 described above, the Qualified Borrower shall be bound by the terms and conditions of this Credit Agreement as a Borrower hereunder.

Section 7.	REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

To induce the Lenders to make the Loans hereunder, the Credit Parties each hereby represents and warrants to the Administrative Agent and the Lenders that:

7.1.    Organization and Good Standing. Each Credit Party is duly organized, duly formed or duly incorporated, as applicable, validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, has the requisite power and authority to own its properties and assets and to carry on its business as now conducted, and is qualified to do business in each jurisdiction where the nature of the business conducted or the property owned or leased requires such qualification except where the failure to be so qualified to do business would not have a Material Adverse Effect.

7.2.    Authorization and Power. Each Credit Party has the partnership, limited liability company or corporate power, as applicable, and requisite authority to execute, deliver, and perform its respective obligations under this Credit Agreement, the Notes, and the other Loan Documents to be executed by it, its Constituent Documents, and its Subscription Agreements, as applicable. Each Credit Party is duly authorized to, and has taken all partnership, limited liability company or corporate action, as applicable, necessary to authorize it to execute, deliver, and perform its obligations under this Credit Agreement, the Notes, such other Loan Documents, its Constituent Documents, and the Subscription Agreements, as applicable, and is and will continue to be duly authorized to perform its obligations under this Credit Agreement, the Notes, such other Loan Documents, its Constituent Documents and the Subscription Agreements, as applicable.

7.3.    No Conflicts or Consents. None of the execution and delivery of this Credit Agreement, the Notes or the other Loan Documents, the consummation of any of the transactions herein or therein contemplated, or the compliance with the terms and provisions hereof or with the terms and provisions thereof, will contravene or conflict, in any material respect, with any provision of law, statute or regulation to which the Credit Party is subject or any judgment, license, order or permit applicable to the Credit Party or any indenture, mortgage, deed of trust or other agreement or instrument to which the Credit Party is a party or by which the Credit Party may be bound, or to which the Credit Party may be subject. No consent, approval, authorization or order of any court or Governmental Authority, Investor or third party is required in connection with the execution and delivery by the Credit Party of the Loan Documents or to consummate the transactions contemplated hereby or thereby, including its Constituent Documents, except, in each case, for that which has already been waived or obtained.

7.4.    Enforceable Obligations. This Credit Agreement, the Notes and the other Loan Documents to which any Credit Party is a party are the legal and binding obligations of such Credit Party, enforceable in accordance with their respective terms, subject to Debtor Relief Laws and general equitable principles (whether considered in a proceeding in equity or at law).

7.5.    Priority of Liens. The Collateral Documents create, as security for the Obligations, valid and enforceable, perfected first priority security interests in and Liens on all of the Collateral in favor of the Administrative Agent for the benefit of the Secured Parties, subject only to Permitted Liens. Such security interests in and Liens on the Collateral shall be superior to and prior to the rights of all third parties in such Collateral (other than Permitted Liens), and, other than in connection with any future Change in Law or in the applicable Credit Party’s name, identity or structure, or its jurisdiction of organization, as the case may be, no further recordings or Filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than the filing of continuation statements in accordance with Applicable Law. Each Lien referred to in this Section 7.5 is and shall be the sole and exclusive Lien on the Collateral (other than Permitted Liens).

7.6.    Financial Condition. The Initial Borrower has delivered to the Administrative Agent the most recently available copies of the financial statements and reports described in Section 8.1 and the related statement of income, in each case certified by a Responsible Officer of the Initial Borrower to be true and correct in all material respects; such financial statements fairly present the financial condition of the Initial Borrower as of the applicable date of delivery (or in the case of a pro forma balance sheet, estimated financial condition based on assumptions that such pro forma balance sheet has been prepared in accordance with GAAP, except as provided therein). For the avoidance of doubt, such representation relating to the financial statements shall be without qualification, exception or any other statement which has the effect of modifying the opinions therein.

7.7.    Full Disclosure. There is no fact known to a Credit Party that such Credit Party has not disclosed to the Administrative Agent in writing which would have a Material Adverse Effect. All information heretofore furnished by such Credit Party, in connection with this Credit Agreement, the other Loan Documents or any transaction contemplated hereby is, and all such information hereafter furnished will be, true and correct in all material respects on the date as of which such information is stated or deemed stated.

7.8.    No Default. Except as disclosed to the Administrative Agent in writing, no event has occurred and is continuing which constitutes an Event of Default or a Potential Default.

7.9.    No Litigation. (i) As of the Closing Date, there are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings in any court or before any arbitrator or Governmental Authority (“Proceedings”) pending or, to the actual knowledge of a Responsible Officer of such Credit Party, threatened, against any Credit Party, other than any such Proceeding that has been disclosed in writing by such Credit Party to the Administrative Agent, and (ii) as of any date after the Closing Date, there are no such Proceedings pending or, to the actual knowledge of a Responsible Officer of such Credit Party, threatened, against such Credit Party, other than any such Proceeding that would not, if adversely determined, have a Material Adverse Effect.

7.10.    Material Adverse Effect. No circumstances exist or changes to any Credit Party have occurred since the date of the most recent financial statements of such Credit Party delivered to the Administrative Agent which would reasonably be expected to result in a Material Adverse Effect.

7.11.    Taxes. To the extent that failure to do so would be reasonably likely to have a Material Adverse Effect, all Tax returns, information statements and reports required to be filed by any Credit Party in any jurisdiction have been filed and all Taxes (including mortgage recording Taxes) of each Credit Party or upon any of its properties, income or franchises have been paid prior to the time that such Taxes become delinquent, except as currently being contested in good faith and for which reserves required by U.S. GAAP have been created in the financial statements of the Credit Party. There is no proposed Tax assessment in writing against any Credit Party or, to the knowledge of any Credit Party, any basis for such assessment which could be likely to result in a Material Adverse Effect.

7.12.    Principal Office; Jurisdiction of Formation. (a) Each of the principal office, chief executive office, and principal place of business of the Credit Parties is correctly listed on Schedule I (as such Schedule I may be updated from time to time by the Credit Parties providing notice to the Administrative Agent pursuant to Section 9.1), and each Credit Party has been at such location since its formation, other than as disclosed to the Administrative Agent in writing; and (b) the jurisdiction of formation of the Credit Parties is correctly listed on Schedule I, and each Credit Party is not organized under the laws of any other jurisdiction.

7.13.     ERISA. Each Borrower satisfies an exception under the Plan Asset Regulations so that its underlying assets do not constitute Plan Assets. The execution, delivery and performance of this Credit Agreement and the other Loan Documents, the enforcement of the Obligations directly against the Investors pursuant to the terms of this Credit Agreement and the other Loan Documents, and the borrowing and repayment of amounts under this Credit Agreement, do not and will not constitute a non-exempt prohibited transaction under Section 406(a) of ERISA or Section 4975(c)(1)(A) - (D) of the Internal Revenue Code. No Credit Party has established, maintains, has any obligation to contribute to, or has any liability to any Plan as the sponsor or participating employer with respect to such Plan; no Credit Party is a party to a collective bargaining or other agreement obligating it to contribute to any Plan; and, except as would not reasonably be expected to have a Material Adverse Effect on such Credit Party, no

Credit Party has incurred liability with respect to any Plan that has become due and payable from such Credit Party. Except as would not reasonably be expected to result in a Material Adverse Effect, no member of a Credit Party’s Controlled Group has established, maintains, or has any obligation to contribute to, any Plan.

7.14.    Compliance with Law. Each Credit Party is in compliance with all laws, rules, regulations, orders, and decrees which are applicable to it or its properties, including, without limitation, Environmental Laws, except where non-compliance would not be reasonably likely to have a Material Adverse Effect.

7.15.    Environmental Matters. Each Credit Party (a) has not received any notice or other communication or otherwise learned of any Environmental Liability which would individually or in the aggregate reasonably be expected to have a Material Adverse Effect arising in connection with: (i) any actual or alleged non-compliance with or violation of any Environmental Requirements by such Credit Party or any permit issued under any Environmental Law to such Credit Party; or (ii) the Release or threatened Release of any Hazardous Material into the environment; and (b) to the knowledge of its Responsible Officers, has no actual liability or threatened liability in connection with the Release or threatened Release of any Hazardous Material into the environment or any Environmental Requirements which would individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

7.16.    Capital Commitments and Contributions. All the Investors are set forth on Schedule IV and incorporated herein by reference (or on a revised Schedule IV or Borrowing Base Certificate delivered to the Administrative Agent in accordance with Sections 8.1(i) and Section 8.19), and the true and correct Capital Commitment of each Investor is set forth on Schedule IV (or on any such revised Schedule IV or Borrowing Base Certificate). No Capital Calls have been delivered to any Investors other than any that have been disclosed in writing to the Administrative Agent. As of the date hereof, the aggregate amount of the Capital Commitments of each Investor is set forth on Schedule IV; and the aggregate Unfunded Capital Commitment that could be subject to a Capital Call is set forth on Schedule IV.

7.17.    Fiscal Year. The fiscal year of each Credit Party is the calendar year (or such fiscal year for which notice has been given in accordance with Section 9.4).

7.18.    Investor Documents. Each Investor has executed a Subscription Agreement which has been provided to the Administrative Agent. Each Side Letter that has been entered has been provided to the Administrative Agent. For each Investor, the Constituent Document, its Subscription Agreement (and any related Side Letter) set forth its entire agreement regarding its Capital Commitment.

7.19.    Margin Stock. No Credit Party is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loan will be used: (a) to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock; (b) to reduce or retire any Indebtedness which was originally incurred to purchase or carry any such Margin Stock; or (c) for any other purpose which might constitute this transaction a “purpose credit” within the meaning of Regulation T, U, or X. No Credit Party nor any Person acting on behalf of the Credit Parties has taken or will take any action that would cause any Lender to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act, in each case as now in effect or as the same may hereafter be in effect. No Loan will be secured at any time by, and the Collateral in which any Credit Party has granted to the Administrative Agent, for the benefit of each of the Secured Parties, a security interest and Lien pursuant to the Collateral Documents will not contain at any time any Margin Stock.

7.20.    Business Development Company Status. Each Credit Party is in compliance with Section 61 of the Investment Company Act of 1940 and each other requirement applicable to a business development company under the Investment Company Act of 1940, as applicable, in each case in all material respects.

7.21.    No Defenses. No Responsible Officer of any Credit Party knows of any default or circumstance which with the passage of time and/or giving of notice, could constitute an event of default under its Constituent Documents, any Subscription Agreement, Side Letter, or Credit Link Document which would constitute a defense to the obligations of the Investors to make Capital Contributions to the Initial Borrower, pursuant to a Capital Call in accordance with the Subscription Agreements or the applicable Credit Party’s Constituent Document, and no Responsible Officer of any Credit Party has actual knowledge of any claims of offset or any other claims of the Investors against any Credit Party which would or could diminish or adversely affect the obligations of the Investors to make Capital Contributions and fund Capital Calls in accordance with the Subscription Agreements (and any related Side Letters), the applicable Credit Party’s Constituent Document, or Credit Link Document.

7.22.    No Withdrawals Without Approval. No Investor is permitted to withdraw its interest in the Initial Borrower without the prior approval of the Initial Borrower or its Managing Entity.

7.23.    Foreign Asset Control Laws. (a) No Credit Party, nor, to the knowledge of any Credit Party, any director, officer, agent, employee or Affiliate: (i) is the subject of any Sanctions or (ii) is located, organized or resident in a country or territory that is itself the subject of any Sanctions; (b) no Borrower is using nor will use the proceeds of any Loan for the purpose of financing or making funds available directly or indirectly to any Sanctioned Person, to the extent such financing or provision of funds would be prohibited by Sanctions or would otherwise cause any person to be in breach of Sanctions; (c) no Borrower is contributing nor will any Borrower contribute or otherwise make available directly or indirectly the proceeds of any Loan to any other Person for the purpose of financing the activities of a Sanctioned Person, to the extent such contribution or provision of proceeds would be prohibited by Sanctions or would otherwise, to the knowledge and belief of any Credit Party, cause any person to be in breach of Sanctions; and (d) each Credit Party has not and will not do business, enter into transactions or store with, purchase or receive money from, transport from/to/with, sell goods or give money to, a Sanctioned Person.

7.24.    Insider. No Credit Party is an “executive officer,” “director,” or “person who directly or indirectly or acting through or in concert with one or more persons owns, controls, or has the power to vote more than ten percent (10%) of any class of voting securities” (as those terms are defined in 12 U.S.C. §375b or in regulations promulgated pursuant thereto) of any

Lender, of a bank holding company of which any Lender is a subsidiary, or of any subsidiary, of a bank holding company of which any Lender is a subsidiary, of any bank at which any Lender maintains a correspondent account, or of any bank which maintains a correspondent account with any Lender.

7.25.    Investors. The Borrowing Base Certificate, as it may be updated in writing from time to time by the Initial Borrower, is true and correct in all material respects.

7.26.    Organizational Structure. The structure of the Credit Parties is as depicted on Schedule III. The Credit Parties have not formed any alternative investment vehicles, parallel investment vehicles or similar vehicles.

7.27.    No Brokers. None of the Credit Parties or the Investment Advisor has dealt with any broker, investment banker, agent or other Person (except for the Administrative Agent, the Lenders and any Affiliate of the foregoing) who may be entitled to any commission or compensation in connection with the Loan Documents, the Loans or a transaction under or pursuant to this Credit Agreement or the other Loan Documents.

7.28.    Financial Condition. Each Credit Party is Solvent.

7.29.    Transaction Information. Except as permitted in accordance with Section 9.26 hereof, (i) none of the Credit Parties has contracted with any NRSRO to provide a rating in connection with the Credit Facility, other than as disclosed in writing to each Managing Agent, (ii) the intent of the Credit Parties in all respects is that none of this Credit Agreement, the related Loan Documents, or any other document or agreement (whether written or oral) to which any Credit Party is a party constitutes a contract or direction of any sort by any Conduit Lender or Managing Agent for any of the Credit Parties to provide any Transaction Information to any NRSRO, (iii) no Conduit Lender, Managing Agent or other Person has contracted with or directed any of the Credit Parties to provide Transaction Information to any NRSRO for any purpose, including for purposes of monitoring the ratings of its related Commercial Paper, and (iv) none of the Credit Parties has delivered, in writing or verbally, any substantive communications with respect to Transaction Information to any NRSRO which to its knowledge was communicated in relation to the ratings of any Conduit Lender’s Commercial Paper.

7.30.    Anti-Corruption Laws; Anti-Money Laundering Laws. (a) None of the members of the Group or any director, officer, employee, or agent associated with or acting on behalf of a member of the Group (i) has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) offered, paid, given, promised to pay, authorized the payment of, or taken any action in furtherance of the payment of anything of value directly or indirectly to a Government Official or any other person to improperly influence the recipient’s action or otherwise to obtain or retain business or to secure an improper business advantage; or (iii) violated or is in violation of any provision of any Anti-Corruption Laws.

(b)    The operations of each member of the Group are and have been conducted at all times in compliance with all Anti-Money Laundering Laws and no action, suit or proceeding by or before any Governmental Authority or any arbitrator involving a member of the Group with respect to Anti-Money Laundering Laws is pending and no such actions, suits or proceedings are threatened or contemplated.

Section 8.	AFFIRMATIVE COVENANTS OF THE CREDIT PARTIES

So long as the Lenders have any commitment to lend hereunder and until payment and performance in full of the Obligations under this Credit Agreement and the other Loan Documents, each Credit Party agrees that:

8.1.    Financial Statements, Reports and Notices. The Credit Parties shall deliver (or cause to be delivered) to the Administrative Agent sufficient copies for each Lender of the following:

(a)    Financial Reports.

(i)    Annual Reports. As soon as available, but no later than one hundred eighty (180) days after the end of the fiscal year for the Initial Borrower, the audited consolidated balance sheet and related statements of operations, income, partners’, members’ or shareholders’ equity and cash flows of the Initial Borrower as of the end of and for such year, setting forth in each case in comparative form (if applicable) the figures for the previous fiscal year, all reported on by a firm of nationally recognized independent certified public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Initial Borrower on a consolidated basis in accordance with GAAP consistently applied.

(ii)    Quarterly Reports. As soon as available, but no later than ninety (90) days after the end of each of the first three fiscal quarters of the Initial Borrower, the unaudited consolidated balance sheet and related statements of operations, income, partners’, members’ or shareholders’ equity and cash flows of the Initial Borrower as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a Responsible Officer of the Initial Borrower, as presenting fairly in all material respects the financial condition and results of operations of the Initial Borrower on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes (it being understood and agreed that any delivery pursuant to this clause (ii) for the first fiscal quarter of any fiscal year of the Initial Borrower shall be limited to performance and cash flow information for such period).

(b)    Compliance Certificate. As soon as available, but no later than the date any financial statements are due pursuant to Section 8.1(a), a compliance certificate in the form of Exhibit N (the “Compliance Certificate”), certified by a Responsible Officer of the Initial Borrower to be true and correct, (i) stating whether any Event of Default or, to such Responsible Officer’s knowledge, any Potential Default exists; (ii) stating whether each Borrower is in compliance with the Debt Limitations and containing the calculations evidencing such compliance; (iii) stating that, to the knowledge of any Credit Party, no Exclusion Event has occurred with respect to any Included Investor or Designated Investor (or any HNW Investor comprising or owning interests in a Pooled Vehicle Investor that is a Designated Investor) that has not previously been disclosed to the Administrative Agent in writing; and (iv) setting forth: (A) in the case of a Compliance Certificate delivered in connection with a fiscal quarter-end report by the Initial Borrower, a description of the Investments acquired, sold or otherwise disposed of by the Borrowers during such fiscal quarter; (B) in the case of a Compliance Certificate delivered in connection with a fiscal year-end report by the Initial Borrower, a description of the Investments acquired, sold or otherwise disposed of by the Borrowers during such fiscal year, and a statement of the capital account of each Investor; (C) the aggregate Unfunded Capital Commitments of the Investors and, separately, the aggregate Unfunded Capital Commitments of the Included Investors and Designated Investors; and (D) the calculations for the Available Commitment as of the date of such Compliance Certificate.

(c)    Capital Calls. (i) Within three (3) Business Days of an issuance of each Capital Call, written notice of the making of such Capital Call together with information as to the timing and amount of such Capital Call to the extent available along with copies of each Capital Call delivered to the Investors; and (ii) a report of all Investors failing to fund their Capital Contributions delivered every five (5) Business Days beginning with the fifth (5th) Business Day following the date when such Capital Contributions are initially due pursuant to the related Capital Call therefor and ending once all Investors have funded their Capital Contributions.

(d)    Notice of Default. Within two (2) Business Days of any Responsible Officer of a Credit Party becoming aware of the existence of any condition or event which constitutes an Event of Default or a Potential Default, written notice specifying the nature and period of existence thereof and the action which such Credit Party is taking or proposes to take with respect thereto.

(e)    Notice of Certain Withdrawals. Promptly, but no later than the Business Day following receipt thereof by any Credit Party, copies of any notice of withdrawal or request for excuse or exemption by any Investor pursuant to the applicable Constituent Document, its Subscription Agreement or Side Letter.

(f)    Investor Events. Written notice of any of the following events:

(i)    no later than three (3) Business Days after any Responsible Officer of a Credit Party obtaining knowledge thereof, an Exclusion Event has occurred with respect to any Included Investor or Designated Investor (or any HNW Investor comprising or owning interests in a Pooled Vehicle Investor that is a Designated Investor),

(ii)    no later than three (3) Business Days after any Responsible Officer of a Credit Party obtaining knowledge thereof, (x) there has been a change in the name or notice information of any Included Investor or Designated Investor, (y) any Excluded Investor has violated or breached any material term of the Constituent Documents, the Subscription Agreement, or Credit Link Document in a material respect; or (z) there has been any decline in the Rating of any Investor (or its Credit Provider, Sponsor or Responsible Party) if such change does not result in an Exclusion Event; and

(iii)    no later than the fifth (5th) Business Day of each calendar month, any Responsible Officer of a Credit Party becoming aware of a change in the name or notice information of any Excluded Investor that has not been previously disclosed to the Administrative Agent.

(g)    [Reserved].

(h)    ERISA Certification. (i) For each Borrower that provided a certificate of a Responsible Officer pursuant to Section 6.1(r)(ii), or Section 6.3(k)(ii), prior to admitting one or more ERISA Investors that would result in 25% of the total value of any class of equity interests in such Borrower being held by “benefit plan investors” within the meaning of Section 3(42) of ERISA, a favorable written opinion of counsel to such Borrower addressed to the Secured Parties, reasonably acceptable to the Administrative Agent and its counsel, regarding the status of such Borrower as an Operating Company (or a copy of such opinion addressed to the Investors, reasonably acceptable to the Administrative Agent and its counsel, together with a reliance letter with respect thereto, addressed to the Secured Parties); and (ii) with respect to each Borrower, for so long as there is any ERISA Investor in such Borrower, such Borrower shall provide to the Administrative Agent, no later than sixty (60) days after the first day of each Annual Valuation Period in the case of clause (1) below or thirty (30) days after the end of such Borrower’s fiscal year in the case of clause (2) below, a certificate signed by a Responsible Officer of the applicable Borrower that (1) such Borrower has remained and still is an Operating Company or (2) the underlying assets of such Borrower do not constitute Plan Assets because less than 25% of the total value of each class of equity interests in such Borrower is held by “benefit plan investors” within the meaning of Section 3(42) of ERISA, or by virtue of the “publicly-offered security” exception in the Plan Asset Regulations.

(i)    Borrowing Base Certificate. A Borrowing Base Certificate certified by a Responsible Officer of the Initial Borrower to be true and correct in all material respects setting forth a calculation of the Available Commitment in reasonable detail at each of the following times: (i) the last Business Day of the first fiscal quarter of each fiscal year of the Initial Borrower and concurrently with the delivery of each Compliance Certificate required under Section 8.1(b) above; (ii) in connection with any new Borrowing; (iii) within three (3) Business Days of the issuance of any Capital Calls to the Investors together with copies of such Capital Calls in accordance within Section 8.1(c); (iv) within three (3) Business Days following a Responsible Officer of any Credit Party obtaining knowledge of any Exclusion Event or a Transfer of any Included Investor’s or Designated Investor’s Capital Commitment or of the Capital Commitment of any HNW Investor comprising or owning interests in a Pooled Vehicle Investor that is a Designated Investor; (v) within five (5) Business Days following a Responsible Officer of any Credit Party obtaining knowledge of a decline in the Rating of any Included Investor, where such change results in a lower Concentration Limit with respect to such Investor and whether or not such change results in an Exclusion Event (it being understood that the Credit Parties are not required to affirmatively monitor the Ratings of the Investors, but only to comply with the delivery obligation in this Section 8.1(i) in the event of a Responsible Officer of a Credit Party obtaining knowledge of a decline in any such Rating); and (vi) within three (3) Business Days of a Responsible Officer of any Credit Party obtaining knowledge of any other event that reduces the Available Commitment.

(j)    Other Reporting. Simultaneously with the delivery to any Investor, copies of all other material financial statements, appraisal reports, notices, and other matters at any time or from time to time furnished to the Investors (which, for the avoidance of doubt, shall not include any quarterly account statements delivered to the Investors).

(k)    Capital Return Notices; Account Statements. (i) Simultaneously with the delivery to any Investor, copies of any Capital Return Notices provided to such Investor where the Returned Capital is credited as Uncalled Capital Commitments of such Investor following such return of capital and (ii) upon request of the Administrative Agent (or in connection with any Credit Party’s request to include any Returned Capital in the calculation of the Available Commitment), copies of any applicable quarterly account statements or other account statements provided to such Investor, which, in each case, clearly sets forth (x) the amount of Returned Capital that is being credited to the Uncalled Capital Commitments of the applicable Investor and (y) the total Uncalled Capital Commitments of the applicable Investor) solely to the extent that any Returned Capital is credited as Uncalled Capital Commitments of such Investor.

(l)    New Investors or Amended Investor Documents. Within three (3) Business Days of execution thereof, copies of the Subscription Agreement (and any related Side Letter) or any transfer documentation of any new Investor or written evidence of an increase in the Capital Commitment of any Investor or any amendments to any Investor’s Side Letter, including but not limited to any documents related to an Investor’s election to opt into the provisions of any other Investor’s Side Letter pursuant to a ‘most favored nations’ clause.

(m)    Notice of Material Adverse Effect. Promptly upon receipt of knowledge thereof by a Responsible Officer of any Credit Party, written notice of any event if such event would reasonably be expected to result in a Material Adverse Effect.

(n)    Other Information. Such other information concerning the business, properties, or financial condition of the Credit Parties as the Administrative Agent shall reasonably request.

8.2.    Payment of Obligations. Each Credit Party shall pay and discharge all Indebtedness and other obligations, including all material Taxes, assessments, and governmental charges or levies imposed upon it, its income or profits, or any property belonging to it, before any such obligation becomes delinquent, if in the case of Indebtedness such failure would reasonably be expected to result in a default in excess of the Threshold Amount; provided that no Credit Party shall be required to pay any such Tax, assessment, charge, or levy if and so long as the amount, applicability, or validity thereof shall currently be contested in good faith by adequate proceedings and adequate reserves therefor have been established in accordance with GAAP.

8.3.    Maintenance of Existence and Rights. Each Credit Party shall preserve and maintain its existence. Each Credit Party shall further preserve and maintain all of its rights, privileges, and franchises necessary in the normal conduct of its business and in accordance with all valid regulations and orders of any Governmental Authority the failure of which would reasonably be expected to result in a Material Adverse Effect.

8.4.    Operations and Properties. Each Credit Party shall act prudently and in accordance with customary industry standards in managing or operating its assets, properties, business, and investments. Each Credit Party shall keep in good working order and condition, ordinary wear and tear accepted, all of its assets and properties which are necessary to the conduct of its business, in each case except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

8.5.    Books and Records; Access. Following ten (10) Business Days prior written notice (except if an Event of Default has occurred and is continuing, in which case only two Business Days prior written notice shall be required), each Credit Party shall give the Administrative Agent, the Lenders, or any of them, access during ordinary business hours to, and permit such person to examine, copy, or make excerpts from, any and all books, records, and documents in the possession of such Credit Party and relating to their affairs, and to inspect any of the properties of the Credit Party and to discuss its affairs, finances and condition with its officers and independent accountants; provided that such access shall not be at the Borrowers’ expense more than one time during any calendar year unless an Event of Default has occurred and is continuing.

8.6.    Compliance with Law. Each Credit Party shall observe and comply with all Applicable Laws and all orders of any Governmental Authority, including without limitation, Environmental Laws and ERISA, and maintain in full force and effect all material Governmental Approvals applicable to the conduct of its business.

8.7.    Insurance. Each Credit Party shall maintain, with financially sound and reputable insurance companies, workmen’s compensation insurance, liability insurance, and insurance on its present and future properties, assets, and businesses against such casualties, risks, and contingencies, and in such types and amounts, in each case as are consistent with customary practices and standards of its industry in the same or similar locations.

8.8.    Authorizations and Approvals. Each Credit Party shall promptly obtain, from time to time at its own expense, all such governmental licenses, authorizations, consents, permits and approvals as may be required to enable such Credit Party to comply with its obligations hereunder, under the other Loan Documents and its Constituent Documents and to conduct its business in the customary fashion.

8.9.    Maintenance of Liens. Each Credit Party shall perform all such acts and execute all such documents as the Administrative Agent may reasonably request in order to enable the Administrative Agent and Secured Parties to file and record every instrument that the

Administrative Agent may reasonably deem necessary in order to perfect and maintain the Secured Parties’ first priority (subject to Permitted Liens) security interests in (and Liens on) the Collateral and otherwise to preserve and protect the rights of the Secured Parties in respect of such first priority (subject to Permitted Liens) security interests and Liens.

8.10.    Further Assurances. Each Credit Party shall make, execute or endorse, and acknowledge and deliver or file or cause the same to be done, all such vouchers, invoices, notices, certifications, and additional agreements, undertakings, conveyances, transfers, assignments, financing statements, or other assurances, and shall take any and all such other action, as the Administrative Agent may, from time to time, reasonably deem necessary or desirable in connection with the Credit Agreement or any of the other Loan Documents, the obligations of the Credit Party hereunder or thereunder for better assuring and confirming unto the Secured Parties all or any part of the security for any of such obligations.

8.11.    Maintenance of Independence. Each Credit Party shall at all times (i) conduct and present itself as a separate entity and maintain all business organization formalities, (ii) maintain separate books and records (solely with respect to the Borrowers), provided that the foregoing shall not be construed as to limit the Borrowers from including their consolidated Subsidiaries in their consolidated financial statements, (iii) conduct all transactions with Affiliates (x) in accordance with the applicable Constituent Document or (y) otherwise on an arm’s length basis, and (iv) not commingle its funds with funds of other Persons, including Affiliates, except for (I) related Investor Capital Contributions deposited directly or indirectly into the related Collateral Account (which shall include any deposit into an account of any intermediate fund prior to depositing into the Collateral Account) and (II) collections on Investments owned by or pledged to a Subsidiary of a Credit Party (or a lender or agent acting for lenders to such a Subsidiary) that are initially deposited and temporarily held in the name or at the account of a Credit Party prior to the transfer of such collections to an account of such Subsidiary, lender or agent (“Subsidiary Assets”).

8.12.    Investor Financial Information and Confirmation of Unfunded Capital Commitments.

(a)    Upon the request of the Administrative Agent, the Credit Parties shall request from any Investor financial information and/or any other information that the Investor is required to provide pursuant to the applicable Constituent Documents, and shall, upon receipt of such information, promptly deliver same to Administrative Agent, or shall promptly notify the Administrative Agent of its failure to timely obtain such information in the time period required therefor.

(b)    Upon the request of the Administrative Agent, the Credit Parties shall promptly, and in any event within twenty (20) Business Days, obtain a certification from the Investors confirming the amount of their Unfunded Capital Commitment, such certification to be signed by the applicable Investor and in form acceptable to the Administrative Agent. In the event the Credit Parties are unable to timely obtain such certification, the remedy shall be an Exclusion Event. Absent an Event of Default or Potential Default, the Administrative Agent shall only be entitled to request such confirmations from Investors once in any calendar year.

8.13.    Diversification Requirements. Each Borrower shall cause its Subsidiaries at all times to, subject to applicable grace periods set forth in the Internal Revenue Code, comply with the portfolio diversification requirements set forth in the Internal Revenue Code applicable to RICs, to the extent applicable.

8.14.    Compliance with Constituent Documents. Each Credit Party shall comply in all material respects with all material provisions of its Constituent Documents.

8.15.    Investor Default. At all times when an Event of Default has occurred and is continuing and any Investor has failed to fund any Capital Contribution when due or otherwise defaulted on any of its obligations to any Credit Party, then each Credit Party shall exercise its available remedies as to such Investor only with the written consent of the Administrative Agent, at the direction of the Required Lenders.

8.16.    Collateral Account. Each Credit Party shall use commercially reasonable efforts to cause the Account Bank to deliver to the Administrative Agent copies of each account statement, balance report, transaction report or similar statement with respect to the Collateral Account substantially simultaneously when such statements are delivered to the applicable Credit Party (and in any event, (a) on a monthly basis, (b) promptly after capital contributions are due pursuant to any Capital Call issued, and (c) promptly upon the Administrative Agent’s request); provided, in the event the Account Bank does not deliver such statements to the Administrative Agent, the applicable Credit Party shall forward such statements promptly upon receipt (and in any event, within three (3) Business Days).

8.17.    Compliance with Anti Terrorism Laws; Anti-Money Laundering Laws. (a) Each Credit Party shall comply with all applicable Anti–Terrorism Laws in all material respects. Each Credit Party shall conduct the requisite due diligence in connection with the transactions contemplated herein for purposes of complying with the Anti–Terrorism Laws, including with respect to the identity of the applicable Investor and the origin of the assets used by such Investor to purchase the property in question, and will maintain sufficient information to identify the applicable Investor to the extent required by Applicable Law. Each Credit Party shall, upon the request of the Administrative Agent from time to time, provide certification and other evidence of such Credit Party’s compliance with this Section 8.17.

(b)    Each Credit Party shall (i) not contribute or otherwise make available the proceeds of any Loan, directly or indirectly, to any Person (whether or not related to any member of its group of companies) for the purpose of financing the activities of any Sanctioned Person, to the extent such contribution or provision of proceeds would be prohibited by Sanctions or would otherwise, to the knowledge and belief of any Credit Party, cause any person to be in breach of Sanctions; (b) not fund all or part of any repayment under the Credit Agreement out of proceeds derived from transactions which would be prohibited by Sanctions or would otherwise cause any person to be in breach of Sanctions; and (c) ensure that appropriate controls and safeguards are in place designed to prevent any proceeds of the Loans from being used contrary to the foregoing clause (b)(i).

(c)    Each Credit Party shall and shall cause each other member of the Group to, conduct its operations at all times in compliance with all Anti-Money Laundering Laws.

8.18.    Solvency. Each Credit Party shall cause its financial condition to be such that it is Solvent.

8.19.    Returned Capital. The Credit Parties shall promptly, following notification to the Investors of any Returned Capital the proceeds of which shall be credited toward the Uncalled Capital Commitments of the applicable Investor: (i) notify the Administrative Agent in writing of such Returned Capital; (ii) deliver to the Administrative Agent a revised Borrowing Base Certificate modified by the Credit Parties reflecting the changes to the Capital Commitments and the Uncalled Capital Commitments, resulting from the distribution of the Returned Capital; and (iii) deliver to the Administrative Agent copies of all Capital Return Notices and a Capital Return Certification duly executed by the Initial Borrower certifying that such Returned Capital of the applicable Investor has been added back into the applicable Investor’s Uncalled Capital Commitment and confirming the Uncalled Capital Commitment of the applicable Investor after giving effect to the Returned Capital. The effective date on which an Investor’s Unfunded Capital Commitment increases by Returned Capital for purposes of this Credit Agreement shall be the date on which the Borrowers have delivered to the Administrative Agent duly completed copies of the items required by this Section 8.19 and the applicable account statements pursuant to Section 8.1(k).

Section 9.	NEGATIVE COVENANTS

So long as the Lenders have any commitment to lend hereunder, and until payment and performance in full of the Obligations, each Credit Party agrees that:

9.1.    Credit Party Information. No Credit Party shall change its name, jurisdiction of formation, chief executive office and/or principal place of business (a) with respect to each entity formed in the United States, without providing written notice thereof at least thirty (30) days prior to such change, which notice shall provide such Credit Party’s new name, jurisdiction of formation, location of its principal office, chief executive office and/or principal place of business, as applicable, and (b) with respect to any other Person, without the prior written consent of the Administrative Agent.

9.2.    Mergers, Etc. No Credit Party shall take any action (a) to merge or consolidate with or into any Person, unless such Credit Party is the surviving entity, or (b) that will dissolve or terminate such Credit Party except any such dissolution into another Credit Party.

9.3.    Limitation on Liens. No Credit Party shall create, permit or suffer to exist any Lien (whether such interest is based on common law, statute, other law or contract and whether junior or equal or superior in priority to the security interests and Liens created by the Loan Documents) upon the Collateral, other than the following (collectively, the “Permitted Liens”):

(a)    Liens in favor of the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Collateral Documents;

(b)    (i) Liens for Taxes, assessments or charges of any Governmental Authority for claims that are not material, or are not yet due or are being contested in good faith by appropriate proceedings that have the effect of preventing forfeiture or sale of the assets to which such Liens attach, and, in each case, with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP and (ii) statutory Liens or bankers Liens;

(c)    any attachment or judgment Lien not constituting an Event of Default; and

(d)    Liens on deposit accounts (other than Collateral Accounts) and cash held in such accounts securing obligations of the Credit Parties under Hedge Agreements described in clause (f) of the definition of “Permitted Indebtedness”; provided, that the aggregate amount of cash held in any such account shall not exceed $10,000,000 at any time prior to the Collateral Adjustment Date.

9.4.    Fiscal Year and Accounting Method. No Credit Party shall (nor permit any other Credit Party to) change its fiscal year or its method of accounting without giving notice to the Administrative Agent at least thirty (30) days prior to such change, unless otherwise required to do so by the Internal Revenue Code or GAAP (and if so required the Borrowers shall promptly notify the Administrative Agent in writing of such change).

9.5.    Transfer of Interests; Admission of Investors.

(a)    Transfers by Investors. No Credit Party shall permit any Transfer of an Investor’s equity interest or Uncalled Capital Commitment unless explicitly approved by each Lender and the Administrative Agent and otherwise permitted pursuant to this Section 9.5. The Initial Borrower shall notify the Administrative Agent of any proposed Transfer of an Investor’s equity interest in the Initial Borrower or Uncalled Capital Commitment under the applicable Constituent Document at least ten (10) Business Days before the proposed Transfer, and shall, promptly upon receipt thereof, deliver to the Administrative Agent copies of any proposed assignment agreement and other documentation delivered to, or required of such Investor or new Investor by, the applicable Managing Entity. In order for a new Investor to be deemed to be an Included Investor or Designated Investor, such new Investor must satisfy the criteria therefor as set out in this Credit Agreement. If the Transfer of an Investor interest to a new Investor would result in a mandatory prepayment pursuant to Section 3.5(b) (due to the transferee not being designated as an Included Investor or Designated Investor or otherwise), such mandatory prepayment shall be calculated and paid to the Lenders prior to the effectiveness of the Transfer and such prepayment shall be subject to Section 4.5.

(b)    OFAC Compliance. Any admission of an assignee of an interest in the Initial Borrower or as a substitute Investor and any admission of a Person as a new Investor, shall be subject to such Person’s compliance with OFAC Regulations and delivery of all items required to make such new Investor KYC Compliant no fewer than five (5) Business Days (or such shorter time period as agreed by the Administrative Agent in its sole discretion) prior to the effective date of such admittance.

9.6.    Constituent Documents. Except as hereinafter provided, the Credit Parties shall not enter into any new Side Letter or alter, amend, modify, terminate, or change any provision of its Constituent Documents, any Subscription Agreements or any existing Side Letter, if any such Proposed Amendment (hereinafter defined) would (i) remove or reduce (or affect in a similar manner) the Debt Limitations or (ii) affect any Credit Party’s or any Investor’s (as applicable)

debts, duties, obligations, and liabilities, or the rights, titles, Liens, powers and privileges of any Credit Parties (as applicable), in any case, relating to any Capital Calls, Capital Commitments, Capital Contributions or the time period under which they are available (as described in Section 7.22), or except as permitted in Section 9.5, suspend, reduce or terminate any Investor’s Unfunded Capital Commitments, or any other such change that could otherwise have a Material Adverse Effect on the rights, titles, first priority (subject to Permitted Liens) Liens, and powers and privileges of the Lenders hereunder (each a “Material Amendment”). With respect to any proposed alteration, amendment, modification, termination or change to any Constituent Document of a Credit Party, any Subscription Agreement or any existing Side Letter or the proposed entering of any new Side Letter (each, a “Proposed Amendment”), the Credit Party shall notify the Administrative Agent of such proposal. The Administrative Agent shall determine, in its sole reasonable discretion (i.e., the determination of the other Lenders shall not be required) and on its good faith belief, whether such Proposed Amendment would constitute a Material Amendment within five (5) Business Days of the date on which it is deemed to have received such notification in accordance with Section 12.6 and shall promptly notify the Credit Party of its determination. If the Administrative Agent determines that the Proposed Amendment is a Material Amendment, the approval of the Administrative Agent and the Lenders will be required, and the Administrative Agent shall promptly notify the Lenders of such request for such approval, distributing, as appropriate, the Proposed Amendment and any other relevant information provided by the Credit Party; subject to Section 12.1, the Lenders shall have ten (10) Business Days from the date of submission of the Proposed Amendment by the Credit Party to the Administrative Agent to deliver their approval or denial thereof (and no response will be deemed to be a denial). If the Administrative Agent determines that the Proposed Amendment is not a Material Amendment, the applicable Credit Party may make such amendment without the consent of the Lenders. Notwithstanding the foregoing, the Borrowers may, without the consent of the Administrative Agent or the Lenders, amend their applicable Constituent Documents: (x) in the case of the Initial Borrower, to admit new Investors to the extent permitted by this Credit Agreement; and (y) to reflect transfers of interests in the Borrowers, as applicable, permitted by this Credit Agreement; provided that the Borrowers shall promptly provide to the Administrative Agent a copy of any such amendment whether or not it requires the consent of the Administrative Agent or the Lenders.

9.7.    Transfer of Managing Entities’ Interest. Each Managing Entity shall not transfer any portion of its equity interest in any Borrower or grant any Lien therein without the prior written consent of the Administrative Agent and the Required Lenders.

9.8.    Negative Pledge. To the extent they are permitted to do so under the applicable Constituent Document, no Credit Party shall permit any Included Investor or Designated Investor to pledge or otherwise grant a security interest or otherwise create a Lien on such Investor’s right, title and interest in the Initial Borrower without the prior written consent of the Administrative Agent and the Required Lenders in their sole discretion.

9.9.    Limitation on Withdrawals. No Credit Party shall permit any Investor to withdraw its interest in the Initial Borrower without the prior written consent of the Administrative Agent and the Required Lenders, other than in the limited instance in accordance with Section 4.3 of the Subscription Agreement or its applicable Constituent Document when an Investor’s continuing interest in the applicable Borrower would violate Applicable Law, in connection with a Transfer permitted in accordance with Section 9.5.

9.10.    Anti-Corruption Laws; Anti-Money Laundering Laws. (a) None of the members of the Group nor any director, officer, employee, or agent associated with or acting on behalf of any of the foregoing shall (i) use any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) offer, pay, give, promise to pay, authorize the payment of, or take any action in furtherance of the payment of anything of value directly or indirectly to a Government Official or any other person to improperly influence the recipient’s action or otherwise to obtain or retain business or to secure an improper business advantage or (iii), by act or omission, violate any Anti-Corruption Laws.

(b)    No Credit Party shall, directly or indirectly, use the proceeds of the Loans or lend, contribute or otherwise make available such proceeds to any Subsidiary, Affiliate, joint venture partner or other Person for the purpose of financing or facilitating any activity that would violate any Anti-Money Laundering Laws.

9.11.    Limitation on Indebtedness. No Credit Party shall allow any Borrower to (a) incur any Indebtedness other than the Obligations and Permitted Indebtedness or (b) incur Indebtedness (inclusive of the Obligations and Permitted Indebtedness) which does not comply with the requirements and limitations set forth in their respective Constituent Documents. The limitations on Indebtedness set forth in this Section 9.11 are, collectively, the “Debt Limitations”.

9.12.    Capital Commitments. No Credit Party shall: (i) cancel, reduce, excuse, or abate the Capital Commitment of any Investor without the prior written consent of the Administrative Agent and the Required Lenders which, in each case, may be withheld in their sole discretion; or (ii) relieve, excuse, delay, postpone, compromise or abate any Investor from the making of any Capital Contribution (including, for the avoidance of doubt, in connection with any particular Investment of such Credit Party), provided however the Credit Parties may excuse any Investor from funding a Capital Call with respect to which an Investment Exclusion Event applies.

9.13.    Capital Calls. No Credit Party shall make any contractual or other agreement with any Person which shall restrict, limit, penalize or control its ability to make Capital Calls or the timing thereof.

9.14.    ERISA Compliance. No Credit Party shall establish, maintain, have any obligation to contribute to, or have any liability to any Plan as the sponsor or participating employer with respect to such Plan; no Credit Party shall become a party to a collective bargaining or other agreement obligating it to contribute to any Plan; and, except as would not reasonably be expected to have a Material Adverse Effect on the applicable Credit Party, no Credit Party shall incur liability with respect to any Plan that is due and payable from such Credit Party. Except as would not reasonably be expected to result in a Material Adverse Effect, no member of a Credit Party’s Controlled Group shall establish, maintain, or have any obligation to contribute to, any Plan. No Borrower shall fail to satisfy an exception under the Plan Asset Regulations which failure causes the assets of such Borrower to be deemed Plan Assets. No

Credit Party shall take any action, or omit to take any action, which would give rise to a non-exempt prohibited transaction under Section 4975(c)(1)(A), (B), (C) or (D) of the Internal Revenue Code or Section 406(a) of ERISA that would subject the Administrative Agent or the Lenders to any tax, penalty, damages or any other claim or relief under the Internal Revenue Code or ERISA.

9.15.    Dissolution. Without the prior written consent of all Lenders (in their sole discretion), no Credit Party shall take any action to terminate or dissolve, except (x) in compliance with Section 9.2(b) or a Qualified Borrower that has fully repaid its obligations hereunder (without regard to joint obligations).

9.16.    Environmental Matters. Except for such conditions as are in compliance with relevant Environmental Laws or otherwise would not reasonably be expected to result in a Material Adverse Effect, no Credit Party shall: (a) cause or permit any Hazardous Material to be generated, placed, held, located or disposed of on, under or at, or transported to or from, any real property of such Credit Party; or (b) permit any real property of such Credit Party to be used as a dump site or storage site (whether permanent or temporary) for any Hazardous Material.

9.17.    Limitations on Distributions. No Credit Party shall make, pay or declare any Distribution (as defined below) (i) at any time except as permitted pursuant to their Constituent Documents or (ii) at any time during the existence of a Cash Control Event; provided, that the Initial Borrower may declare and pay Distributions in or with respect to any taxable year of the Initial Borrower or any calendar year (as relevant) in an amount not to exceed 110% of the amounts that are required to be distributed to: (A) allow the Initial Borrower to satisfy the minimum distribution requirements imposed by Section 852(a) of the Internal Revenue Code (or any successor thereto) to maintain its eligibility to be taxed as a RIC for any such taxable year or the previous taxable year, (B) reduce to zero for any such taxable year or the previous taxable year its liability for federal income taxes imposed on (y) its investment company taxable income pursuant to Section 852(b)(1) of the Internal Revenue Code (or any successor thereto), and (z) its net capital gain pursuant to Section 852(b)(3) of the Internal Revenue Code (or any successor thereto), and (iii) reduce to zero its liability for federal excise taxes for any such calendar year or the previous calendar year imposed pursuant to Section 4982 of the Internal Revenue Code (or any successor thereto). “Distribution” means any distributions (whether or not in cash) on account of any partnership interest or other equity interest in the Initial Borrower, including as a dividend or other distribution and on account of the purchase, redemption, retirement or other acquisition of any such partnership interest or other equity interest.

9.18.    Limitation on Collateral Account Withdrawals. Without the prior written consent of the Required Lenders and the Administrative Agent, no Credit Party shall make or cause the making of any withdrawal or transfer of funds from any Collateral Account if a Cash Control Event has occurred and is continuing, other than withdrawals for the purpose of repaying Obligations.

9.19.    Fund Structure. No Credit Party shall transfer, withdraw or assign its interest in a Borrower or its obligations under the Loan Documents without the prior written consent of the Administrative Agent, which consent may be granted or withheld in Administrative Agent’s sole and absolute discretion. The Credit Parties shall not form any alternative investment vehicles, parallel investment vehicles or similar vehicles without the prior written consent of the Lenders and the Administrative Agent; provided that, for the avoidance of doubt, the Borrowers shall not be restricted from forming special purpose vehicles wholly-owned (directly or indirectly) by the Initial Borrower for the purposes of making and holding Investments.

9.20.    Limitations of Use of Loan Proceeds. No Credit Party shall use the proceeds of any Loan for the payment to any Investor of any Distribution.

9.21.    Capital Returns. No Credit Party shall return any funds to the Investors which may be the subject of a Capital Call without concurrently delivering to the Administrative Agent a copy of each related Capital Return Notice and a Capital Return Certification.

9.22.    Commitment Period Termination Date. No Credit Party shall take any action which could result in the Commitment Period Termination Date occurring prior to the Stated Maturity Date.

9.23.    Transactions with Affiliates. No Credit Party shall (nor permit any of its Subsidiaries to), sell, lease or otherwise transfer any of its property or assets to, or purchase, lease or otherwise acquire any property or assets from, or make any contribution towards, or reimbursement for, any Federal income taxes payable by any Person or any of its Subsidiaries in respect of income of such Credit Party or Subsidiary, or otherwise engage in any other transactions with, any of its Affiliates (other than Affiliates that are Credit Parties), except (i) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to such Credit Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (ii) any sale or transfer for fair market value and cash consideration of Investments to BDC SPV pursuant to the SPV Loan Sale Agreement and all other instruments or documents related, incidental or necessary thereto and (iii) any capital contribution of Investments to BDC SPV pursuant to the SPV Loan Sale Agreement or any other capital contribution to BDC SPV pursuant to the SPV Loan and Security Agreement, unless (x) a Cash Control Event shall have occurred and be continuing, (y) the Dollar Equivalent of the Principal Obligations exceeds the Available Commitment (including, without limitation, as a result of an Exclusion Event or of any Concentration Limit being exceeded), or the Dollar Equivalent of the Principal Obligations denominated in Alternative Currencies exceeds an amount equal to 105% of the Alternative Currency Sublimit, or (z) the Dollar Equivalent of the Principal Obligations combined with all other Indebtedness of the Borrowers exceeds the maximum amount permitted to be incurred under the Constituent Documents of the Credit Parties; provided that the Credit Parties agree that they shall not sell, transfer or contribute Investments to BDC SPV described in clauses (ii) or (iii) of this Section 9.23, other than as they may reasonably deem to be necessary or appropriate to obtain financing for such investments pursuant to the SPV Loan and Security Agreement. For the avoidance of doubt, to the extent permitted under Section 9.17, any Credit Party shall be permitted to make tax distributions to its partners or shareholders to pay the taxes attributable to the income of such Credit Party.

9.24.    Deposits to Collateral Accounts. No Credit Party shall (nor permit any of its Subsidiaries to), deposit or otherwise credit, or cause or permit to be so deposited or credited, to the Collateral Accounts cash or cash proceeds other than Capital Contributions.

9.25.    Deemed Capital Contributions. The Borrowers shall not reinvest current cash flow from Investments and/or net proceeds from Investment dispositions in accordance with Section 6 of the Subscription Agreement or its applicable Constituent Document if (a) an Event of Default has occurred and is continuing, or (b) such reinvestment would reduce the Unfunded Capital Commitment of any Investor and cause the Dollar Equivalent of the Principal Obligations to exceed the Available Commitment, unless with respect to this clause (b), prior to such reinvestment, the Borrowers shall make any resulting prepayment required under Section 3.5(b).

9.26.    Transaction Information. Unless requested by the Managing Agent for any Lender Group, none of the Credit Parties shall provide Transaction Information to any NRSRO which to its knowledge relates to an initial credit rating of, or undertaking credit rating surveillance on, the Commercial Paper of its related Conduit Lender.

Section 10.	EVENTS OF DEFAULT

10.1.    Events of Default. An “Event of Default” shall exist if any one or more of the following events (herein collectively called “Events of Default”) shall occur and be continuing (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)    (i) the Borrowers shall fail to pay when due any principal of the Obligations, including, without limitation, any failure to pay any amount required under Section 3.5(b); or (ii) the Borrowers shall fail to pay when due any interest on the Obligations or any fee, expense, indemnity or other payment required hereunder, or under any other Loan Document, and such failure under this clause (ii) shall continue for three (3) Business Days thereafter;

(b)    any representation or warranty made or deemed made by or on behalf of the Credit Parties (in each case, as applicable) under this Credit Agreement, or any of the other Loan Documents executed by any one or more of them, or in any certificate or statement furnished or made to the Administrative Agent or Lenders or any one of them by the Credit Parties (in each case, as applicable) pursuant hereto, in connection herewith or with the Loans, or in connection with any of the other Loan Documents, shall prove to be untrue or inaccurate in any material respect as of the date on which such representation or warranty is made and the adverse effect of the failure of such representation or warranty shall not have been cured within thirty (30) days after the earlier of: (i) written notice thereof has been given by the Administrative Agent to the Borrowers or (ii) a Responsible Officer of a Credit Party obtains knowledge thereof;

(c)    default shall occur in the performance of: (i) any of the covenants or agreements contained herein (other than the covenants contained in Sections 3.5(b), 8.1(d) (solely with respect to the occurrence of an Event of Default), and Sections 9.1 through 9.26) by the Credit Parties; or (ii) the covenants or agreements of the Credit Parties contained in any other Loan Documents executed by such Person, and, in the case of clauses (i) and (ii), such default shall continue uncured to the satisfaction of the Administrative Agent for a period of thirty (30) days after the earlier of: (x) written notice thereof has been given by the Administrative Agent to the Borrowers or (y) a Responsible Officer of a Credit Party obtains knowledge thereof;

(d)    default shall occur in the performance of any of the covenants or agreements of any Credit Party contained in Section 3.5(b), Section 8.17, or any one of Sections 9.1 through 9.26;

(e)    default shall occur in the performance of Section 8.1(d) (solely with respect to the occurrence of an Event of Default) and such default shall continue uncured for three (3) Business Days after the earlier of: (x) written notice thereof has been given by the Administrative Agent to the Borrowers or (y) a Responsible Officer of a Credit Party obtains knowledge thereof;

(f)    other than (x) in compliance with and as a result of the operation of the Loan Documents or (y) as a result of any action or inaction by the Administrative Agent or any Lender, any of the Loan Documents executed by the Credit Parties: (i) shall cease, in whole or in part, to be legal, valid, binding agreements enforceable against the Credit Parties, as the case may be, in accordance with the terms thereof; (ii) shall in any way be terminated or become or be declared ineffective or inoperative; or (iii) shall in any way whatsoever cease to give or provide the respective first priority (subject to Permitted Liens) Liens, security interest, rights, titles, interest, remedies, powers, or privileges intended to be created thereby;

(g)    default shall occur with respect to the payment of any Indebtedness of the Credit Parties in equal to or in excess of the Threshold Amount or any such Indebtedness shall become due before its stated maturity by acceleration of the maturity thereof or shall become due by its terms and in either case shall not be promptly paid or extended;

(h)    any Credit Party, Managing Entity or the Investment Advisor shall: (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, sequestrator, conservator, liquidator or similar official of itself or of all or a substantial part of its assets; (ii) file a voluntary petition in bankruptcy or admit in writing that it is unable to pay its debts as they become due; (iii) make a general assignment for the benefit of creditors; (iv) file a petition or answer seeking reorganization of an arrangement with creditors or to take advantage of any Debtor Relief Laws; (v) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization or insolvency proceeding; or (vi) take any partnership, limited liability company or corporate action for the purpose of effecting any of the foregoing;

(i)    an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking reorganization of any Credit Party, Managing Entity or the Investment Advisor, or appointing a receiver, custodian, trustee, intervenor, sequestrator, conservator, liquidator or similar official of any Credit Party, Managing Entity or the Investment Advisor, or of all or substantially all of such Person’s assets, and such order, judgment or decree shall continue unstayed and in effect for a period of sixty (60) days;

(j)    any final judgment(s) for the payment of money equal to or in excess of the Threshold Amount in the aggregate shall be rendered against any Credit Party alone or against one or more of the Credit Parties and such judgment shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Credit Party to enforce any such judgment, unless such judgment is covered in full by insurance or unless it is being appealed and such Credit Party has posted a bond or cash collateral;

(k)    [Reserved];

(l)    the issuance to any Credit Party of any administrative order by any Governmental Authority under any Environmental Law, or the issuance to any Credit Party of any injunctive order by any court under any Environmental Law, which, in the Administrative Agent’s reasonable judgment, will result in a Material Adverse Effect;

(m)    [Reserved];

(n)    Investors having Capital Commitments aggregating ten percent (10%) or greater of the total Capital Commitments of Investors (calculated without duplication of any Capital Commitments of HNW Investors to Pooled Vehicle Investors with the corresponding Unfunded Capital Commitments of such Pooled Vehicle Investors to the Initial Borrower) shall (x) default in their obligation to fund any Capital Calls (on a cumulative basis) when due and such failure shall not be cured within ten (10) Business Days (without regard to any cure or notice periods contained in the applicable Constituent Agreement) and/or (y) repudiate, challenge, or declare unenforceable its Capital Commitment or its obligation to make Capital Contributions to the capital of the Initial Borrower or a Pooled Vehicle Investor pursuant to a Capital Call;

(o)    any Credit Party or the Investment Advisor fails to fund any Capital Call when due (without regard to any cure or notice periods contained in the applicable Constituent Agreement);

(p)    a Change of Control occurs;

(q)    any Credit Party or the Investment Advisor shall repudiate, challenge, or declare unenforceable its Capital Commitment or its obligation to make Capital Contributions pursuant to a Capital Call or shall otherwise disaffirm any material provision of any Credit Party’s Constituent Document, as applicable;

(r)    any Management Agreement shall cease to be in full force and effect or the Investment Advisor resigns or is removed from said role and is not replaced by an Affiliate of Crescent Capital Group LP within ten (10) days;

(s)    an event shall occur that causes a dissolution or liquidation of any Credit Party other than in accordance with, or as permitted under, the terms of this Credit Agreement; or

(t)    the Commitment Period (as defined in any Subscription Agreement of the Initial Borrower) terminates pursuant to Section 4.3 of the Initial Borrower’s Subscription Agreements.

10.2.    Remedies Upon Event of Default. (a) If an Event of Default shall have occurred, then the Administrative Agent may (and shall at the direction of the Required Lenders): (i) suspend the Commitments of the Committed Lenders; (ii) terminate the Commitment of the Committed Lenders hereunder and declare the occurrence of the Maturity Date; (iii) declare the principal of, and all interest then accrued on, the Obligations to be forthwith due and payable, whereupon the same shall forthwith become due and payable without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind (other than notice of such declaration) all of which the Credit Parties hereby expressly waive, anything contained herein or in any other Loan Document to the contrary notwithstanding; (iv) exercise any right, privilege, or power set forth in Sections 5.2 and 5.3 and the Collateral Documents, including, but not limited to, the initiation of Capital Calls of the Uncalled Capital Commitments; (v) suspend the obligation of the Lenders to maintain LIBOR Rate Loans and/or CDOR Rate Loans; and (vi) without notice of default or demand, pursue and enforce any of the Administrative Agent’s or the Lenders’ rights and remedies under the Loan Documents, or otherwise provided under or pursuant to any Applicable Law or agreement; provided that if any Event of Default specified in Sections 10.1(h) or 10.1(i) shall occur, the principal of, and all interest on, the Obligations shall thereupon become due and payable concurrently therewith, without any further action by the Administrative Agent or the Lenders, or any of them, and without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind, all of which each of the Credit Parties hereby expressly waives.

(b)    Actions with Respect to the Collateral. The Administrative Agent, on behalf of the Secured Parties, is hereby authorized, in the name of the Secured Parties or the name of any Credit Party, at any time or from time to time during the existence of an Event of Default, to: (i) initiate one or more Capital Calls in an amount sufficient to pay the Obligations then due and owing, (ii) notify the Investors to make all payments due or to become due with respect to their Capital Commitments directly to the Administrative Agent on behalf of the Secured Parties or to an account other than the Collateral Accounts, (iii) take or bring in any Credit Party’s name, or that of the Secured Parties, all steps, actions, suits, or proceedings deemed by the Administrative Agent necessary or desirable to effect possession or collection of payments of the Capital Commitments, (iv) complete any contract or agreement of any Credit Party in any way related to payment of any of the Capital Commitments, (v) make allowances or adjustments related to the Capital Commitments, (vi) compromise any claims related to the Capital Commitments, (vii) issue credit in its own name or the name of any Credit Party, or (viii) exercise any other right, privilege, power, or remedy provided to any Credit Party under its respective Constituent Documents and the Subscription Agreements with respect to the Capital Commitments. Regardless of any provision hereof, in the absence of gross negligence, bad faith or willful misconduct by the Administrative Agent or the Secured Parties, neither the Administrative Agent nor the Secured Parties shall be liable for failure to collect or for failure to exercise diligence in the collection, possession, or any transaction concerning, all or part of the Capital Calls or the Capital Commitment or sums due or paid thereon, nor shall they be under any obligation whatsoever to anyone by virtue of the security interests and Liens relating to the

Capital Commitment, subject to the Internal Revenue Code. The Administrative Agent shall give the Initial Borrower notice of actions taken pursuant to this Section 10.2(b) concurrently with, or promptly after, the taking of such action, but its failure to give such notice shall not affect the validity of such action, nor shall such failure give rise to defenses to the Credit Parties’ obligations hereunder. Notwithstanding the above, during the continuance of an Event of Default, the Credit Parties shall be authorized to issue Capital Calls only with the consent of the Administrative Agent in its sole discretion.

(c)    Additional Action by the Administrative Agent. After the occurrence and during the continuance of an Event of Default, issuance by the Administrative Agent on behalf of the Secured Parties of a receipt to any Person obligated to pay any capital contribution shall be a full and complete release, discharge, and acquittance to such Person to the extent of any amount so paid to the Administrative Agent for the benefit of the Secured Parties so long as such amounts shall not be invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other Person under any insolvency law, state or federal law, common law or equitable doctrine. The Administrative Agent, on behalf of the Secured Parties, is hereby authorized and empowered, after the occurrence and during the continuance of an Event of Default, on behalf of any Credit Party or Managing Entity, to endorse the name of any Credit Party or Managing Entity upon any check, draft, instrument, receipt, instruction, or other document or items, including, but not limited to, all items evidencing payment upon a Capital Contribution of any Person to any Credit Party coming into the Administrative Agent’s possession, and to receive and apply the proceeds therefrom in accordance with the terms hereof. After the occurrence and during the continuance of an Event of Default, the Administrative Agent, on behalf of the Secured Parties, is hereby granted an irrevocable power of attorney, which is coupled with an interest, to execute all checks, drafts, receipts, instruments, instructions, or other documents, agreements, or items on behalf of any Credit Party or Managing Entity, either before or after demand of payment of the Obligations, as shall be deemed by the Administrative Agent to be necessary or advisable, in the sole discretion of the Administrative Agent, to protect the first priority security interests and Liens in the Collateral or the repayment of the Obligations, and neither the Administrative Agent nor the Secured Parties, in the absence of gross negligence, bad faith and willful misconduct, shall incur any liability in connection with or arising from its exercise of such power of attorney.

The application by the Administrative Agent of such funds shall, unless the Lenders shall agree otherwise in writing, be the same as set forth in Section 3.4. The Credit Parties acknowledge that all funds so transferred into the Collateral Accounts shall be the property of the applicable Credit Party, subject to the first priority and exclusive (in each case, subject to Permitted Liens) security interest of the Administrative Agent therein.

10.3.    Lender Offset. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender to or for the credit or the account of any Borrower or any other Credit Party against any and all of the obligations of any Borrower or such Credit Party now or hereafter existing under this Credit Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Credit Agreement or any other Loan Document and although such obligations of any Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Committed Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.4(c) and, pending such payment, shall be segregated by such Defaulting Committed Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Committed Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Committed Lender as to which it exercised such right of setoff. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have under Applicable Law. Each Lender agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.4.    Performance by the Administrative Agent. Should any Credit Party or Managing Entity fail to perform any covenant, duty, or agreement contained herein or in any of the Loan Documents, and such failure continues beyond any applicable cure period, the Administrative Agent may, but shall not be obligated to, perform or attempt to perform such covenant, duty, or agreement on behalf of such Person. In such event, the Credit Parties shall, at the request of the Administrative Agent, promptly pay any amount expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent at its designated Agency Services Address, together with interest thereon at the Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly understood that neither the Administrative Agent nor the Lenders assume any liability or responsibility for the performance of any duties of the Credit Parties, the Managing Entities or any related Person hereunder or under any of the Loan Documents or other control over the management and affairs of any Credit Party, any Managing Entity or any related Person, nor by any such action shall the Administrative Agent or the Lenders be deemed to create a partnership arrangement with any Credit Party, any Managing Entity or any related Person.

10.5.    Good Faith Duty to Cooperate. In the event that the Administrative Agent or Required Lenders elect to commence the exercise of remedies pursuant to Section 10.2 or Section 10.3 as a result of the occurrence of any Event of Default, the Credit Parties agree to cooperate in good faith with the Administrative Agent to enable the Administrative Agent to issue Capital Calls and enforce the payment thereof by the Investors, including but not limited to providing contact information for each Investor within two (2) Business Days of request.

Section 11.	AGENCY PROVISIONS

11.1.     Appointment and Authorization of Agents.

(a)    Authority. Each Lender (including any Person that is an assignee, participant, secured party or other transferee with respect to the interest of such Lender in any Principal Obligation or otherwise under this Credit Agreement) (collectively with such Lender, a “Lender Party”) hereby irrevocably appoints, designates and authorizes each Agent (other than a

Managing Agent for a different Lender Group) to take such action on its behalf under the provisions of this Credit Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms hereof and of the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere herein and in the other Loan Documents, no Agent shall have any duties or responsibilities, except those expressly set forth herein and therein, nor shall any Agent have or been deemed to have any fiduciary relationship with any Lender Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any of the other Loan Documents or otherwise exist against any Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The provisions of this Section 11 are solely for the benefit of the Administrative Agent and the Lenders and none of the Credit Parties, the Managing Entities any Investor, or any Affiliate of the foregoing (each, a “Borrower Party”) shall have any rights as a third-party beneficiary of the provisions hereof (except for the provisions that explicitly relate to the Credit Parties in Section 11.10).

(b)    Release of Collateral. The Secured Parties irrevocably authorize the Administrative Agent, at the Administrative Agent’s option and in its sole discretion, to release any security interest in or Lien on any Collateral granted to or held by the Administrative Agent: (i) upon termination of this Credit Agreement and the other Loan Documents, termination of the Commitments and payment in full of all of the Obligations, including all fees and indemnified costs and expenses that are then due and payable pursuant to the terms of the Loan Documents; and (ii) if approved by the Lenders pursuant to the terms of Section 12.1. Upon the request of the Administrative Agent, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 11.1(b).

(c)    Authority of Other Agents. Subject to Section 11.1(a), each Lender hereby irrevocably appoints, designates and authorizes each Agent (other than a Managing Agent for a different Lender Group) to take such action on its behalf under the provisions of this Credit Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms hereof and of the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere herein and in the other Loan Documents, no Agent shall have any duties or responsibilities, except those expressly set forth herein and therein, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any of the other Loan Documents or otherwise exist against any Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The provisions of this Section 11 are solely for the benefit of the Agents and the Lenders and no

Borrower Party, Investor or Affiliate thereof shall have any rights as a third-party beneficiary of the provisions hereof (except for the provisions that explicitly relate to the Credit Parties in Sections 11.9 and 11.10).

11.2.    Delegation of Duties. Each Agent may execute any of its duties hereunder or under the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of legal counsel, accountants, and other professionals selected by such Agent concerning all matters pertaining to such duties. No Agent shall be responsible to any Lender for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care, nor shall it be liable for any action taken or suffered in good faith by it in accordance with the advice of such Persons The exculpatory provisions of this Section 11 shall apply to any such sub-agent of such Agent.

11.3.    Exculpatory Provisions. No Agent nor any of its affiliates, nor any of their respective officers, directors, employees, agents or attorneys-in-fact (each such person, an “Agent-Related Person”), shall be liable for any action taken or omitted to be taken by it under or in connection herewith or in connection with any of the other Loan Documents (except for its own gross negligence, bad faith or willful misconduct) or be responsible in any manner to any Lender Party for any recitals, statements, representations or warranties made by any of the Borrower Parties contained herein or in any of the other Loan Documents or in any certificate, report, document, financial statement or other written or oral statement referred to or provided for in, or received by such Agent under or in connection herewith or in connection with the other Loan Documents, or enforceability or sufficiency therefor of any of the other Loan Documents, or for any failure of any Borrower Party to perform its obligations hereunder or thereunder. No Agent-Related Person shall be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Credit Agreement, or any of the other Loan Documents or for any representations, warranties, recitals or statements made herein or therein or made by any Borrower Party in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Agent-Related Person to the Lenders or by or on behalf of the Borrower Parties to the Agent-Related Person or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Potential Default or Event of Default or to inspect the properties, books or records of the Borrower Parties. The Agents are not trustees for the Lenders and owe no fiduciary duty to the Lenders. Each Lender Party recognizes and agrees that the Administrative Agent shall not be required to determine independently whether the conditions described in Sections 6.2(a) or 6.2(b) have been satisfied and, when the Administrative Agent disburses funds to the Borrowers or accepts any Qualified Borrower Guaranties, it may rely fully upon statements contained in the relevant requests by a Borrower Party.

11.4.    Reliance on Communications. The Agents shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, email, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to any of the Borrower Parties, independent accountants and other experts selected by the Agents with reasonable care). Each Agent may deem and treat each Lender as the owner of its interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with Administrative Agent in accordance with Section 12.11(c). Each Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement or under any of the other Loan Documents unless it shall first receive such advice or concurrence of the Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Loan Documents in accordance with a request of the Required Lenders (or to the extent specifically required, all of the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns).

11.5.    Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default hereunder unless such Agent has received notice from a Lender or a Borrower Party referring to the Loan Document, describing such Potential Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify each Managing Agent and each Managing Agent will notify the Lenders in its Lender Group of its receipt of any such notice, and the Administrative Agent shall take such action with respect to such Potential Default or Event of Default as shall be reasonably directed by the Required Lenders and as is permitted by the Loan Documents.

11.6.    Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that no Agent-Related Person has made any representations or warranties to it and that no act by any Agent-Related Person hereafter taken, including any review of the affairs of any Borrower Party, shall be deemed to constitute any representation or warranty by the Agent-Related Person to any Lender. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower Parties and made its own decision to make its Loans hereunder and enter into this Credit Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of the Borrower Parties which may come into the possession of any Agent-Related Person.

11.7.    Indemnification. Whether or not the transactions contemplated hereby are consummated, the Committed Lenders shall indemnify, upon demand, each Agent-Related Person (to the extent not reimbursed by a Borrower Party and without limiting the obligation of the Borrower Parties to do so), ratably in accordance with the applicable Committed Lender’s respective Committed Lender Pro Rata Share of its Lender Group’s Lender Group Percentage, and hold harmless each Agent-Related Person from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following payment in full of the Obligations) be imposed on, incurred by or asserted against it in its capacity as such in any way relating to or arising out of this Credit Agreement or the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by it under or in connection with any of the foregoing; provided that no Committed Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Person’s gross negligence, bad faith or willful misconduct, or related to another Lender Group; provided, further, that no action taken in accordance with the directions of the Required Lenders or all Lenders, as applicable, shall be deemed to constitute gross negligence, bad faith or willful misconduct for purposes of this Section 11.7. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney costs) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Credit Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower Parties. The agreements in this Section 11.7 shall survive the termination of the Commitments, payment of all of the Obligations hereunder and under the other Loan Documents or any documents contemplated by or referred to herein or therein, as well as the resignation or replacement of any Agent.

11.8.    Agents in Their Individual Capacity. Each Agent (and any successor acting as an Agent) and its Affiliates may make loans to, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any Borrower Party (or any of their Subsidiaries or Affiliates) as though such Agent were not an Agent or a Lender hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding the Borrower Parties or their Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that such Agent shall be under no obligation to provide such information to them. With respect to the Loans made and all obligations owing to it, an Agent acting in its individual capacity shall have the same rights and powers under this Credit Agreement as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

11.9.     Successor Agents.

(a) Resignation of Administrative Agent. (i) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers and subject to the consent of the Borrowers (provided no Event of Default has occurred and is continuing at the time of such resignation), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(ii)    If the Person serving as Administrative Agent is a Defaulting Committed Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrowers and such Person, remove such Person as Administrative Agent and, in consultation with the Borrowers, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(iii)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative

Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 11 and Section 12.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(b)    Resignation of Other Agents. Any other Agent may, at any time, resign upon written notice to the Lenders and the Borrowers. If no successor agent is appointed prior to the effective date of the resignation of the applicable Agent, then the retiring Agent may appoint, after consulting with the Lenders and the Borrowers, a successor Agent from any of the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and shall assume the duties and obligations of such retiring Agent, and the retiring Agent shall be discharged from its duties and obligations as Agent under this Credit Agreement and the other Loan Documents. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 11.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Credit Agreement.

11.10.    Reliance by the Borrowers. The Borrowers shall be entitled to rely upon, and to act or refrain from acting on the basis of, any notice, statement, certificate, waiver or other document or instrument delivered by the Administrative Agent to the Borrowers, so long as the Administrative Agent is purporting to act in its respective capacity as the Administrative Agent pursuant to this Credit Agreement, and the Borrowers shall not be responsible or liable to any Lender (or to any Participant or to any Assignee), or as a result of any action or failure to act (including actions or omissions which would otherwise constitute defaults hereunder) which is based upon such reliance upon Administrative Agent. The Borrowers shall be entitled to treat the Administrative Agent as the properly authorized Administrative Agent pursuant to this Credit Agreement until the Borrowers shall have received notice of resignation, and the Borrowers shall not be obligated to recognize any successor Administrative Agent until the Borrowers shall have received written notification satisfactory to them of the appointment of such successor.

11.11.    Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties hereunder) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Secured Party, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent hereunder.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Secured Party or to authorize Administrative Agent to vote in respect of the claim of any Secured Party in any such proceeding.

Section 12.	MISCELLANEOUS

12.1.    Amendments. Neither this Credit Agreement (including the exhibits hereto) nor any other Loan Document to which any Credit Party is a party, nor any of the terms hereof or thereof, may be amended, waived, discharged or terminated, unless such amendment, waiver, discharge, or termination is in writing and signed by the Administrative Agent (based upon the approval of the Required Lenders), or the Required Lenders (and acknowledged by the Administrative Agent), on the one hand, and such Credit Party on the other hand; and, if the rights or duties of an Agent are affected thereby, by such Agent; provided that no such amendment, waiver, discharge, or termination shall, without the consent of:

(a)    each Lender affected thereby:

(i)    reduce or increase the amount or alter the term of the Commitment of such Lender, alter the provisions relating to any fees (or any other payments) payable to such Lender, or accelerate the obligations of such Lender to advance its portion of any Borrowing, as contemplated in Section 2.5;

(ii)    extend the time for payment for the principal of or interest on the Obligations, or fees or costs, or reduce the principal amount of the Obligations (except as a result of the application of payments or prepayments), or reduce the rate of interest borne by the Obligations (other than as a result of waiving the applicability of the Default Rate), or otherwise affect the terms of payment of the principal of or any interest on the Obligations or fees or costs hereunder;

(iii)    release any Liens granted under the Collateral Documents or any Borrower Guaranties, in each case, except as otherwise contemplated herein or therein, and except in connection with the transfer of interests in the Initial Borrower permitted hereunder or in any other Loan Document; and

(b)    all Lenders:

(i)    except as otherwise provided by Section 9.5, Section 9.6, Section 9.9 or Section 9.12, permit the cancellation, excuse or reduction of the Uncalled Capital Commitment or Capital Commitment of any Included Investor or Designated Investor;

(ii)    amend the definition of “Applicable Requirement”, “Available Commitment”, “Concentration Limit”, “Designated Investor”, “Eligible Institution”, “Eligible HNW Investor”, “Included Investor”, “Maturity Date”, “Principal Obligations”, “Pooled Vehicle Investor”, “HNW Investor” or the definition of any of the defined terms used therein;

(iii)    change the percentages specified in the definition of Required Lenders herein or any other provision hereof specifying the number or percentage of the Lenders which are required to amend, waive or modify any rights hereunder or otherwise make any determination or grant any consent hereunder;

(iv)    consent to the assignment or transfer by any Credit Party of any of its rights and obligations under (or in respect of) the Loan Documents, except as otherwise permitted in Section 9.2, Section 9.7 or Section 9.15; or

(v)    amend the terms of Section 3.5(b) or this Section 12.1.

(c)    the Managing Agent of each Lender Group with a Conduit Lender, amend provisions hereof specifically relating to Conduit Lenders, Commercial Paper or CP Rate Loans.

The Administrative Agent agrees that it will promptly notify the Managing Agents (who will in turn promptly notify the Lenders in their respective Lender Groups) of any proposed modification or amendment to any Loan Document, and deliver drafts of such proposed modification or amendment to the Managing Agents (who will in turn promptly deliver to the Lenders in their respective Lender Groups), prior to the effectiveness of such proposed modification or amendment. Notwithstanding the above, no provisions of Section 11 may be amended or modified without the consent of the Administrative Agent. Any amendment, waiver or consent not specifically addressed in this Section 12.1 or otherwise shall be subject to the approval of Required Lenders.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above: (1) each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersede the unanimous consent provisions set forth herein; (2) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding; and (3) the Administrative Agent may, in its sole discretion, agree to the modification or waiver of any of the other terms of this Credit Agreement or any other Loan Document or consent to any action or failure to act by any Credit Party, if such modification, waiver, or consent is of an administrative nature.

If the Administrative Agent shall request the consent of any Lender to any amendment, change, waiver, discharge, termination, consent or exercise of rights covered by this Credit Agreement, and not receive such consent or denial thereof in writing within ten (10) Business Days of the making of such request by the Administrative Agent, as the case may be, such Lender shall be deemed to have denied its consent to the request.

12.2.    Sharing of Offsets. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Section 4 or Section 12.5) greater than its pro rata share thereof as provided herein, then the Lender (or its related Program Support Provider) receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of obligations owing them; provided that:

(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(ii)    the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Credit Agreement (including the application of funds arising from the existence of a Defaulting Committed Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrowers or any of their Subsidiaries (as to which the provisions of this paragraph shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

12.3.    Sharing of Collateral. To the extent permitted by Applicable Law, each Lender and the Administrative Agent, in its capacity as a Lender, agrees that if it shall, through the receipt of any proceeds from a Capital Call or the exercise of any remedies under any Collateral Documents, receive or be entitled to receive payment of a portion of the aggregate amount of principal, interest and fees due to it under this Credit Agreement which constitutes a greater proportion of the aggregate amount of principal, interest and fees then due to such Lender under this Credit Agreement than the proportion received by any other Lender in respect of the aggregate amount of principal, interest and fees due with respect to any Obligations to such Lender under this Credit Agreement, then such Lender or the Administrative Agent, in its capacity as a Lender, as the case may be, shall purchase participations in the Obligations under this Credit Agreement held by such other Lenders so that all such recoveries of principal, interest and fees with respect to this Credit Agreement, the Notes and the Obligations thereunder held by the Lenders shall be pro rata according to each Lender’s Commitment (determined as of the date hereof and regardless of any change in any Lender’s Commitment caused by such Lender’s receipt of a proportionately greater or lesser payment hereunder). Each Lender hereby authorizes and directs the Administrative Agent to coordinate and implement the sharing of collateral contemplated by this Section 12.3 prior to the distribution of proceeds from Capital Calls or proceeds from the exercise of remedies under the Collateral Documents prior to making any distributions of such proceeds to each Lender or the Administrative Agent, in their respective capacity as the Lenders.

12.4.    Waiver. No failure to exercise, and no delay in exercising, on the part of the Administrative Agent or the Lenders, any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents and the Lenders hereunder and under the Loan Documents shall be in addition to all other rights provided by Applicable Law. No modification or waiver of any provision of this Credit Agreement, the Notes or any of the other Loan Documents, nor consent to departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand. Subject to the terms of this Credit Agreement (including, without limitation, Section 12.1), the Administrative Agent acting on behalf of all Lenders, and the Credit Parties may from time to time enter into agreements amending or changing any provision of this Credit Agreement or the rights of the Lenders or the Credit Parties hereunder, or may grant waivers or consents to a departure from the due performance of the obligations of the Credit Parties hereunder, any such agreement, waiver or consent made with such written consent of the Administrative Agent being effective to bind all the Lenders, except as provided in Section 12.1. A waiver on any one or more occasions shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

12.5.    Payment of Expenses; Indemnity.

(a)    Cost and Expenses. The Borrowers, jointly and severally, shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, including the Administrative Agent’s special counsel, Riemer & Braunstein LLP), in connection with the preparation, negotiation, execution, delivery, syndication and administration of this Credit Agreement and the other Loan Documents and any amendments, modifications, addition of Investors, amendments to any Credit Party’s Constituent Document, joinder of Borrowers, or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out of pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Credit Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided, however, that the Borrowers shall not be liable for the fees and expenses of more than one separate firm of attorneys and local counsel in each applicable jurisdiction.

(b)    Indemnification by the Borrowers. The Borrowers shall indemnify each Affected Party and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Claims), damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrowers or any other Credit Party or Managing Entity), other than such Indemnitee and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including, without limitation, the Credit Facility), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) to the extent relating to the foregoing, any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Credit Party or Managing Entity or any Subsidiary of any Credit Party, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or Managing Entity or any Subsidiary of any Credit Party, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Credit Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the fraud, gross negligence, bad faith or willful misconduct of such Indemnitee or (y) result from a breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, as determined by a court of competent jurisdiction in a final non-appealable judgment. This Section 12.5(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)    Reimbursement by the Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Principal Obligations at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.

(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided that, nothing in this paragraph (d) shall relieve any Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent such damages are determined to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final and non-appealable judgment.

(e)    Payments. All amounts due under this Section shall be payable promptly after demand therefor.

(f)    Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the Obligations hereunder.

12.6.    Notice.

(a)    Notices Generally. Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing (except where telephonic instructions or notices are expressly authorized herein to be given) and shall be deemed to be effective: (a) if by hand delivery, telecopy or other facsimile transmission, on the day and at the time on which delivered to such party at the address or fax numbers specified below; (b) if by mail, on the day which it is received after being deposited, postage prepaid, in the United States registered or certified mail, return receipt requested, addressed to such party at the address specified below; or (c) if by FedEx or other reputable express mail service, on the next Business Day following the delivery to such express mail service, addressed to such party at the address set forth below; (d) if by telephone, on the day and at the time communication with one of the individuals named below occurs during a call to the telephone number or numbers indicated for such party below; or (e) if by email, as provided in Section 12.6(b).

If to the Credit Parties:

At the address specified with respect thereto on Schedule I.

If to Capital One at the Agency Services Address:

Capital One, National Association

4445 Willard Ave., Suite 600

Chevy Chase, MD 20815

Attention: Archana Uppal, Director

Telephone No. (301) 280-0470

E-mail: Archana.Uppal@capitalone.com

If to Capital One as Administrative Agent or Lender:

Capital One, National Association

4445 Willard Avenue, 12th Floor

Chevy Chase, Maryland 20815

Attention:           John J. Walsh IV, Senior Director

Telephone:         (301) 280-2586

E-mail:               John.Walsh@capitalone.com

With a copy to (which shall not constitute notice hereunder):

Riemer & Braunstein LLP

Three Center Plaza

Boston, MA 02108

Attention:          Kevin J. Lyons, Esquire

Telephone:        (617) 880-3433

Fax:                   (617) 692-3433

E-mail:               klyons@riemerlaw.com

If to any other Lender:

At the address and numbers set forth below the signature of such Lender on the signature page hereof or on the Assignment and Assumption or Joinder Agreement of such Lender.

Any party hereto may change its address for purposes of this Credit Agreement by giving notice of such change to the other parties pursuant to this Section 12.6. With respect to any notice received by the Administrative Agent from any Borrower or any Investor not otherwise addressed herein, the Administrative Agent shall notify the Lenders promptly of the receipt of such notice, and shall provide copies thereof to the Lenders.

(b)    Electronic Communication. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such

Lender has notified the Administrative Agent that it is incapable of receiving such notices by electronic communication. Any Credit Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

12.7.    Governing Law. This Credit Agreement and any other Loan Document (except, as to any other Loan Document, as expressly set forth therein), and any claim, controversy or dispute arising under or related to or in connection therewith, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties will be governed by the laws of the State of New York without regard to any conflicts of law principles other than Section 5-1401 of the New York General Obligations Law.

12.8.    Choice of Forum; Consent to Service of Process and Jurisdiction; Waiver of Trial by Jury. Any suit, action or proceeding with respect to this Credit Agreement, the Notes or the other Loan Documents or any judgment entered by any court in respect thereof, shall be brought in the courts of the State of New York, or in the United States Courts located in the Borough of Manhattan in New York City, pursuant to Section 5-1402 of the New York General Obligations Law, and each party hereto hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. Each party hereto hereby irrevocably consents to the service of process in any suit, action or proceeding in said court by the mailing thereof by registered or certified mail, postage prepaid, to such party’s address set forth in Section 12.6. Each party hereto hereby irrevocably waives any objections which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Credit Agreement or the Notes brought in the courts located in the State of New York, Borough of Manhattan in New York City, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN CONNECTION WITH THIS CREDIT AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, WHICH WAIVER IS INFORMED AND VOLUNTARY.

12.9.    Invalid Provisions. If any provision of this Credit Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Credit Agreement, such provision shall be fully severable and this Credit Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Credit Agreement, and the remaining provisions of this Credit Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Credit Agreement, unless such continued effectiveness of this Credit Agreement, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein. If any provision of this Credit Agreement shall conflict with or be inconsistent with any provision of any of the other Loan Documents, then the terms, conditions and provisions of this Credit Agreement shall prevail.

12.10.    Entirety. The Loan Documents embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof and thereof.

12.11.    Successors and Assigns; Participations.

(a)    Successors and Assigns Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrowers nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 12.11(b), (ii) by way of participation in accordance with the provisions of Section 12.11(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 12.11(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 12.11(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b)    Assignments by Committed Lenders. Any Committed Lender may at any time assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that, in each case, any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A)

in the case of an assignment of the entire remaining amount of the assigning Committed Lender’s Commitment and/or the Loans at the time owing to it or in the case of an assignment to a Committed Lender or an Affiliate of a Committed Lender, no minimum amount need be assigned; and;

(B)	in any case not described in Section 12.11(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding hereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Committed Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of such “Trade Date”) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); provided that the Borrowers shall be deemed to have given their consent five (5) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrowers in a written notice to the Administrative Agent received prior to such fifth (5th) Business Day.

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Committed Lender’s rights and obligations under this Credit Agreement with respect to the Loan or the Commitment assigned.

(iii)    Required Consents. The only consents required for any assignment shall be (x) those required by Section 12.11(b)(i)(B) and, (y) the following:

(A)

the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Committed Lender, an Affiliate of a Committed Lender or a Committed Lender that is a member of an existing or new Lender Group that is under common management, administration, sponsorship or provision of liquidity with the assigning Committed Lender’s Lender Group or any of its Affiliates; provided, that the Borrowers shall be deemed to have consented to any such assignment unless they shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and provided, further, that the Borrowers’ consent shall not be required during the primary syndication of the Credit Facility;

(B)

the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Committed Lender with a Commitment or an Affiliate of such Committed Lender; and

(iv)    Assignment and Assumption. The parties to each assignment (and the other members of their respective Lender Groups (or proposed Lender Group for such assignee, if applicable) if such assignor is a Committed Lender assigning its entire Commitment hereunder) shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire if requested by the Administrative Agent.

(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) any Credit Party or Managing Entity or any Credit Party’s or Managing Entity’s Subsidiaries or Affiliates, or (B) to any Defaulting Committed Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Committed Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Committed Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Committed Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) such Defaulting Committed Lender’s full share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Committed Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Committed Lender for all purposes of this Credit Agreement until such compliance occurs.

(viii)    Consequences of Assignment. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 12.11(e), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 4 and Section 12.5 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Committed Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Committed Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this paragraph shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.11(d).

(c)    Assignment by Conduit Lenders to Conduit Assignees. Without limiting the foregoing, each Conduit Lender may, from time to time, with prior or concurrent notice to the Borrower and the Administrative Agent, in one transaction or a series of transactions, assign all or a portion of its interest in the Principal Obligations and its rights and obligations under this Credit Agreement and any other Loan Documents to which it is a party, to a Conduit Assignee. Upon and to the extent of such assignment by the Conduit Lender to a Conduit Assignee: (i) such Conduit Assignee shall be the owner of the assigned portion of the Principal Obligations; (ii) such Conduit Assignee (and any related commercial paper issuer, if such Conduit Assignee does not itself issue commercial paper) and its Program Support Provider(s) and other related parties shall have the benefit of all the rights and protections provided to the Conduit Lender and its Program Support Provider(s) herein and in the other Loan Documents (including any limitation on recourse against such Conduit Assignee or related parties, any agreement not to file or join in the filing of a petition to commence an insolvency proceeding against such Conduit Assignee, and the right to assign to another Conduit Assignee as provided in this paragraph); (iii) such Conduit Assignee shall assume all (or the assigned or assumed portion) of the Conduit Lender’s obligations, if any, hereunder or under any other Loan Document, and the Conduit Lender shall be released from such obligations, in each case to the extent of such assignment, and the obligations of the Conduit Lender and such Conduit Assignee shall be several and not joint; (iv) all distributions in respect of the Principal Obligations assigned shall be made to the applicable Managing Agent, on behalf of the Conduit Lender and such Conduit Assignee on a pro rata basis according to their respective interests; (v) the definition of the term “CP Rate” with respect to the portion of the Principal Obligations funded with commercial paper issued by the Conduit Lender from time to time shall be determined in the manner set forth in the definition of “CP Rate” applicable to the Conduit Lender on the basis of the interest rate or discount applicable to commercial paper issued by such Conduit Assignee (or the related commercial paper issuer, if such Conduit Assignee does not itself issue commercial paper) rather than the Conduit Lender; (vi) the defined terms and other terms and provisions of this Credit Agreement and the other Loan Documents shall be interpreted in accordance with the foregoing; and (vii) if requested by the Managing Agent with respect to the Conduit Assignee, the parties will execute and deliver such further agreements and documents and take such other actions as the Managing Agent may reasonably request to evidence and give effect to the foregoing. No such assignment shall be made to a Conduit Assignee unless the commercial paper of such Conduit Assignee shall have short term credit ratings of “A-1” and “P-1” as of the date of such assignment without the consent of the Borrower. No assignment by the Conduit Lender to a Conduit Assignee of all or any portion of its interest in the Principal Obligations, or any other action pursuant to Sections 12.11(c) or (d) hereof, shall in any way diminish the related Committed Lenders’ obligations under this Credit Agreement, including Section 2.3, to fund any Loan not funded by the Conduit Lender or such Conduit Assignee.

(d)    Consequences of Assignment by a Conduit Lender. In the event that a Conduit Lender makes an assignment to a Conduit Assignee in accordance with clause (e) above, the related Committed Lenders: (i) if requested by the related Managing Agent, shall terminate their participation in the applicable Program Support Agreement to the extent of such assignment; (ii) if requested by the related Managing Agent, shall execute (either directly or through a participation agreement, as determined by such Managing Agent) the Program Support Agreement related to such Conduit Assignee, to the extent of such assignment, the terms of which shall be substantially similar to those of the participation or other agreement entered into by such Committed Lender with respect to the applicable Program Support Agreement (or which shall be otherwise reasonably satisfactory to the related Managing Agent); (iii) if requested by such Conduit Lender, shall enter into such agreements as requested by the Conduit Lender pursuant to which they shall be obligated to provide funding to such Conduit Assignee on substantially the same terms and conditions as is provided for in this Credit Agreement in respect of such Conduit Lender (or which agreements shall be otherwise reasonably satisfactory to such Conduit Lender); and (iv) shall take such actions as the Managing Agent shall reasonably request in connection therewith.

(e)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption and each Lender Joinder Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrowers and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.

(f)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural Person, or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement and (iv) such Participant shall satisfy the requirements set forth in Section 12.22 as if it were a Lender hereunder. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.5(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 12.1 that directly affects such Participant and could not be effected by a vote of the Required Lenders. The Borrowers agree that each Participant shall be entitled to the benefits of Section 4 (subject to the requirements and limitations therein, including the requirements of Section 4.1(f) (it being understood that the documentation required under Section 4.1(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.11(b); provided that such Participant (A) agrees to be subject to the provisions of Section 4.8 as if it were an assignee under Section 12.11(b) and (B) shall not be entitled to receive any greater payment under Sections 4.1 and 4.4, with respect to such participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 4.8(b) with respect to any Participant. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 5.3 as though it were a Lender; provided that such Participant agrees to be subject to Section 12.2 as though it were a Lender.

(g)    Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(h)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(i)    Disclosure of Information. Any Lender may furnish any information concerning any Credit Party or Managing Entity in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 12.17.

12.12.    Defaulting Committed Lenders.

(a)    Defaulting Committed Lender Adjustments. Notwithstanding anything to the contrary contained in this Credit Agreement, if any Committed Lender becomes a Defaulting Committed Lender, then, until such time as such Committed Lender is no longer a Defaulting Committed Lender, to the extent permitted by Applicable Law:

(i)    Waivers and Amendments. Such Defaulting Committed Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement shall be excluded as set forth in the definition of Required Lenders.

(ii)    Defaulting Committed Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Committed Lender (whether voluntary or mandatory, at maturity, pursuant to Section 10 or otherwise) or received by the Administrative Agent from a Defaulting Committed Lender pursuant to Section 12.2 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Committed Lender to the Administrative Agent hereunder; second, as the Borrowers may request (so long as no Potential Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Committed Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Committed Lender’s potential future funding obligations with respect to Loans and funded participations under this Credit Agreement; fourth, to the payment of any amounts owing to the Committed Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Committed Lender as a result of such Defaulting Committed Lender’s breach of its obligations under this Credit Agreement; fifth, so long as no Potential Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Committed Lender as a result of such Defaulting Committed Lender’s breach of its obligations under this Credit Agreement; and sixth, to such Defaulting Committed Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans in respect of which such

Defaulting Committed Lender has not fully funded its appropriate share, and (2) such Loans were made at a time when the conditions set forth in Section 6.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, all Non-Defaulting Committed Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Committed Lender until such time as all Loans are held by the Committed Lenders pro rata in accordance with their Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Committed Lender that are applied (or held) to pay amounts owed by a Defaulting Committed Lender pursuant to this Section 12.12(a)(ii) shall be deemed paid to and redirected by such Defaulting Committed Lender, and each Lender irrevocably consents hereto.

(b)    Defaulting Committed Lender Cure. If the Borrowers and the Administrative Agent agree in writing that a Committed Lender is no longer a Defaulting Committed Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Committed Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Committed Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lender Groups in accordance with the Commitments of the Committed Lender in such Lender Group, whereupon such Committed Lender will cease to be a Defaulting Committed Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Committed Lender was a Defaulting Committed Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Committed Lender to Non-Defaulting Committed Lender will constitute a waiver or release of any claim of any party hereunder arising from that Committed Lender’s having been a Defaulting Committed Lender.

12.13.    All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Credit Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated.

12.14.    Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Credit Agreement.

12.15.    Survival. All representations and warranties made by the Credit Parties herein shall survive delivery of the Notes and the making of the Loans.

12.16.    Full Recourse. The payment and performance of the Obligations shall be fully recourse to the Initial Borrower and its properties and assets. Notwithstanding anything in this Credit Agreement and the Loan Documents to the contrary, the Obligations shall not be recourse to any Managing Entity of a Borrower and the Lenders shall not have the right to pursue any claim or action against such Persons except for any claim or action for actual damages of the Agents or Lenders as a result of any fraud, willful misrepresentation or willful misappropriation of proceeds from the Credit Facility on the part of such Person in which event there shall be full recourse against such Person.

12.17.    Availability of Records; Confidentiality.

(a)    The Administrative Agent and the Lenders acknowledge and agree that this Credit Agreement, all Loan Documents, Borrowing Base Certificates, and all other documents, certificates, opinions, letters of credit, reports, and other material information of every nature or description, and all transactions contemplated thereunder (collectively, “Transaction Information”) are confidential information of the Credit Parties; provided, it is acknowledged and agreed that the Administrative Agent may provide to the Lenders, and that the Administrative Agent and each Lender may provide to any Affiliate of a Lender or Participant or Assignee or proposed Participant or Assignee and each of their respective officers, directors, employees, advisors, auditors, counsel, rating agencies, commercial paper dealers, commercial paper conduit service providers and agents or any other Person as deemed necessary or appropriate in any Lender’s reasonable judgment (so long as such party is advised of the confidential nature of such information), Transaction Information (including originals or copies of this Credit Agreement and other Loan Documents), and may communicate all oral information, at any time submitted by or on behalf of any Borrower Party or received by the Administrative Agent or a Lender in connection with the Loans, the Commitments or any Borrower Party; provided further that, prior to any such delivery or communication, the Lender, Affiliate of a Lender, Participant, or Assignee, or proposed Participant or Assignee or such other Person, as the case may be, shall agree to preserve the confidentiality of all data and information which constitutes Transaction Information or Confidential Information.

(b)    Anything herein to the contrary notwithstanding, the provisions of this Section 12.17 shall not preclude or restrict the Administrative Agent or any Lender from disclosing any Transaction Information or Confidential Information: (i) to their respective accountants, lawyers and regulators; (ii) with the prior written consent of any Credit Party or Managing Entity; (iii) upon the order of or pursuant to the rules and regulations of any Governmental Authority having jurisdiction over such party or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (iv) in connection with any audit by an independent public accountant of such party, so long as such auditor thereto agrees to be bound by the provisions of this Section 12.17 or provisions substantially similar hereto; (v) to examiners or auditors of any applicable Governmental Authority which examines such party’s books and records while conducting such examination or audit; (vi) as otherwise specifically required by Applicable Law; (vi) to (1) any rating agency, or (2) any Commercial Paper dealer, and to any officers, directors, employees, accountants or attorneys of any of the foregoing, provided that with respect to this clause (vi), such recipient has been advised of the confidential nature of such information, has been instructed to keep such information confidential and has agreed to keep such information confidential; (vii) to any related Program Support Providers, provided that with respect to this clause (vii), such recipient has been advised of the confidential nature of such information, has been instructed to keep such information confidential and has agreed to keep such information confidential; (viii) to any actual or prospective Lender, Assignee or Participant, provided that with respect to this clause (viii), such recipient has been advised of the confidential nature of such information, has been instructed to keep such information confidential and has agreed to keep such information confidential; or (ix) to any other provider of credit enhancement or liquidity to a Conduit Lender, provided that with respect to this clause (ix), such recipient has been advised of the confidential nature of such information, has been instructed to keep such information confidential and has agreed to keep such information confidential.

Notwithstanding the foregoing, the Administrative Agent and the Lenders (and each of their respective employees, representatives, or other agents) may disclose to any and all other person, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure. For the avoidance of doubt, the Credit Parties may disclose Transaction Information or Confidential Information to the Investors (it being understood and agreed that the Credit Parties may only disclose the details of the transaction (and not any Loan Document) to the Investors without the consent of the other parties hereto), so long as such Investor is not an institution that directly competes with the Administrative Agent in transactions primarily supported by a pledge (or negative pledge) on the capital commitments to a borrower’s investors.

Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, each of the parties hereto acknowledges and agrees that each Managing Agent with a Conduit Lender in its Lender Group may post to a secured password-protected internet website maintained by such Managing Agent and required by any NRSRO rating the Commercial Paper of its related Conduit Lender in connection with Rule 17g-5, the following information: (a) its Program Support Agreement, (b) a copy of this Credit Agreement (including any amendments), (c) its monthly transaction surveillance reports, and (d) such other information as may be requested by such NRSRO and consented to in writing by the Borrower; provided that such Managing Agent shall take such actions as are necessary to maintain the confidential nature of the documents and information so posted (it being understood that any NRSRO viewing such posted information on such website shall not constitute a breach of this proviso so long as it is informed of the confidential nature of such information on such website or otherwise by the Managing Agent prior to or concurrently with making such information available and has been instructed to keep such information confidential).

12.18.    USA Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Credit Party in accordance with the Patriot Act.

12.19.    Multiple Counterparts. This Credit Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Credit Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Credit Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

12.20.    No Bankruptcy Petition Against any Conduit Lender. Each of the Borrower Parties hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all outstanding Commercial Paper or other rated indebtedness of a Conduit Lender, it will not institute against, or encourage, cooperate with or join any other Person in instituting against, such Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the law of the United States or any state of the United States or the Laws of the Cayman Islands or any other jurisdiction. The provisions of this Section 12.20 shall survive the termination of this Credit Agreement.

12.21.    No Recourse Against any Conduit Lender. Notwithstanding anything to the contrary contained in this Credit Agreement, the obligations of each Conduit Lender under this Credit Agreement and all other Loan Documents are solely the corporate obligations of such Conduit Lender and shall be payable solely to the extent such Conduit Lender has excess cash flow from operations or has received funds which may be used to make payment with respect to such obligations and which funds or excess cash flow are not required to repay when due such Conduit Lender’s matured and maturing Commercial Paper or other rated indebtedness and, to the extent funds are not available to pay such obligations, the claims relating thereto shall not constitute a claim against such Conduit Lender but shall continue to accrue. The payment of any claim (as defined in Section 101 of Title 11 of the Bankruptcy Code) of any party to this Credit Agreement or any other Loan Document against a Conduit Lender shall be subordinated to the payment in full of all of such Conduit Lender’s Commercial Paper and other rated indebtedness. No recourse under or with respect to any obligation, covenant or agreement of any Conduit Lender as contained in this Credit Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any manager or administrator of such Person or any incorporator, stockholder, member, officer, employee or director of such Person or of any such manager or administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise. The provisions of this Section 12.21 shall survive the termination of this Credit Agreement.

12.22.    Term of Agreement. This Credit Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent indemnification obligations not then due) arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full and all Commitments have been terminated. No termination of this Credit Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Credit Agreement which survives such termination.

12.23.    Inconsistencies with Other Documents. In the event there is a conflict or inconsistency between this Credit Agreement and any other Loan Document, the terms of this Credit Agreement shall control; provided that any provision of the Collateral Documents which imposes additional burdens on any Credit Party or further restricts the rights of any Credit Party or any of its Affiliates or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Credit Agreement and shall be given full force and effect.

12.24.    Initial Borrower as Agent. Each Credit Party hereby irrevocably appoints the Initial Borrower as its agent and authorizes and empowers the Initial Borrower to take such actions on behalf of such Credit Party and to exercise such related powers under this Credit Agreement and the other Loan Documents as are delegated to such Borrower by the terms hereof or thereof, together with all such powers as are reasonably incidental hereto or thereto.

12.25.    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be (i) to the extent relevant, the Spot Rate, and (ii) otherwise, the rate at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to Agent from such Borrower in the Agreement Currency, each Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due hereunder in such currency, Agent agrees to promptly return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

12.26.    Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in this Credit Agreement or in any other Loan Document, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGES FOLLOW.

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the day and year first above written.

INITIAL BORROWER:

CRESCENT CAPITAL BDC, INC., a Delaware corporation.

By:
Name:
Title:

Revolving Credit Agreement

Acknowledged and agreed to with respect to Section 5.4 only:

INVESTMENT ADVISOR:

CBDC ADVISORS, LLC

By:
Name:
Title:

Revolving Credit Agreement

ADMINISTRATIVE AGENT AND LENDERS:

CAPITAL ONE, NATIONAL ASSOCIATION, as Administrative Agent, Lead Arranger, Managing Agent for the CONA Lender Group, and a Committed Lender

By:
Name:
Title:

Revolving Credit Agreement